Exhibit 2.2

TRANSACTION AGREEMENT

among

PPL CORPORATION,

TALEN ENERGY HOLDINGS, INC.,

TALEN ENERGY CORPORATION,

PPL ENERGY SUPPLY, LLC,

TALEN ENERGY MERGER SUB, INC.,

C/R ENERGY JADE, LLC,

SAPPHIRE POWER HOLDINGS LLC,

and

RAVEN POWER HOLDINGS LLC

dated as of

June 9, 2014

i

ii

Exhibits

Exhibit A	Term Sheet for Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of NewCo and HoldCo
Exhibit B	Term Sheet for Shareholders Agreement

iii

TRANSACTION AGREEMENT

This Transaction Agreement (as hereafter amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 9, 2014, is among (i) PPL Corporation, a Pennsylvania corporation (“Parent”), (ii) Talen Energy Holdings, Inc., a Delaware corporation (“HoldCo”), (iii) Talen Energy Corporation, a Delaware corporation (“NewCo”), (iv) PPL Energy Supply, LLC, a Delaware limited liability company and, as of the date hereof, a wholly owned indirect Subsidiary of Parent (“Energy Supply”), (v) Talen Energy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), (vi) C/R Energy Jade, LLC, a Delaware limited liability company (“Jade”), (vii) Sapphire Power Holdings LLC, a Delaware limited liability company (“Sapphire”), and (viii) Raven Power Holdings LLC, a Delaware limited liability company (“Raven,” and together with Jade and Sapphire, “RJS”).

RECITALS

WHEREAS, Parent, through certain of its Subsidiaries, is engaged in the Energy Supply Business;

WHEREAS, the board of directors of Parent has determined that it is advisable and in the best interests of its shareholders to separate the Energy Supply Business from Parent and to distribute the Energy Supply Business to Parent’s shareholders in the manner contemplated by this Agreement and the Separation Agreement;

WHEREAS, as of the date hereof, (i) each of HoldCo, NewCo and Merger Sub is a newly formed direct or indirect wholly owned Subsidiary of Parent, and (ii) Energy Supply is a wholly owned indirect Subsidiary of Parent;

WHEREAS, prior to the date hereof, Parent caused HoldCo to be organized under the laws of the State of Delaware, with HoldCo having one (1) share of authorized common stock, par value $0.001 per share (the “HoldCo Common Stock”), which one (1) share was issued to, and as of the date hereof is held by, Parent;

WHEREAS, prior to the date hereof, HoldCo caused NewCo to be organized under the laws of the State of Delaware, with NewCo having one (1) share of authorized common stock, par value $0.001 per share (the “NewCo Common Stock”), which one (1) share was issued to, and as of the date hereof is held by, HoldCo;

WHEREAS, prior to the date hereof, NewCo caused Merger Sub to be organized under the laws of the State of Delaware, with Merger Sub having one hundred (100) shares of authorized common stock, par value $0.001 per share (the “Merger Sub Common Stock”), all of which was issued to, and as of the date hereof is held by, NewCo;

WHEREAS, following the Separation Transactions set forth in the Separation Agreement, the Energy Supply Business (including the Energy Supply Assets (including 100% of the outstanding Capital Stock of Energy Supply) and the Energy Supply Liabilities comprised thereof) will be owned directly or indirectly by HoldCo and its Subsidiaries;

WHEREAS, following the Separation Transactions and immediately prior to the Distribution (as defined below), the board of directors of HoldCo shall increase the authorized number of shares of HoldCo Common Stock to equal the Aggregate HoldCo Amount and cause the one (1) outstanding share of HoldCo Common Stock to split into a number of shares equal to the Aggregate HoldCo Amount;

WHEREAS, following the Separation Transactions and immediately prior to the Distribution, the board of directors of NewCo shall increase the authorized number of shares of NewCo Common Stock to equal the Aggregate Authorized NewCo Amount;

WHEREAS, following the Separation Transactions and the increase in authorized shares of HoldCo and NewCo referenced above and the consummation of the Energy Supply Financing in accordance with the terms of this Agreement, Parent shall consummate the disposition of the Energy Supply Business through a distribution of 100% of the HoldCo Common Stock to the Parent shareholders on a pro rata basis;

WHEREAS, following the Distribution, Merger Sub will be merged with and into HoldCo, with HoldCo surviving the Merger as a wholly owned Subsidiary of NewCo, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, substantially contemporaneous to the Merger, RJS will contribute the RJS Subsidiaries to NewCo in exchange for shares of NewCo Common Stock;

WHEREAS, for United States federal income tax purposes, the Parties intend that (i) the Merger qualify as a tax-free “reorganization” pursuant to Section 368(a) of the Code and that the Merger and the Contribution together qualify as a transaction described in Section 351 of the Code and (ii) the execution of this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the Transactions and to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions and to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

PRE-CLOSING TRANSACTIONS

Section 1.01 Board of Directors and Management.

(a) NewCo Charter and Bylaws. On or prior to the Distribution Date (but prior to the Financing Time and the Distribution Time), Parent and NewCo shall take all necessary corporate action (i) to cause NewCo’s certificate of incorporation to be amended and restated on the terms and conditions set forth in Exhibit A attached hereto and otherwise on terms and conditions mutually satisfactory to the Parties and (ii) to cause the adoption of amended and restated bylaws of NewCo on the terms and conditions set forth in Exhibit A attached hereto and otherwise on terms and conditions mutually satisfactory to the Parties.

(b) HoldCo Charter and Bylaws. On or prior to the Distribution Date (but prior to the Financing Time and the Distribution Time), Parent and HoldCo shall take all necessary corporate action (i) to cause HoldCo’s certificate of incorporation to be amended and restated on the terms and conditions set forth of Exhibit A attached hereto and otherwise on terms and conditions mutually satisfactory to the Parties and (ii) to cause the adoption of amended and restated bylaws of HoldCo on the terms and conditions set forth in Exhibit A attached hereto and otherwise on terms and conditions mutually satisfactory to the Parties.

(c) Boards of Directors of HoldCo; Merger Sub. On or prior to the Distribution Date (but prior to the Financing Time and the Distribution Time), Parent and the New Entities shall take all necessary corporate action to cause, as of immediately prior to the Closing, the board of directors of HoldCo and Merger Sub to consist of an identical number of directors to the number of directors of NewCo set forth on Exhibit A attached hereto, which directors shall be selected or designated in a manner consistent with the manner of selection or designation for the directors of NewCo set forth on Exhibit B attached hereto.

Section 1.02 Financing Arrangements; Payoff Letters.

(a) No later than five (5) Business Days prior to the Closing Date, Parent and Energy Supply shall deliver to the Parties wire instructions and one or more payoff letters (the “Energy Supply Payoff Letters”) in respect of such portion of the Energy Supply Refinanced Debt to be repaid, refinanced or replaced at or substantially concurrently with the Closing from the proceeds of any Energy Supply Financing to be consummated on the Closing Date (such Indebtedness being repaid, refinanced or replaced, the “Energy Supply Closing Refinanced Debt”), providing confirmation that all Security Interests and payment obligations with respect to the Energy Supply Closing Refinanced Debt will be released effective as of the payment in full of the amounts indicated in such payoff letters at the Financing Time.

(b) No later than five (5) Business Days prior to the Closing Date, (i) RJS shall deliver to the Parties (x) wire instructions and one or more payoff letters in respect of the RJS Closing Refinanced Debt (the “RJS Payoff Letters”), if any, providing confirmation that all Security Interests and payment obligations with respect to such RJS Closing Refinanced Debt will be released effective as of the payment in full of the amounts indicated in such payoff letters at the Financing Time and (ii) to the extent that an RJS Financing or an Energy Supply Financing resulting in the repayment in full or replacement of the RJS Refinanced Debt has not been (or will not be) consummated at or prior to the Closing, RJS shall deliver (or cause to be delivered) to Parent and NewCo evidence of the satisfaction of the conditions (if any) in respect of (or the receipt of consents or waivers (if any) from any applicable lenders waiving or amending) any applicable change of control provisions and other events of default arising out of or in connection with the consummation of the Transactions in respect of any such RJS Refinanced Debt that will remain outstanding following the Closing.

Section 1.03 Expenses. No later than five (5) Business Days prior to the Closing Date, (a) each of Parent, NewCo and Energy Supply shall use their reasonable best efforts to deliver to RJS and NewCo and (b) Raven, Jade and Sapphire shall use their reasonable best efforts to deliver to Parent and NewCo, in each case, final invoices and/or releases for all Shared Expenses paid (or to be paid) by such Party or any of its Affiliates prior to or at Closing and, in the case of Parent, Raven, Jade and Sapphire, for all Transaction Expenses and Separation Costs paid (or to be paid) by such Party or any of its Affiliates, in each case subject to and pursuant to Section 11.02, which final invoices and/or releases (i) shall be in form and substance reasonably satisfactory to the Party or Parties to which such invoice and/or release shall be delivered pursuant to this Section 1.03, and (ii) shall indicate that all obligations of Parent, NewCo, Energy Supply or any of their respective Subsidiaries or of Raven, Jade, Sapphire or the

RJS Subsidiaries, as applicable, under or with respect to such Shared Expenses, Transaction Expenses and Separation Costs shall be satisfied (other than contingent indemnification obligations set forth in the written agreements governing such Transaction Expenses) and all amounts owing thereunder shall be paid in full upon receipt of the amounts indicated therein. At Closing, NewCo shall pay or reimburse Parent and/or RJS, as applicable, for such Shared Expenses in order to give effect to the provisions of Section 11.02, subject to true-up pursuant to Section 2.10.

Section 1.04 Distribution Record Date. Prior to the Distribution Date, the board of directors of Parent, in accordance with applicable Law and in consultation with RJS and consistent with the terms of the Separation Agreement, shall establish the Record Date for the Distribution and any necessary or appropriate procedures in connection with the Distribution, including compliance with any NYSE rules relating to notices of record dates and dividends.

Section 1.05 Increase in Authorized Shares; Stock Split. Prior to the Distribution, the board of directors of HoldCo, in accordance with the DGCL, shall take all actions necessary to (i) increase the authorized number of shares of HoldCo Common Stock to equal the Aggregate HoldCo Amount and (ii) cause each share of HoldCo Common Stock outstanding to be changed and converted into a number of shares of HoldCo Common Stock equal to the Aggregate HoldCo Amount. Prior to the Distribution, the board of directors of NewCo, in accordance with the DGCL, shall take all necessary action to increase the authorized number of shares of NewCo Common Stock to equal the Aggregate Authorized NewCo Amount.

ARTICLE II

CLOSING TRANSACTIONS

Section 2.01 Separation Transactions. Subject to the limitations or other provisions of the Separation Agreement, this Agreement and any Ancillary Agreement, each of Parent, NewCo, HoldCo and Energy Supply shall use its reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable that are required to be taken by it to consummate and make effective the Separation Transactions.

Section 2.02 Closing.

(a) On the terms and subject to the conditions set forth in this Agreement, the consummation (the “Closing”) of the transactions set forth in Section 2.06 through Section 2.09 (the “Closing Transactions”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on the Separation Date and immediately following the Separation Time following satisfaction or waiver (to the extent waiver is permitted by applicable Law) of the conditions to Closing set forth in ARTICLE IX (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied by performance at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Parent, NewCo and RJS may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(b) At the Closing, the Parties shall cause the Closing Transactions to be consummated as set forth in this ARTICLE II and intend that none of the Closing Transactions shall become effective unless all of the Closing Transactions become effective.

Section 2.03 Plan of Reorganization. This Agreement shall constitute a “plan of reorganization” for the Merger under Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, Merger Sub shall merge with and into HoldCo immediately following the Distribution, with HoldCo continuing as the surviving entity.

Section 2.04 Energy Supply Refinancing and Debt Payoff. Following the Separation Time and immediately prior to the Distribution (the “Financing Time”), Energy Supply shall use its reasonable best efforts to incur the portion of the Energy Supply Financing to be consummated on the Closing Date and receive the net proceeds thereof, in connection with which it shall pay to the intended beneficiaries thereof, as identified in the Energy Supply Payoff Letters delivered by Parent and Energy Supply prior to the Closing Date, the amounts specified in the Energy Supply Payoff Letters.

Section 2.05 The Distribution.

(a) Following the Financing Time and immediately prior to the Merger (the “Distribution Time”), Parent will cause the Exchange Agent to distribute (the “Distribution”) all of the outstanding shares of HoldCo Common Stock then owned by Parent to the Record Holders as set forth in this Section 2.05(a), and to credit the appropriate number of such shares of HoldCo Common Stock to book entry accounts for each such Record Holder. Each Record Holder shall be entitled to receive one (1) share of HoldCo Common Stock for each share of Parent Common Stock held by such Record Holder as of the Record Date. No action by any Record Holder shall be necessary for such Record Holder to receive the applicable number of shares of HoldCo Common Stock such Record Holder is entitled to in the Distribution.

(b) Upon the consummation of the Distribution, Parent shall deliver to the Exchange Agent a global certificate or certificates representing the shares of HoldCo Common Stock being transferred in the Distribution for the account of the Record Holders entitled thereto. The Exchange Agent shall hold such certificate or certificates in trust, as the case may be, for the account of the Record Holders pending the Merger.

Section 2.06 The Merger.

(a) Merger. Following the Distribution Time and at the Effective Time, on the terms and subject to the conditions of this Agreement, Merger Sub shall be merged (the “Merger”) with and into HoldCo in accordance with the provisions of the DGCL, whereupon the separate corporate existence of Merger Sub shall cease, and HoldCo shall continue as the surviving entity in the Merger (HoldCo, as the surviving entity in the Merger is sometimes referred to herein as the “Surviving Company”) and shall be a wholly owned direct Subsidiary of NewCo. At the Effective Time, HoldCo shall return its one (1) share of NewCo Common Stock to NewCo for cancellation without payment of any consideration therefor.

(b) Certificate of Merger. Following the Distribution Time and substantially contemporaneous to the Contributions, HoldCo shall execute and file a certificate of merger (the “Certificate of Merger”), in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is agreed among the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

(c) Effects of the Merger. The effects of the Merger shall be as provided in this Agreement (including ARTICLE III), the Certificate of Merger and the applicable provisions of the

DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of HoldCo and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of HoldCo and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL.

(d) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of HoldCo as in effect immediately prior to the Effective Time (which, for the avoidance of doubt shall be as provided in Section 1.01(b)) shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law; provided, that, from and after the Effective Time, a new article shall be added thereto, reading substantially as follows:

“Other than the election or removal of directors of the Corporation, any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Certificate of Incorporation the approval of the shareholders of the Corporation shall, pursuant to Section 251(g)(7)(i) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the shareholders of NewCo (or any successor by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or this Certificate of Incorporation.”

(e) Bylaws. At the Effective Time, the bylaws of HoldCo as in effect immediately prior to the Effective Time (which, for the avoidance of doubt shall be as provided in Section 1.01(b)) shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(f) Directors and Officers. The directors of HoldCo immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time (which, for the avoidance of doubt shall be as provided in Section 1.01(c)). The officers of HoldCo immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time. Each of such officers and directors of the Surviving Company shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of incorporation and/or bylaws of the Surviving Company or until their earlier resignation or removal or as otherwise provided by applicable Law.

Section 2.07 RJS Separation Transactions and Contributions.

(a) RJS Separation Plan. Schedule 2.07(a) sets forth a separation plan (the “RJS Separation Plan”) pursuant to which Raven, Jade and Sapphire may (but shall have no obligation to) (i) contribute all of the Capital Stock in the Existing RJS Subsidiaries to a newly formed Person that, as of such date and as of the Closing Date, individually or collectively, shall be wholly owned by Raven, Jade and Sapphire (“RJS HoldCo”), which may, in turn, further contribute such Capital Stock in the Existing RJS Subsidiaries to one or more wholly owned Subsidiaries (including newly formed Subsidiaries) of RJS Holdco (collectively, the “RJS Separation Transactions”). Notwithstanding anything in this Agreement to the contrary, to the extent Raven, Jade and Sapphire engage in the RJS Separation Transactions, (A) none of RJS or any RJS Subsidiary shall enter into or otherwise agree to any modification of the RJS Separation Plan adverse in any material respect to Parent, Energy Supply or any member of the Energy Supply Group without the consent of Parent and NewCo, which consent shall not be unreasonably withheld, delayed or conditioned, (B) RJS shall not, and shall not permit any of its Affiliates to, cause any RJS Separation Transaction to be accomplished or otherwise consummated in a manner that would (x) have any actual or potential materially adverse tax impact on Energy Supply or any member of the Energy Supply Group in a Post-Distribution Taxable Period or the post-Distribution portion of a Straddle Period or (y) be inconsistent with the Intended Tax-Free Treatment, and (C) RJS shall give notice to Parent and NewCo of any material modification to the RJS Separation Plan and will consult with Parent and NewCo in good faith to determine whether such change would be permitted under this Agreement.

(b) Raven Contribution. Substantially contemporaneous with the Merger and the other Contributions, Raven shall contribute, assign, transfer, convey and deliver to NewCo (the “Raven Contribution”), and NewCo shall accept, (i) all of the outstanding Capital Stock of Raven Management MM Inc., a Delaware corporation, (ii) 99.9% of the outstanding Capital Stock of Raven Power Group LLC, a Delaware limited liability company, and (iii) all of the outstanding Capital Stock of Raven Power Finance LLC, a Delaware limited liability company (or, to the extent Raven, Jade and Sapphire engage in the RJS Separation Transactions, in lieu of the foregoing Capital Stock described in the immediately preceding clauses (i) through (iii), all of the outstanding Capital Stock of RJS Holdco that is held by Raven), in each case free and clear of any Security Interest other than (x) Security Interests securing the Financings, (y) subject to the repayment of the RJS Refinanced Debt in accordance with Section 2.09 or solely to the extent that any RJS Refinanced Debt would remain outstanding following the Closing in accordance with the terms of this Agreement, any Security Interest securing such RJS Refinanced Debt and (z) Security Interests set forth on Section 6.04(a)(ii) of the RJS Disclosure Letter. In consideration of the Raven Contribution, NewCo shall issue to Raven a number of shares of NewCo Common Stock equal to (i) the Raven Percentage, multiplied by (ii) 35%, multiplied by (iii) the Aggregate Outstanding NewCo Amount.

(c) Jade Contribution. Substantially contemporaneous with the Merger and the other Contributions, Jade shall contribute, assign, transfer, convey and deliver to NewCo (the “Jade Contribution”), and NewCo shall accept, (i) all of the outstanding Capital Stock of Topaz Power Management II GP, LLC, a Delaware limited liability company, (ii) all of the outstanding Capital Stock of Topaz Power Management II LP, LLC, a Delaware limited liability company, (iii) all of the outstanding Capital Stock of Topaz Power Group, LLC, a Delaware limited company and (iv) all of the outstanding Capital Stock of C/R Topaz Holdings, LLC, a Delaware limited liability company (or, to the extent Raven, Jade and Sapphire engage in the RJS Separation Transactions, in lieu of the foregoing Capital Stock described in the immediately preceding clauses (i) through (iv), all of the outstanding Capital Stock of RJS Holdco that is held by Jade), in each case free and clear of any Security Interest other than (x) Security Interests securing the Financings, (y) subject to the repayment of the RJS Refinanced Debt in accordance with Section 2.09 or solely to the extent that any RJS Refinanced Debt would remain outstanding following the Closing in accordance with the terms of this Agreement, any Security Interest securing such RJS Refinanced Debt and (z) Security Interests set forth on Section 6.04(a)(ii) of the RJS Disclosure Letter. In consideration of the Jade Contribution, NewCo shall issue to Jade a number of shares of NewCo Common Stock equal to (i) the Jade Percentage, multiplied by (ii) 35%, multiplied by (iii) the Aggregate Outstanding NewCo Amount.

(d) Sapphire Contribution. Substantially contemporaneous with the Merger and the other Contributions, Sapphire shall contribute, assign, transfer, convey and deliver to NewCo (the “Sapphire Contribution” and together with the Raven Contribution and the Jade Contribution, the “Contributions”), and NewCo shall accept, (i) all of the outstanding Capital Stock of MEG Yellow Pine, LLC, a Delaware limited liability company, (ii) all of the outstanding Capital Stock of Sapphire Power LLC, a Delaware limited liability company and (iii) all of the outstanding Capital Stock of Morris Energy Management Company, LLC, a Delaware limited liability company (or, to the extent Raven, Jade and Sapphire engage in the RJS Separation Transactions, in lieu of the foregoing Capital Stock described in the immediately preceding clauses (i) through (iii), all of the outstanding Capital Stock of RJS Holdco that is held by Sapphire), in each case free and clear of any Security Interest other than (x) Security

Interests securing the Financings, (y) subject to the repayment of the RJS Refinanced Debt in accordance with Section 2.09 or solely to the extent that any RJS Refinanced Debt would remain outstanding following the Closing in accordance with the terms of this Agreement, any Security Interest securing such RJS Refinanced Debt and (z) Security Interests set forth on Section 6.04(a)(ii) of the RJS Disclosure Letter. In consideration of the Sapphire Contribution, NewCo shall issue to Sapphire a number of shares of NewCo Common Stock equal to (i) the Sapphire Percentage, multiplied by (ii) 35%, multiplied by (iii) the Aggregate Outstanding NewCo Amount.

(e) BargeCo Contribution. Following the date of this Agreement and prior to the earlier of the second (2nd) anniversary of the Closing Date and the Termination Date, the Parties shall cooperate in good faith to identify a method for the contribution to NewCo of all of the outstanding Capital Stock of Raven Power BargeCo LLC, a Delaware limited liability company (“BargeCo”), which complies with all applicable Law. In the event the Parties are unable to identify such a method prior to the Closing Date, one or more of the RJS Subsidiaries, as applicable, shall enter into one or more agreements (or amendments to existing agreements) with BargeCo to be effective from and after the Closing for coal transportation and related services, which such agreements (or amendments to existing agreements) will provide for a term that extends for not less than two (2) years after the Closing and otherwise be in form and substance reasonably satisfactory to the Parties, subject to the requirements of applicable Law; provided, however, that such agreements (or amendments to existing agreements) shall result in neither increased Liability on the part of, nor increased benefits to, BargeCo compared to the agreements between BargeCo and any RJS Subsidiary in effect on the date of this Agreement. If, at any time following the Closing Date, an Affiliate of RJS that, directly or indirectly, owns the Capital Stock of BargeCo sells such Capital Stock of BargeCo to a third party or BargeCo sells its barges to a third party, then RJS shall cause the proceeds of any such sale to promptly be paid over to NewCo.

(f) RJS Allocations. No later than five (5) Business Days prior to the Closing Date, RJS shall provide written notice to Parent and NewCo of the Raven Percentage, the Jade Percentage and the Sapphire Percentage (it being understood that the sum of the Raven Percentage, the Jade Percentage and the Sapphire Percentage shall equal 100%).

(g) Tax Treatment. The Parties intend that the Merger and the Contributions shall together qualify as a contribution of property described in Section 351 of the Code, and that the Internal Contributions qualify as contributions of property described in Section 351 of the Code.

(h) Resignations. At or prior to the Closing, except as otherwise agreed between NewCo and RJS in writing, RJS shall cause each employee and director of RJS and its Affiliates who will not be employed by any RJS Subsidiary immediately after the Closing Date to be removed or resign, effective not later than the Closing Date, from all boards of directors or similar governing bodies, and from all positions as officers, of any RJS Subsidiary on which they serve.

Section 2.08 Internal Contribution. Immediately following the Contributions, NewCo shall contribute, assign, transfer, convey and deliver to HoldCo and HoldCo shall, contribute, assign, transfer, convey and deliver to Energy Supply, and Energy Supply shall accept, all of the Capital Stock or other interests received by NewCo pursuant to the Contributions (the “Internal Contributions”).

Section 2.09 RJS Debt Payoff. With respect to any RJS Closing Refinanced Debt, Energy Supply shall, immediately following the Merger, the Contributions, and the contributions made pursuant to Section 2.08, use its reasonable best efforts to incur Indebtedness pursuant to the Energy Supply Financing sufficient to pay to the intended beneficiaries thereof, as identified in the RJS Payoff Letters delivered by RJS prior to the Closing Date, the amounts specified in the RJS Payoff Letters.

Section 2.10 Expense True-Up. Not later than sixty (60) days following the Closing Date, each of Parent and RJS shall cause to be prepared and delivered to NewCo and each other a statement setting forth such Party’s good faith calculation of the Shared Expenses paid by such Party or any of its Affiliates, including detailed calculations thereof (and of the components thereof) and accompanied by reasonable supporting documentation, including an indication of which entity or entities paid or will pay each such expense. NewCo shall promptly pay or reimburse Parent and/or RJS, as applicable, for such Shared Expenses to the extent not previously paid by NewCo in order to give effect to the provisions of Section 11.02.

ARTICLE III

CONVERSION AND EXCHANGE OF SHARES IN THE MERGER

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, HoldCo, NewCo or Merger Sub or the holders of any securities of any of the foregoing:

(a) Each share of HoldCo Common Stock issued and outstanding following the Distribution and immediately prior to the Effective Time, other than any Cancelled Shares, shall be automatically converted into the right to receive one (1) share of NewCo Common Stock. The shares of NewCo Common Stock to be issued upon the conversion of the shares of HoldCo Common Stock pursuant to this Section 3.01(a) is referred to collectively as the “Merger Consideration.” As of the Effective Time, the shares of HoldCo Common Stock converted pursuant to this Section 3.01(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and any holder of any such shares of HoldCo Common Stock shall cease to have any rights with respect thereto, except the right to receive its portion of the Merger Consideration without interest.

(b) Each share of HoldCo Common Stock that is owned or held, directly or indirectly, by NewCo or Merger Sub immediately prior to the Effective Time or owned or held by HoldCo (including in the treasury of HoldCo) or any Subsidiary of HoldCo, in each case immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall be cancelled and retired and shall cease to exist without any conversion thereof, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, par value $0.001 per share of the Surviving Company and shall constitute the only outstanding capital stock of the Surviving Company. From and after the Effective Time, all certificates representing any share of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock, par value $0.001 per share of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Exchange of Certificates.

(a) Pursuant to Section 2.05(b), the Exchange Agent shall hold, in trust for the account of the Record Holders entitled thereto, the global certificate(s) representing all of the outstanding shares of HoldCo Common Stock distributed in the Distribution, and at the Effective Time, by virtue of the Merger, such shares of HoldCo Common Stock shall be converted into shares of NewCo Common Stock in accordance with the terms of Section 3.01.

(b) Prior to the Closing, Parent shall appoint a bank or trust company as exchange agent as agreed upon with RJS (the “Exchange Agent”). Prior to or at the Effective Time, NewCo shall deposit with the Exchange Agent, in trust for the benefit of the holders of record of the outstanding shares of HoldCo Common Stock following the Distribution and immediately prior to the Effective Time, whose shares of HoldCo Common Stock were converted into the right to receive a portion of the Merger Consideration pursuant to Section 3.01 (each such holder of record, a “HoldCo Holder” and collectively the “HoldCo Holders”), evidence in book entry form of the shares of NewCo Common Stock issuable at the Effective Time pursuant to the Merger and in accordance with Section 3.01 and the other provisions of this ARTICLE III. Following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions delivered by NewCo, deliver such NewCo Common Stock to the HoldCo Holders entitled thereto. For the avoidance of doubt, in no event shall the Exchange Agent have the right to vote any shares of NewCo Common Stock held by the Exchange Agent.

Section 3.03 No Further Ownership Rights in HoldCo Common Stock. The applicable portion of the Merger Consideration issued upon conversion of each share of HoldCo Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of HoldCo Common Stock. After the Effective Time, the stock transfer books of HoldCo shall be closed with respect to the shares of HoldCo Common Stock that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of HoldCo Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of HoldCo Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE III.

Section 3.04 Withholding Rights. Parent, NewCo, the Surviving Company or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, as applicable. Any such withheld amounts shall be treated for all purposes of this Agreement, as having been paid to the Persons otherwise entitled thereto, and Parent, NewCo, the Surviving Company or the Exchange Agent, as the case may be, shall disburse such withheld amount to the applicable Tax authority.

Section 3.05 No Liability. None of the Parties or the Exchange Agent shall be liable to any Person in respect of any shares of HoldCo Common Stock or NewCo Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.06 No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holders of HoldCo Common Stock in connection with the Merger.

ARTICLE IV

[RESERVED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE ENERGY SUPPLY BUSINESS

For all purposes of this ARTICLE V, for the avoidance of doubt, Energy Supply and each other member of the Energy Supply Group shall be a Subsidiary of Parent immediately prior to the

Distribution Time (without giving effect to the Distribution). Each of Parent, Holdco, NewCo and Merger Sub hereby represents and warrants to RJS that, except as set forth in the applicable section (or another section to the extent provided in Section 11.14) of the Parent Disclosure Letter:

Section 5.01 Due Organization, Good Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Energy Supply is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent and each of its Subsidiaries has (and, as of the Distribution Time, each member of the Energy Supply Group will have) all requisite power and authority to own, lease and operate the Energy Supply Assets and to carry on the Energy Supply Business as it is now being conducted consistent with past practice. Parent and each of its Subsidiaries is, and, as of the Distribution Time, each member of the Energy Supply Group will be, duly qualified or licensed to do business and in good standing in each jurisdiction in which the Energy Supply Assets owned, leased or operated by it or the nature of the Energy Supply Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE. Each of NewCo, HoldCo and Merger Sub (collectively, the “New Entities”) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each New Entity was formed solely for the purpose of engaging in the Transactions and, prior to the Spin Transactions, will have engaged in no other business activities and will have incurred no Liabilities or obligations other than in connection with the performance of the Transactions in accordance with the terms of this Agreement and the Separation Agreement.

Section 5.02 Subsidiaries. Section 5.02 of the Parent Disclosure Letter sets forth a complete list of each Subsidiary of Energy Supply (collectively, other than PPL Infrastructure Services, LLC, which shall be transferred to PPL Energy Funding Corporation, a Pennsylvania corporation and a wholly owned direct Subsidiary of Parent (“Energy Funding”), in accordance with Section 1.02(a) of the Separation Agreement, the “Energy Supply Subs”) and their respective jurisdictions of incorporation or organization.

Section 5.03 Authorization of Agreement.

(a) The execution, delivery and performance of this Agreement and the Other Transaction Documents by each of Parent, each Subsidiary of Parent and the members of the Energy Supply Group, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective boards of directors or boards of managers or other requisite corporate action and no other corporate, limited liability company or shareholder action on the part of Parent, any Subsidiary of Parent or any member of the Energy Supply Group is necessary to authorize the execution, delivery or performance of this Agreement and the Other Transaction Documents or the consummation of the Transactions (except for (x) further action by the board of directors of Parent required to establish the Record Date for the Distribution and the Distribution Date in accordance with Section 1.04 and Section 2.05, respectively, and the effectiveness of the declaration of the Distribution by the board of directors of Parent and (y) further action by the board of directors of each of HoldCo and NewCo to increase the authorized number of shares of HoldCo Common Stock and NewCo Common Stock, respectively, in accordance with Section 1.05). The approval of the shareholders of Parent is not required to effect the Transactions.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements and Other Transaction Documents to which each is a party, when executed, shall be, duly executed and delivered by each of Parent, each Subsidiary of Parent and the members of the Energy Supply Group, as applicable, and, to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of each such Person enforceable against each such Person, as applicable, in accordance with their terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 5.04 Capital Structure.

(a) All of the authorized, issued and outstanding Capital Stock of Energy Supply is (i) owned by Energy Funding on the date of this Agreement (and, after giving effect to the Separation Transactions and the Spin Transactions, will, in each case, be owned by HoldCo), free and clear of any Security Interest other than Security Interests securing the Financings and (ii) were duly authorized, validly issued and are fully paid and non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal or preemptive or other rights.

(b) Section 5.04(b) of the Parent Disclosure Letter sets forth all of the authorized, issued and outstanding Capital Stock of each of the Energy Supply Subs and the record and beneficial holders thereof. All of the issued and outstanding Capital Stock of each of the Energy Supply Subs is owned directly or indirectly by Energy Supply, free and clear of any Security Interest other than Security Interests securing the Financings, and were duly authorized and validly issued and were not issued in violation of any purchase option, call option, right of first refusal or preemptive or other rights.

(c) As of the date of this Agreement, the authorized Capital Stock of HoldCo consists solely of one (1) share of common stock, par value $0.001 per share. All of the issued and outstanding Capital Stock of HoldCo is (and will be as of the Distribution Time (without giving effect to the Distribution)) owned directly by Parent, free and clear of any Security Interest, and were (and, when issued in accordance with Section 1.05, will be) duly authorized and validly issued and were not (and, when issued in accordance with Section 1.05, will not be) issued in violation of any purchase option, call option, right of first refusal or preemptive or other rights. As of the date of this Agreement, the authorized Capital Stock of NewCo consists solely of one (1) share of common stock, par value $0.001 per share. All of the issued and outstanding Capital Stock of NewCo is (and will be as of the Effective Time (without giving effect to the Merger)) owned directly by HoldCo, free and clear of any Security Interest, and were (and, when issued in accordance with Section 1.05, will be) duly authorized and validly issued and were not (and, when issued in accordance with Section 1.05, will not be) issued in violation of any purchase option, call option, right of first refusal or preemptive or other rights. As of the date of this Agreement, the authorized Capital Stock of Merger Sub consists solely of one hundred (100) shares of common stock, par value $0.001 per share. All of the issued and outstanding Capital Stock of Merger Sub is (and will be as of the Effective Time (without giving effect to the Merger)) owned directly by NewCo, free and clear of any Security Interest other than Security Interests securing the Financings, and were duly authorized and validly issued and were not issued in violation of any purchase option, call option, right of first refusal or preemptive or other rights. Immediately prior to the Distribution, immediately following the Distribution and immediately prior to the Effective Time, there shall be outstanding the number of shares of Holdco Common Stock and NewCo Common Stock determined in accordance with Section 1.05. Immediately following the Effective Time, there shall be outstanding the number of shares of NewCo Common Stock, HoldCo Common Stock, Merger Sub Common Stock and the number of shares of the Surviving Corporation determined in accordance with Section 3.01.

(d) Parent has delivered or made available to RJS, prior to the execution of this Agreement and the Separation Agreement, true and complete copies of the Organizational Documents of each member of the Energy Supply Group.

(e) As of the date hereof, there are no (and, as of the Closing Date, except as required or otherwise permitted by this Agreement or the Employee Matters Agreement, there will be no) (i) authorized, issued, reserved for issuance or outstanding (A) profit participation rights with respect to any member of the Energy Supply Group, (B) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire any Capital Stock of any member of the Energy Supply Group (including, but not limited to, subscriptions, warrants or options of any kind), or (C) rights that are linked to the value of all or any portion of the Capital Stock of any member of the Energy Supply Group (including, but not limited to, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards), (ii) obligations, commitments or agreements to which Parent, any Subsidiary of Parent or any member of the Energy Supply Group is a party, to repurchase, redeem or otherwise acquire, or to issue, deliver or sell, or cause to be issued, delivered or sold, any Capital Stock of any member of the Energy Supply Group and (iii) outstanding Contracts, rights (including, but not limited to, any purchase option, call option, right of first refusal or preemptive or similar rights), obligations, commitments or agreements of any kind with respect to any Capital Stock of any member of the Energy Supply Group to which Parent, any Subsidiary of Parent or any member of the Energy Supply Group is a party or otherwise bound (including, but not limited to, the voting, registration or transfer of the Capital Stock of any member of the Energy Supply Group).

(f) Except pursuant to the Contracts set forth on Section 5.04(f) of the Parent Disclosure Letter, as of the date of this Agreement, the members of the Energy Supply Group and the Energy Supply Business have no outstanding Indebtedness of the types described in clauses (i), (ii) and/or (v) of the definition of “Indebtedness”, and with respect to such Indebtedness, any obligations described in clauses (ix) and (x) of the definition of “Indebtedness”.

Section 5.05 Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement and the Other Transaction Documents by each of Parent, each Subsidiary of Parent and the members of the Energy Supply Group, as applicable, do not, and the consummation of the Transactions by each of Parent, each Subsidiary of Parent and the members of the Energy Supply Group, as applicable, will not (with or without notice or lapse of time or both) (i) violate or conflict with any provision of the Organizational Documents of Parent, any Subsidiary of Parent or any member of the Energy Supply Group, (ii) assuming the Parent Regulatory Approvals have been obtained, violate or conflict in any material respect with any Laws or Orders applicable to Parent, any Subsidiary of Parent or any member of the Energy Supply Group, or any of their respective Assets (including the Energy Supply Assets), (iii) assuming the Parent Regulatory Approvals have been obtained, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or trigger any buy-sell or similar arrangement under, in each case, any provisions of any Permit or Contract to which Parent, any Subsidiary of Parent or any member of the Energy Supply Group is now a party or by which they or any of their Assets (including the Energy Supply Assets) may be bound, or (iv) result in the imposition or creation of any Security Interest upon any of the Energy Supply Assets (including any Capital Stock of any member of the Energy Supply Group), other than (except in respect of any Capital Stock of any member of the Energy Supply Group) Permitted Encumbrances or Security Interests securing the Financings, except, in the case of clause (iii) for any breach, violation, termination, loss, default, acceleration, change or conflict that has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE. Assuming the Parent Regulatory Approvals have been obtained, Section 5.05(a) of the Parent Disclosure Letter sets forth a correct and complete list of all consents or waivers, requirements of prior notice to, or prior action by, any Person that are required for the consummation of the Transactions by each of Parent, each

Subsidiary of Parent and the members of the Energy Supply Group (whether or not subject to the qualification set forth above with respect to the immediately preceding clause (iii)), the failure of which to obtain or make would be material.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) Section 203 of the FPA (the “FERC Approval”), (iv) pre-approvals of license transfers by the Federal Communications Commission (the “FCC”), (v) approvals, filings and/or notices to the Nuclear Regulatory Commission (the “NRC”) of any indirect license transfer deemed to be created by any of the Transactions, (vi) the rules and regulations of the NYSE, (vii) any applicable state securities or blue sky Laws, (viii) the filing requirements in connection with the Merger under the DGCL, (ix) as set forth in Section 5.05(b)(ix) of the Parent Disclosure Letter (the immediately preceding clauses (i) through (ix) collectively, the “Parent Regulatory Approvals”) and (x) as set forth in Section 5.05(b)(x) of the Parent Disclosure Letter and subject to the accuracy of the representations and warranties of RJS in Section 6.05(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Documents by Parent, any Subsidiary of Parent or any member of the Energy Supply Group, the performance by each of Parent, each Subsidiary of Parent and each member of the Energy Supply Group, as applicable, of its obligations hereunder or thereunder or the consummation of the Transactions by any of Parent, any Subsidiary of Parent or any member of the Energy Supply Group, except for such authorizations, consents, approvals or filings, the failure of which to obtain or make is not or would not be material (it being understood that references in this Agreement to “obtaining” or having “obtained” such Parent Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of applicable Law).

Section 5.06 SEC Filings; Financial Information; Absence of Changes.

(a) Since January 1, 2012, Energy Supply has timely filed or furnished all registration statements, prospectuses, forms, reports and documents and related exhibits filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) (such documents and any other documents filed by Energy Supply with the SEC, as have been supplemented, modified or amended since the time of filing and including all schedules, exhibits and other information incorporated by reference therein, collectively, the “Energy Supply SEC Filings”). The Energy Supply SEC Filings (i) have complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder and (ii) did not at the time they were filed (and, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No other member of the Energy Supply Group is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, registration statements, prospectuses, reports or other documents with the SEC by Law or by Contract. Parent has made available to RJS true and complete copies of all comment letters from the staff of the SEC since January 1, 2012 relating to the Energy Supply SEC Filings and all written responses of Parent or Energy Supply thereto. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Energy Supply SEC Filings.

(b) (i) Energy Supply has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Energy Supply’s disclosure controls and procedures are reasonably designed to ensure that all material information disclosed by Energy Supply in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Energy Supply’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and all such required certifications have been made. Since January 1, 2012, Energy Supply has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Energy Supply’s management has completed an assessment of the effectiveness of Energy Supply’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective.

(ii) Energy Supply has, based on its most recent evaluation of internal control prior to the date hereof, disclosed to its auditors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Energy Supply’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Energy Supply’s internal control over financial reporting. Parent has made available to RJS a summary of any such disclosure made by management to the auditors of Energy Supply since January 1, 2012.

(iii) Since January 1, 2012, to the Knowledge of Parent, (A) none of Parent, any of its Subsidiaries or any member of the Energy Supply Group or any director, officer, employee, auditor, accountant or similar representative of any of Parent, any Subsidiary of Parent, or any member of the Energy Supply Group has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of, or with respect to, any member of the Energy Supply Group or the Energy Supply Business, including any material complaint, allegation, assertion or claim that Parent, any Subsidiary of Parent, any member of the Energy Supply Group has engaged in improper accounting or auditing practices, and (B) no attorney representing Parent, any Subsidiary of Parent or any member of the Energy Supply Group, whether or not employed by any such Person, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2011. Each of the principal executive officer of each of Parent and Energy Supply and the principal financial officer of each of Parent and Energy Supply (or each former principal executive officer of each of Parent and Energy Supply and each former principal financial officer of each of Parent and Energy Supply, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Energy Supply SEC Documents and the statements contained in such certifications were true and accurate in all material respects as of their respective dates. There are no “significant deficiencies” or “material weaknesses” (as defined by the Sarbanes-Oxley Act) in the design or operation of Energy Supply’s internal controls and procedures which would reasonably be expected to adversely affect Energy Supply’s ability to record, process, summarize and report financial data.

(iv) To the Knowledge of Parent, as of the date hereof, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened involving Parent, any Subsidiary of Parent or any member of the Energy Supply Group, in each case regarding any accounting practices of any of Parent, any Subsidiary of Parent or any member of the Energy Supply Group.

(c) Each of the consolidated financial statements of Energy Supply (including, in each case, any notes and schedules thereto, or incorporated by reference therein) contained in the Energy Supply SEC Filings (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto and except with respect to unaudited financial statements, the absence of footnote disclosures and normal and recurring adjustments, which are not material, individually or in the aggregate), and (ii) each presented fairly in all material respects the consolidated financial position and results of operations of Energy Supply and its consolidated Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited financial statements, to normal and recurring adjustments, which are not material, individually or in the aggregate).

(d) No member of the Energy Supply Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any member of the Energy Supply Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Energy Supply Business or any member of the Energy Supply Group.

(e) Except for matters reflected or reserved against on the audited consolidated balance sheet of Energy Supply as of the end of the fiscal year ended on December 31, 2013 (the “Energy Supply Audited Balance Sheet”), including the notes thereto, no member of the Energy Supply Group has or is subject to any Liabilities (and there are no Energy Supply Liabilities to which any member of the Energy Supply Group are subject (including, in each case, after giving effect to the Separation Transactions and after giving effect the Spin Transactions)) that would be required under GAAP (as in effect on the date hereof) to be reflected on a consolidated balance sheet of the Energy Supply Group, except in each case for Liabilities that (i) were incurred since December 31, 2013 and in the ordinary course of business, (ii) were incurred in connection with the Transactions or contemplated or permitted by this Agreement (including pursuant to the Energy Supply Financing) or (iii) have not had and would not, individually or in the aggregate, reasonably be expected to have an Energy Supply Business MAE.

(f) Since December 31, 2013, there has not occurred any event, change, effect, development, state of facts, circumstance, condition or occurrence (including any damage, destruction or loss, whether or not covered by insurance) that has had, or would reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE.

(g) (i) Section 5.06(g)(i) of the Parent Disclosure Letter sets forth a true, correct and complete statement as of May 31, 2014 of the following in respect of the members of the Energy Supply Group: (i) the aggregate amount of Cash on hand; (ii) the aggregate amount of outstanding Indebtedness of the types described in clauses (i), (ii) and/or (v) of the definition of “Indebtedness”, and with respect to such Indebtedness, any obligations described in clauses (ix) and (x) of the definition of “Indebtedness”; and (iii) the aggregate amount of intercompany payables and receivables between any member of the Parent Group, on the one hand, and any member of the Energy Supply Group, on the other hand.

(ii) From May 31, 2014 to the date of this Agreement, except as set forth in Section 5.06(g)(ii) of the Parent Disclosure Letter, none of Energy Supply, the New Entities or the Energy Supply Subs has (A) declared, set aside, made or paid any dividends or other distributions, payable in cash, stock, property or otherwise, with respect to any of its equity securities (other than dividends or distributions by any wholly owned Energy Supply Sub to its parent), (B) purchased or otherwise acquired, directly or indirectly, any of its equity securities, (C) incurred any Indebtedness or (D) incurred or settled any intercompany payables or receivables between any member of the Parent Group, on the one hand, and any member of the Energy Supply Group, on the other hand, except as would have been permitted pursuant to Section 7.01(c)(xv)(D) of the Parent Disclosure Letter if such payment or transaction had occurred after the date hereof.

Section 5.07 Information to be Supplied. The information supplied or to be supplied by Parent or its Subsidiaries or any member of the Energy Supply Group for inclusion or incorporation by reference in the NewCo Registration Statement and any other documents required to be filed with the SEC or any other Governmental Authority in connection with the Transactions (i) will comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable and (ii) shall not, on the date of its filing, at the time it becomes effective under the Securities Act (in the case of the NewCo Registration Statement) or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, with respect to projected financial information provided by or on behalf of Parent or its Subsidiaries or any member of the Energy Supply Group, each of Parent, NewCo, HoldCo and Energy Supply represents only that such information was prepared in good faith by management of Parent or its Subsidiaries on the basis of assumptions believed by such Persons to be reasonable as of the time made.

Section 5.08 Litigation. There is no pending or, to the Knowledge of Parent, threatened Action against Parent, any Subsidiary of Parent, any member of the Energy Supply Group or against or in respect of any of the Energy Supply Business, the Energy Supply Assets or the Energy Supply Liabilities, which would reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE. None of Parent, any Subsidiary of Parent, any member of the Energy Supply Group or any of their respective Assets (including the Energy Supply Assets) is a party to or subject to the provisions of any settlement or Order (excluding Orders of general applicability which are not specific to any member of the Energy Supply Group or the Energy Supply Business) which, individually or in the aggregate, are or would reasonably be expected to have an Energy Supply Business MAE.

Section 5.09 Compliance with Laws; Permits.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, each member of the Energy Supply Group is and the Energy Supply Business is currently conducted, and since January 1, 2011, each member of the Energy Supply Group has been, and the Energy Supply Business has been conducted, in each case, in compliance with all applicable Laws and Orders to which they are subject. Since January 1, 2011, none of Parent, any Subsidiary of Parent or any member of the Energy Supply Group has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Authority alleging that any member of the Energy Supply Group, the Energy Supply Business or any Energy Supply Asset is in actual violation of, or failure to comply with, any Law or Order, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE.

(b) Energy Supply and/or one or more of the Energy Supply Subs is in possession of all Permits and all rights under any Contract with any Governmental Authority that are necessary for the conduct of the Energy Supply Business as such business is currently being conducted consistent with past practice (the “Energy Supply Permits”), except where the failure to have any such Energy Supply Permits has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy

Supply Business MAE. All Energy Supply Permits are valid and in full force and effect, and no suspension or cancellation of such Energy Supply Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to be in full force and effect, suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE. Energy Supply and each of the Energy Supply Subs are and have been, and the Energy Supply Business is being and has been conducted, in compliance with the terms and requirements of such Energy Supply Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE.

(c) Notwithstanding anything contained in this Section 5.09, no representation or warranty shall be deemed to be made in this Section 5.09 in respect of Tax, employee benefits, labor, Intellectual Property, environmental or real property matters.

Section 5.10 Contracts.

(a) Except for this Agreement and the Other Transaction Documents or set forth on Section 5.10(a) of the Parent Disclosure Letter, no member of the Energy Supply Group, any of the Energy Supply Assets or the Energy Supply Business is, as of the date hereof, or will be, as a result of the Spin Transactions, a party to or bound by (other than Contracts solely among members of the Energy Supply Group):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), as such term would be applied to the Energy Supply Business as if a separate entity;

(ii) any Contract containing a material covenant not to compete, for “most favored nation” treatment, or exclusivity arrangement in favor of a third party or otherwise purports to limit in any material respect either the Energy Supply Business or the type of business in which any member of the Energy Supply Group may engage or the manner or geographic area in which any of them may so engage in any business;

(iii) any Contract containing an exclusive license to Intellectual Property (whether or not such license is limited to a geographic area or field) that is an Energy Supply Asset;

(iv) any Contract that limits or otherwise restricts the ability of any member of the Energy Supply Group to pay dividends or make distributions to its members or shareholders. other than pursuant to the Financings;

(v) any Contracts under which any member of the Energy Supply Group is or may be liable (after giving effect to the Spin Transactions) for Indebtedness for money borrowed (whether evidenced by notes, debentures, bonds or other similar instruments or otherwise) or evidencing obligations as obligor, guarantor or surety of any other Person (other than another member of the Energy Supply Group) or pursuant to which a Security Interest is imposed upon any Energy Supply Asset in respect of Indebtedness for borrowed money (or a guarantee thereof), other than, in each case, pursuant to the Energy Supply Financing;

(vi) any Contract relating to the formation, creation, governance or control of any partnership, joint venture or similar arrangement that is material to the Energy Supply Business as currently conducted;

(vii) any material Contract for the supply of water or utility services, in each case, that relates to the use, ownership, operation or maintenance of any Energy Supply Facility;

(viii) any interconnection Contract that relates to any Energy Supply Facility;

(ix) any energy management agreement or any other Contract providing for the management or operation of any Energy Supply Facility (and/or the output thereof) by a third party;

(x) any Energy Marketing and Trading Contract, which (with respect to its remaining term and/or obligations) if entered into as of the date of this Agreement would be considered a Specified Energy Marketing and Trading Contract;

(xi) any Contract (other than an Energy Marketing and Trading Contract) with required aggregate payments to or from any member of the Energy Supply Group in excess of $20 million;

(xii) any material Contract that contains a “change of control” provision to which any member of the Energy Supply Group or the Energy Supply Business is a party or is subject;

(xiii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or other Person in respect of any matter that is material to the Energy Supply Business, the Energy Supply Assets or the Energy Supply Liabilities or pursuant to which any member of the Energy Supply Business will be required after the date of this Agreement to pay consideration in excess of $5 million; and

(xiv) any Contract set forth or required to be set forth in Section 5.10(d) of the Parent Disclosure Letter;

(xv) any Contract that relates to the acquisition or disposition of any business or generation facility, whether by merger, sale of stock, sale of assets or otherwise (A) for aggregate consideration in excess of $20 million or (B) with respect to which any member of the Energy Supply Group or the Energy Supply Business has any material outstanding obligation, including any indemnification obligations; and

(xvi) any lease set forth or required to be set forth in Section 5.19(a) of the Parent Disclosure Letter.

Except for Contracts solely among members of the Energy Supply Group, all Contracts of the type described in this Section 5.10(a) and any other such Contracts that may be entered into by any member of the Energy Supply Group after the date hereof and on or prior to the Effective Time in accordance with Section 7.01, together with the Energy Supply Leases are referred to herein as “Energy Supply Material Contracts.” Complete and correct copies (including all material amendments, modifications, extensions, renewals or waivers with respect thereto) of all Energy Supply Material Contracts existing as of the date hereof have been provided, or made available, to RJS.

(b) Each Energy Supply Material Contract is the legal, valid and binding obligation of, and enforceable against, Parent or the Subsidiary of Parent party thereto as of the date of this Agreement (and, as of the Distribution Date, such member of the Energy Supply Group that is or will become a party thereto in connection with or as a result of the Spin Transactions), as applicable, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect in accordance with its terms, except (i) for terminations or expirations at the end of the stated term, (ii) such failures to be legal, valid and binding or to be in full force and effect as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE and (iii) as limited by Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and the application of rules of Law governing equitable remedies of specific performance, injunctive relief and other equitable remedies.

(c) Except, in each case, where such violation, breach, default, event of default, right of termination, cancellation, guaranteed payment, acceleration of obligation or loss of benefit, has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, Parent, each Subsidiary of Parent, and each member of the Energy Supply Group which is a party to each Energy Supply Material Contract is in compliance with all terms and requirements of such Energy Supply Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by Parent, any Subsidiary of Parent or any member of the Energy Supply Group, as applicable, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit, under any such Energy Supply Material Contract. To the Knowledge of Parent, no other party to any Energy Supply Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Energy Supply Material Contract, in each case where such violation, breach, default or event of default would reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE.

(d) Section 5.10(d) of the Parent Disclosure Letter lists each Contract between or among any of the members of the Energy Supply Group, on the one hand, and any member of the Parent Group, on the other hand, that will remain in place following the Closing.

Section 5.11 Employees and Employee Benefits; Labor.

(a) Section 5.11(a) of the Parent Disclosure Letter contains a true and complete list of all material “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, equity compensation, employee loan and all other employee benefit plans, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), which are contributed to, sponsored by or maintained by any member of the Energy Supply Group or by Parent or any Subsidiary of Parent and under which any current or former employee or any individual independent contractor (i.e., a natural person serving in a personal capacity) of any member of the Energy Supply Group or of Parent or any Subsidiary of Parent with respect to the Energy Supply Business (collectively, the “Energy Supply Employees”) has any present or future right to compensation or benefits, excluding any Excluded Liabilities (the “Energy Supply Benefit Plans”).

(b) With respect to each Energy Supply Benefit Plan identified on Section 5.11(a) of the Parent Disclosure Letter, Parent has made available to RJS complete copies of each of the following documents: (i) the Energy Supply Benefit Plan (including all amendments thereto); (ii) the most recent annual report and actuarial report, if required under ERISA or the Code; (iii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA; (iv) if the Energy Supply Benefit Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent annual reports therefor; and (v) the most recent determination letter received from the IRS with respect to each Energy Supply Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Each Energy Supply Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Energy Supply Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification and, to the Knowledge of Parent, no event has occurred that could reasonably be expected to result in the disqualification of such Energy Supply Benefit Plan or the imposition of any material penalty or Tax under ERISA or the Code.

(d) No material Liability under Title IV of ERISA has been incurred by Parent or any Subsidiary of Parent that would constitute an Energy Supply Liability or by any member of the Energy Supply Group, in each case, that has not been satisfied in full when due. No condition exists that could reasonably be expected to result in a material Liability to any member of the Energy Supply Group under Title IV of ERISA.

(e) Except as contemplated in the Employee Matters Agreement, the consummation of the Transactions will not (i) entitle any Energy Supply Employee to severance, bonus, retention or change in control pay, tax gross-up, unemployment compensation or any other payment, in each case, from or payable by any member of the Energy Supply Group or that would constitute an Energy Supply Liability or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity due any such Energy Supply Employee, in each case, from or payable by, or pursuant to any equity compensation arrangement sponsored or maintained by, any member of the Energy Supply Group or that would constitute an Energy Supply Liability.

(f) (i) There are no material pending or, to the Knowledge of Parent, threatened Actions against, by or on behalf of, or any liens filed against or with respect to any of the Energy Supply Benefit Plans; and (ii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agency is pending, or to the Knowledge of Parent, threatened.

(g) None of Parent, any Subsidiary of Parent or any member of the Energy Supply Group is a party to any agreement, Contract or arrangement that could result, separately or in the aggregate, in the payment or benefit to Energy Supply Employees of any “excess parachute payments” within the meaning of Section 280G of the Code.

(h) No Energy Supply Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to any Energy Supply Employees beyond their retirement from service or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) post-retirement welfare or deferred compensation benefits accrued as Liabilities on the books of Parent or its Subsidiaries, or (iv) benefits the full costs of which are borne by the Energy Supply Employee or his or her beneficiary.

(i) Each Energy Supply Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is, in all material respects, in documentary and operational compliance with Section 409A of the Code and associated Treasury Department guidance.

(j) Section 5.11(j) of the Parent Disclosure Letter lists all Energy Supply Collective Bargaining Agreements, other than any immaterial supplements, addendums or side-letters or other immaterial modifications thereto. No other Collective Bargaining Agreements or other Contracts with any labor union or representative of any Energy Supply Employee are being negotiated. There are no union organizing activities, strikes, slowdowns, work stoppages, lockouts or other similar labor controversies or, to the Knowledge of Parent, threats thereof by or with respect to any Energy Supply Employees, nor have there been any of the foregoing since January 1, 2011.

(k) None of Parent or any Subsidiary of Parent (with respect to the employment of Energy Supply Employees) or any member of the Energy Supply Group is subject to any consent or decree or Order with, or citation by, any Governmental Authority relating to employees or labor or employment practices, and, to the Knowledge of Parent, there are no material investigations, audits or similar proceedings by any Governmental Authority alleging breach or violation of any labor or employment Law.

(l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, Parent and its Subsidiaries (with respect to the employment or engagement of Energy Supply Employees) and each member of the Energy Supply Group is, and since at least January 1, 2011 has been, in compliance with all applicable Laws, Contracts, policies, plans and programs relating to the employment of labor, including all Laws with respect to labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, Fair Labor Standards Act compliance, recordkeeping, employee classification, non-discrimination, non-retaliation, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, the payment of employee welfare and retirement and other taxes, and the full payment of all required social security contributions and taxes. To the Knowledge of Parent, each Energy Supply Employee is lawfully authorized to work in the United States.

(m) No Action (including those with respect to alleged unfair labor practices and wrongful employment practices) is pending or, to the Knowledge of Parent, is threatened against or with respect to any of Parent, any Subsidiary of Parent, any member of the Energy Supply Group or the Energy Supply Business by or on behalf of any Energy Supply Employee, any prospective employee or representative thereof, which would reasonably be expected to result in Liability for any of Parent, any Subsidiary of Parent, any member of the Energy Supply Group or against or in respect of any of the Energy Supply Business, the Energy Supply Assets or the Energy Supply Liabilities that would reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE.

(n) To the Knowledge of Parent, as of the date of this Agreement, Parent reasonably expects that with respect to each “multiemployer plan”, as such term is defined in Section 4001(a) of ERISA, to which a member of the Energy Supply Group is obligated to make (or makes) contributions as of the date hereof under a Collective Bargaining Agreement, the building and construction industry exemption contained in Section 4203(b)(1) of ERISA applies to Parent and each such Affiliate.

Section 5.12 Title to and Sufficiency of Energy Supply Assets.

(a) Following the Separation Transactions, following the Spin Transactions and as of immediately prior to the Closing Transactions, except as set forth on Section 5.12(a) of the Parent Disclosure Letter:

(i) the Energy Supply Assets will be sufficient to permit the Energy Supply Group to operate the Energy Supply Business independent from the Parent Group immediately following the Closing (A) in all material respects in compliance with all applicable Laws and Orders and (B) in a manner consistent in all material respects with the operation of the Energy Supply Business on the date of this Agreement consistent with past practice; and

(ii) the members of the Energy Supply Group will have, in all material respects, good, valid and marketable title (free and clear of all Security Interests, other than Permitted Encumbrances or Security Interests securing the Financings) to, or in the case of leased or licensed properties and assets, valid leasehold interests in or valid rights by Contract, Permit or otherwise to use, all of the Energy Supply Assets, in each case as such Energy Supply Assets are currently being used consistent with past practice.

(b) Section 5.12(b) of the Parent Disclosure Letter lists each outstanding Parent Guarantee, the applicable counterparty in favor of which each such Parent Guarantee is issued, and the underlying obligation that is secured thereby.

Section 5.13 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, as it relates to the Energy Supply Business, any Energy Supply Asset or any Energy Supply Liability:

(i) (A) there is no pending or, to the Knowledge of Parent, threatened Action or request for information against Parent, any Subsidiary of Parent or any member of the Energy Supply Group, under or pursuant to any Environmental Law, (B) neither Parent nor any Subsidiary of Parent has received written notice within the last five (5) years from any Person or Governmental Authority alleging that any Energy Supply Asset, the Energy Supply Business, Parent, any Subsidiary of Parent, or any member of the Energy Supply Group has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be subject to Liability under any applicable Environmental Law, which violation or Liability is unresolved, and (C) to the Knowledge of Parent, there are no facts, events or circumstances that would reasonably be expected to result in any such Action;

(ii) (A) Parent and its Subsidiaries and each member of the Energy Supply Group are, and have been, in compliance with all applicable Environmental Laws and with all Permits required under any Environmental Laws for the conduct of their businesses or the operation of their facilities as currently conducted consistent with past practice, and to the Knowledge of Parent, there are no facts, events or circumstances that would reasonably be expected to prevent any member of the Energy Supply Group or the Energy Supply Business from complying with Environmental Laws;

(iii) Parent and its Subsidiaries have, and each member of the Energy Supply Group will have, as of the Distribution Time, all Permits required under Environmental Laws for the operation of their businesses and the operation of their facilities, all such Permits are in effect, and, to the Knowledge of Parent, there is no actual or alleged proceeding to revoke, modify or terminate such Permits or to renew any Permit applications that were not made in a timely manner;

(iv) to the Knowledge of Parent, there has been no past Release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by Parent, any Subsidiary of Parent or any member of the Energy Supply Group or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that (A) would reasonably be expected to result in Liability to Parent, any Subsidiary of Parent, or any member of the Energy Supply Group under, or any Energy Supply Liability in respect of, any Environmental Law or would otherwise interfere with operations of Parent, any Subsidiary of Parent or any member of the Energy Supply Group as currently conducted consistent with past practice, or (B) would require reporting, investigation, remediation, or other corrective or response action by Parent, any Subsidiary of Parent or any member of the Energy Supply Group under any Environmental Law, or that would constitute an Energy Supply Liability, and that, in each case, has not otherwise been resolved through such reporting, investigation, remediation, or other corrective or response action by Parent, any Subsidiary of Parent or any member of the Energy Supply Group; and

(v) none of Parent, any Subsidiary of Parent or any member of the Energy Supply Group is party to any Order that imposes any obligations under any Environmental Law.

(b) The representations and warranties set forth in this Section 5.13, Section 5.05, Section 5.06, Section 5.07, Section 5.10, Section 5.16, and Section 5.18 are the sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials made in this ARTICLE V.

Section 5.14 Taxes.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, (i) none of the members of the Energy Supply Group, the Energy Supply Business or the Energy Supply Assets is subject to any Security Interest for Taxes (other than Permitted Encumbrances) and no outstanding claims for Taxes have been asserted in writing with respect to any of the members of the Energy Supply Group, the Energy Supply Business, the Energy Supply Assets or the Energy Supply Liabilities and (ii) each of the members of the Energy Supply Group has, and Parent and its Subsidiaries have (in respect of the Energy Supply Business and the Energy Supply Assets) paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them and, in respect of Taxes not yet due and payable, has made adequate provision for such Taxes on the consolidated financial statements of Energy Supply and in the Energy Supply Pre-Signing Balance Sheet, in each case in accordance with GAAP.

(b) Except as contemplated by this Agreement or the Separation Agreement, in the two (2) years prior to the Agreement Date, Parent, each Subsidiary of Parent and each member of the Energy Supply Group have not entered into any Proposed Acquisition Transaction or permitted or acquiesced in any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of NewCo’s or HoldCo’s charter or bylaws or otherwise). None of Parent, any Subsidiary of Parent or any member of the Energy Supply Group has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or the Merger and the Contributions from together qualifying as a contribution of property described in Section 351 of the Code or prevent any Separation Transaction from qualifying for the Intended Tax-Free Treatment.

Section 5.15 Regulatory Status.

(a) Section 5.15(a) of the Parent Disclosure Letter identifies and describes in sufficient detail each electric generating facility that is owned or operated by any member of the Energy Supply Group or is otherwise an Energy Supply Asset (such generating facilities, collectively, the “Energy Supply Facilities”).

(b) None of Energy Supply or the New Entities is a “public utility” as defined in the FPA. Section 5.15(b) of the Parent Disclosure Letter identifies the Energy Supply Subs that are “public utilities” as defined in the FPA and are subject to regulation by FERC as public utilities. Except as set forth in Section 5.15(b) of the Parent Disclosure Letter, none of Parent, any Subsidiary of Parent or any member of the Energy Supply Group is subject to regulation as a “public utility” or “public service company” (or similar designation) with respect to its rates, securities issuances or capital structure by any state Governmental Authority.

(c) Each Energy Supply Sub that sells electric energy, capacity and/or certain ancillary services at wholesale in interstate commerce (i) is subject to the jurisdiction of FERC under the FPA, (ii) has been authorized by FERC to make wholesale sales of electric energy, capacity and certain ancillary services at market-based rates pursuant to Section 205 of the FPA (“MBR Authority”) to make wholesale sales of electric energy, capacity and certain ancillary services into the markets in which it sells at market-based rates, subject to the mitigation listed in Section 5.15(c) of the Parent Disclosure Letter, and (iii) except for PPL EnergyPlus, is an Exempt Wholesale Generator (“EWG”) under the Energy Policy Act of 2005 (the “EPAct 2005”) and either has been determined by order of FERC to be an EWG or has filed with FERC a notification of self-certification of EWG status that is complete and accurate in all respects. Neither the MBR Authority of such Energy Supply Subs, nor such Energy Supply Subs’ status as an EWG under the EPAct 2005, is the subject of any pending or, to the Knowledge of Parent, threatened, judicial or administrative proceeding to revoke or modify such status. To the Knowledge of Parent, there are no facts that are reasonably likely to cause such Energy Supply Sub to lose its MBR Authority or its status as an EWG under the EPAct 2005.

(d) Each hydroelectric generating facility that is owned or operated by any member of the Energy Supply Group or is otherwise an Energy Supply Asset is duly licensed by FERC under Part I of the FPA and each such hydroelectric generating facility (i) to the Knowledge of Parent, has continuously been duly licensed by FERC under Part I of the FPA and (ii) is not subject to any pending or, to the Knowledge of Parent, threatened, judicial or administrative proceeding to revoke or modify such license.

Section 5.16 NRC Status.

(a) The operation of Susquehanna Steam Electric Station (“Susquehanna”) is and has since January 1, 2012 been conducted in compliance in all material respects with applicable health, safety, regulatory and other legal requirements. Such legal requirements include, but are not limited to, the NRC Facility Operating Licenses for Susquehanna issued pursuant to 10 C.F.R. Chapter I, and all regulations, requirements and orders related in any way thereto, and all obligations of PPL Susquehanna, LLC (“PPL Susquehanna”), as the operator of Susquehanna, pursuant to contracts with the United States Department of Energy for the disposal of spent nuclear fuel and high-level radioactive waste, and any Laws of the State of Pennsylvania or any agency thereof. As of the date hereof, to the Knowledge of Parent, the operations of Susquehanna are not (and, since the date hereof, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, the operations of Susquehanna have not been) the subject of either any notice of violation that has not been addressed by corrective actions or any material request for information from the NRC or any other agency with jurisdiction over such facility. PPL Susquehanna maintains, and is in compliance in all material respects with, emergency plans designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials and such plans are in compliance in all material respects with the NRC’s rules and regulations.

(b) With respect to all periods commencing on or after January 1, 2012 and ending on or prior to the Closing Date: (i) PPL Susquehanna’s Qualified Decommissioning Fund consists of one or more trusts that are validly existing and in good standing under the Laws of their respective jurisdictions of formation with all requisite authority to conduct their affairs as they now do; (ii) PPL Susquehanna’s Qualified Decommissioning Fund satisfies the requirements necessary for such fund to be treated as a “Nuclear Decommissioning Reserve Fund” within the meaning of Code Section 468A(a) and as a “Nuclear Decommissioning Fund” and a “Qualified Nuclear Decommissioning Fund” within the meaning of Treasury Regulation Section l.468A-l(b)(3); (iii) PPL Susquehanna’s Qualified Decommissioning Fund is in compliance in all material respects with all applicable rules and regulations of any Governmental Authority having jurisdiction, including the requirements of the NRC with respect to the minimum funds for radiological decommissioning and NRC license termination and the requirements of the IRS, (iv) PPL Susquehanna’s Qualified Decommissioning Fund has not engaged in any acts of “self-dealing” as defined in Treasury Regulation Section 1.468A-5(b)(2); (v) no “excess contribution”, as defined in Treasury Regulation Section 1.468A-5(c)(2)(ii), has been made to PPL Susquehanna’s Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treasury Regulation Section 1.468A-5(c)(2)(i); and (vi) PPL Susquehanna has made timely and valid elections to make annual contributions to PPL Susquehanna’s Qualified Decommissioning Fund and Parent has heretofore delivered copies of such elections to RJS. As used in this Agreement, the term “Qualified Decommissioning Fund” means all amounts contributed to qualified funds for administrative costs and costs incurred in connection with the entombment, dismantlement, removal and disposal of the structures, systems and components of a unit of common facilities, including all costs incurred in connection with the preparation for decommissioning, such as engineering and other planning expenses incurred with respect to the unit of common facilities after actual decommissioning occurs, such as physical security and radiation monitoring expenses.

(c) Parent has heretofore made available to RJS a copy of PPL Susquehanna’s decommissioning trust agreements.

(d) With respect to all periods commencing on or after January 1, 2012 and ending on or prior to the Closing Date, PPL Susquehanna and/or The Bank of New York Mellon, the Trustee of the PPL Susquehanna’s Qualified Decommissioning Fund (the “Trustee”) has/have filed or caused to be filed with the NRC, the IRS and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by PPL Susquehanna and/or the Trustee of PPL Susquehanna’s Qualified Decommissioning Fund. Parent has made available to RJS a copy of the schedule of ruling amounts most recently issued by the IRS for PPL Susquehanna’s Qualified Decommissioning Fund and a copy of any pending request for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto.

(e) Parent has made available to RJS a statement of assets prepared by the Trustee for PPL Susquehanna’s Qualified Decommissioning Fund as of December 31, 2013 and as of May 31, 2014 and will make such a statement available as of the most recently available month end preceding the Closing, and such statements fairly presented and will fairly present as of such dates the financial position of each of PPL Susquehanna’s Qualified Decommissioning Funds. Parent has made available to RJS information from which RJS can determine the Tax basis of all assets in PPL Susquehanna’s Qualified Decommissioning Fund and will make such a statement available as of the most recently available month end preceding the Closing.

(f) PPL Susquehanna’s Qualified Decommissioning Funds do not include funds designated or intended for obligations other than radiological decommissioning as required by the NRC for license termination.

(g) PPL Susquehanna maintains or otherwise has access to funds to meet the requirements of the NRC with respect to NRC spent fuel management costs, NRC spent fuel storage installation decommissioning, and other state or federal decommissioning or site restoration obligations.

(h) PPL Susquehanna does not maintain any funds for radiological decommissioning and NRC license termination in any nonqualified decommissioning trusts.

Section 5.17 Intellectual Property Related to the Energy Supply Business.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, (i) the Energy Supply Business as currently conducted by Parent and its Subsidiaries and conducted since January 1, 2012 does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party; (ii) to the Knowledge of the Parent, no third party is infringing, misappropriating or violating any Intellectual Property owned by any member of the Energy Supply Group or that is an Energy Supply Asset; (iii) Energy Supply and the Energy Supply Subs own or have the right to use all Intellectual Property necessary to conduct the Energy Supply Business as conducted since January 1, 2012 (the “Energy Supply Intellectual Property”); (iv) Parent and its Subsidiaries and the members of the Energy Supply Group take reasonable actions to protect their trade secrets and their material IT Systems and networks from unauthorized use or access; and (v) the Intellectual Property owned by any member of the Energy Supply Group or that is an Energy Supply Asset is free and clear of all Security Interests, other than Permitted Encumbrances or Security Interests securing the Financings. Except as set forth on Section 5.17(a) of the Parent Disclosure Letter, in the conduct of the Energy Supply Business as conducted since January 1, 2012, no member of the Energy Supply Group uses any Intellectual Property that is (x) material to the operation of the Energy Supply Business or involves total consideration of more than $100,000 individually and (y) subject to a license agreement to which a member of the Parent Group is a party.

(b) All employees, contractors and agents of any of Parent, any Subsidiary of Parent or any member of the Energy Supply Group involved in the conception, development, authoring, creation, or reduction to practice of any Energy Supply Intellectual Property that is material to the Energy Supply Business have executed agreements that assign such Intellectual Property to Energy Supply or the Energy Supply Subs.

(c) Section 5.17(c) of the Parent Disclosure Letter sets forth a complete and accurate list of all (i) patents and patent applications, (ii) registered trademarks, service marks, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (iii) registered copyrights and applications for copyright registration and (iv) domain name registrations (collectively, “Energy Supply Registered Intellectual Property”) owned by any member of the Energy Supply Group or that is an Energy Supply Asset. All fees currently due and filings that need to be made to maintain the Registered Intellectual Property have been paid or made, as applicable. To the Knowledge of the Parent, the Registered Intellectual Property is valid, subsisting and enforceable.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, the software used by any of Parent and its Subsidiaries (in connection with the Energy Supply Business) and any member of the Energy Supply Group does not contain, and is not distributed with, any software that is licensed pursuant to an “open source” or other third party license agreement that, as such software is used by Parent or its Subsidiaries or any member of the Energy Supply Group, requires the disclosure or licensing of any of the Intellectual Property owned by any member of the Energy Supply Group or that is an Energy Supply Asset.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, Parent and its Subsidiaries and the members of the Energy Supply Group own, lease or license, and, as of the Distribution Time (without giving effect to the Distribution), the members of the Energy Supply Group will own, lease or license, all IT Equipment that is necessary for the operations of the Energy Supply Business. Since January 1, 2013, there has been no failure or other material substandard performance of any IT Equipment which has caused any material disruption to conduct of the Energy Supply Business.

Section 5.18 Insurance. Section 5.18 of the Parent Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs and owned or held by Parent, any Subsidiary of Parent or any member of the Energy Supply Group as of the date of this Agreement which cover the Energy Supply Business, the Energy Supply Assets, the Energy Supply Employees or otherwise with respect to the operation or conduct of the Energy Supply Business. Except for failures to maintain insurance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Energy Supply Business MAE, since January 1, 2011, each of Parent and its Subsidiaries (with respect to the Energy Supply Business), the members of the Energy Supply Group and the Energy Supply Assets have been continuously insured with recognized insurers or have self-insured, in each case in such amounts and with respect to such risks and losses as are consistent with the past practice of Parent and which, in Parent’s judgment, are reasonable for the Energy Supply Business, and none of Parent, any Subsidiary of Parent or any member of the Energy Supply Group has received written notice of the cancellation or termination with respect to any such material insurance policy. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, all of the insurance policies of Parent and its Subsidiaries and the members of the Energy Supply Group covering the Energy Supply Business and the Energy Supply Assets are in full force and effect and none of Parent, any Subsidiary of Parent or any member of the Energy Supply Group is in default in any material respect regarding its obligations thereunder.

Section 5.19 Real Property.

(a) Section 5.19(a) of the Parent Disclosure Letter sets forth (i) a current, complete and correct list of the Leased Premises that are material to the operation of the Energy Supply Business as conducted as of the date of this Agreement and (ii) a current, complete and correct list of all Energy Supply Leases in respect of the Leased Premises described in the immediately preceding clause (i). Energy Supply and/or the Energy Supply Subs has a valid leasehold interest in each Leased Premises, free and clear of all Security Interests except for Permitted Encumbrances or Security Interests securing the Financings. Energy Supply and/or the Energy Supply Subs has a valid and existing, legally binding and enforceable interest in each of the Energy Supply Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, all such Energy Supply Leases (x) are free and clear of all Security Interests except for Permitted Encumbrances or Security Interests securing the Financings and (y) are in full force and effect and there exists no default or event that with the passage of notice or time, or both, would constitute a default under any such Energy Supply Leases.

(b) Energy Supply and/or the Energy Supply Subs has a valid and existing, legally binding and enforceable interest in all easements, rights of way, options, licenses, crossing agreements or other similar agreements with respect to any gas, electric or water supply rights or other utility or access rights which are material to the conduct of the Energy Supply Business as currently conducted and consistent with past practice (the “Energy Supply Real Property Agreements”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, all such Energy Supply Real Property Agreements (i) are free and clear of all Security Interests except for Permitted Encumbrances or Security Interests securing the Financings and (ii) are in full force and effect and there exists no default or event that with the passage of notice or time, or both, would constitute a default under any such Energy Supply Real Property Agreements.

(c) Section 5.19(c) of the Parent Disclosure Letter sets forth a current complete and correct address or other identification with respect to each Energy Supply Real Property site that is material to the operation of Energy Supply Business as conducted as of the date of this Agreement. Energy Supply and/or the Energy Supply Subs has good, marketable and indefeasible fee simple title to each parcel of Energy Supply Real Property, free and clear of all Security Interests, except Permitted Encumbrances or Security Interests securing the Financings. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, with respect to each parcel of Energy Supply Real Property: (i) none of Parent, any Subsidiary of Parent or any member of the Energy Supply Group has leased or otherwise granted to any Person the right to use or occupy such Energy Supply Real Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Energy Supply Real Property or any portion thereof and (iii) there is no default under any restrictive covenants affecting the Energy Supply Real Property.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE, the Leased Premises and the Energy Supply Real Property, together with all Real Property Interests subject to the Energy Supply Real Property Agreements, include all of the real property or Real Property Interests used or held for use by the Energy Supply Business as currently conducted consistent with past practice.

Section 5.20 Trading and Derivative Products.

(a) Energy Supply and its Subsidiaries have established risk programs setting forth risk parameters, limits and guidelines in compliance with the Energy Supply Trading Guidelines to quantify and manage the level of risk that Energy Supply and the Energy Supply Subs are authorized to take with respect to Energy Marketing and Trading Transactions. Parent has provided, or made available, a copy of the Energy Supply Trading Guidelines to RJS prior to the date of this Agreement. Energy Supply and the Energy Supply Subs do not engage in Energy Marketing and Trading Transactions other than transactions of the type permitted under the Energy Supply Trading Guidelines. All Energy Marketing and Trading Transactions of Energy Supply and the Energy Supply Subs since March 27, 2014, have been within the risk limits that are set forth in the Energy Supply Trading Guidelines, except for waivers or exceptions granted or utilized in a manner consistent with the terms of the Energy Supply Trading Guidelines. Neither Parent nor any Subsidiary of Parent (other than Energy Supply or the Energy Supply Subs) engages in Energy Marketing and Trading Transactions.

(b) Section 5.20(b) of the Parent Disclosure Letter sets forth each outstanding Structured Transaction to which any of Energy Supply or any Energy Supply Sub is a party.

Section 5.21 Broker’s or Finder’s Fee. Except for Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. (the fees and expenses of which will be the responsibility of Parent), none of Parent, any Subsidiary of Parent or any member of the Energy Supply Group has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions.

Section 5.22 No Other Representations or Warranties. EACH OF PARENT, THE NEW ENTITIES AND ENERGY SUPPLY (INDIVIDUALLY AND ON BEHALF OF THEIR SUBSIDIARIES) ACKNOWLEDGES AND AGREES THAT RJS MAKES NO REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH

IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED BY RJS TO PARENT, THE NEW ENTITIES OR ENERGY SUPPLY, AS APPLICABLE, IN ACCORDANCE WITH THE TERMS HEREOF OR THEREOF, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, RJS MAKES NO REPRESENTATION OR WARRANTY (A) AS TO THE CONDITION OR VALUE OF THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR PURSUANT TO ANY OTHER TRANSACTION DOCUMENT, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ASSET OR (B) WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO PARENT (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE RJS SUBSIDIARIES OR (II) THE FUTURE BUSINESS AND OPERATIONS OF THE RJS SUBSIDIARIES, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, PARENT AND ENERGY SUPPLY (INDIVIDUALLY AND ON BEHALF OF THEIR SUBSIDIARIES) ACKNOWLEDGE THAT (1) ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY OR REAL PROPERTY RIGHT, BY MEANS OF A DEED OR CONVEYANCE WITHOUT WARRANTY AS TO TITLE OR OTHERWISE) AND (2) THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (X) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (Y) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL PREVENT ANY PARTY FROM BRINGING ANY CLAIM BASED ON FRAUD.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF RJS

Raven, Jade and Sapphire hereby, jointly and severally, represent and warrant to Parent that, except as set forth in the applicable section (or another section to the extent provided in Section 11.14) of the RJS Disclosure Letter:

Section 6.01 Due Organization, Good Standing and Corporate Power. Each of Raven, Jade and Sapphire is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Raven, Jade and Sapphire and each of the RJS Subsidiaries has all requisite power and authority to own, lease and operate its Assets and to carry on its business as it is now being conducted consistent with past practice. Each of Raven, Jade and Sapphire and each of the RJS Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the Assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE. The copies of the Organizational Documents of each of Raven, Jade, Sapphire and the RJS Subsidiaries previously delivered by RJS to Parent are true, correct and complete.

Section 6.02 Subsidiaries. Section 6.02 of the RJS Disclosure Letter sets forth a complete list of the RJS Subsidiaries.

Section 6.03 Authorization of Agreement.

(a) The execution, delivery and performance of this Agreement and the Other Transaction Documents by each of Raven, Jade and Sapphire, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective boards of managers and no other limited liability company or equityholder action on the part of Raven, Jade or Sapphire or any of their respective Subsidiaries is necessary to authorize the execution, delivery or performance of this Agreement and the Other Transaction Documents or the consummation of the Transactions.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which each is a party, when executed, shall be, duly executed and delivered by each of Raven, Jade and Sapphire, as applicable, and, to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of each of Raven, Jade and Sapphire, enforceable against each of Raven, Jade and Sapphire, as applicable, in accordance with their terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 6.04 Capitalization.

(a) Section 6.04(a)(i) of the RJS Disclosure Letter sets forth all of the authorized, issued and outstanding Capital Stock of each of the RJS Subsidiaries and the record and beneficial holders thereof. All of the issued and outstanding Capital Stock of each of the RJS Subsidiaries is owned directly or indirectly by Raven, Jade or Sapphire, free and clear of any Security Interest other than pursuant to the Financings, the RJS Refinanced Debt (as of the date hereof and, as of the Closing, solely to the extent the RJS Refinanced Debt will remain outstanding following the Closing in accordance with the terms of this Agreement) or as set forth on Section 6.04(a)(ii) of the RJS Disclosure Letter, and were duly authorized and validly issued and were not issued in violation of any purchase option, call option, right of first refusal or preemptive or other rights.

(b) As of the date hereof, there are no (and, as of the Closing Date, except as required or otherwise permitted by this Agreement or the Employee Matters Agreement, there will be no) (i) authorized, issued, reserved for issuance or outstanding (A) profit participations rights with respect to any RJS Subsidiary, (B) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire any Capital Stock of any RJS Subsidiary (including, but not limited to, subscriptions, warrants or options of any kind), or (C) rights that are linked to the value of all or any portion of the Capital Stock of any RJS Subsidiary (including, but not limited to, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards), (ii) obligations, commitments or agreements to which Raven, Jade, Sapphire or any RJS Subsidiary is a party, to repurchase, redeem or otherwise acquire, or to issue, deliver or sell, or cause to be issued, delivered or sold, any Capital Stock of any RJS Subsidiary and (iii) outstanding Contracts, rights (including, but not limited to, any purchase option, call option, right of first refusal or preemptive or similar rights), obligations, commitments or agreements of any kind with respect to any Capital Stock of any RJS Subsidiary to which Raven, Jade, Sapphire or any RJS Subsidiary is a party or otherwise bound (including, but not limited to, the voting, registration or transfer of the Capital Stock of any RJS Subsidiary).

(c) RJS has delivered or made available to Parent, prior to the execution of this Agreement and the Separation Agreement, true and complete copies of the Organizational Documents of each RJS Subsidiary.

(d) Except pursuant to the Contracts set forth on Section 6.04(d) of the RJS Disclosure Letter, as of the date of this Agreement, the RJS Subsidiaries have no outstanding Indebtedness of the types described in clauses (i), (ii) and/or (v) of the definition of “Indebtedness”, and with respect to such Indebtedness, any obligations described in clauses (ix) and (x) of the definition of “Indebtedness”.

Section 6.05 Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement and the Other Transaction Documents, as applicable, by each of Raven, Jade and Sapphire, does not, and the consummation of the Transactions by each of Raven, Jade and Sapphire will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Organizational Documents of Raven, Jade or Sapphire or any of the RJS Subsidiaries, (ii) assuming the RJS Regulatory Approvals have been obtained, violate or conflict in any material respect with any Laws or Orders applicable to Raven, Jade or Sapphire or any of the RJS Subsidiaries or any of their respective Assets, (iii) assuming the RJS Regulatory Approvals have been obtained, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or trigger any buy-sell or similar arrangement under, in each case, any provisions of any Permit or Contract to which Raven, Jade or Sapphire or any of the RJS Subsidiaries is now a party or by which they or any of their Assets may be bound, or (iv) result in the imposition or creation of any Security Interest upon any Asset of any RJS Subsidiary, other than Specified Encumbrances, except, in the case of clause (iii) for any breach, violation, termination, loss, default, acceleration, change or conflict that has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE. Assuming the RJS Regulatory Approvals have been obtained, Section 6.05(a) of the RJS Disclosure Letter sets forth a correct and complete list of all consents or waivers, requirements of prior notice to, or prior action by, any Person that are required for the consummation of the Transactions by each of each of Raven, Jade and Sapphire or any of the RJS Subsidiaries (whether or not subject to the qualification set forth above with respect to the immediately preceding clause (iii)), the failure of which to obtain or make would be material.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the HSR Act, (iii) the FERC Approval, (iv) the rules and regulations of the NYSE, (v) any applicable state securities or blue sky Laws (vi) pre-approvals of license transfers by the FCC and (vii) New Jersey’s Industrial Site Recovery Act (the immediately preceding clauses (i) through (vii), collectively, the “RJS Regulatory Approvals”) and (viii) as set forth in Section 6.05(b)(viii) of the RJS Disclosure Letter and subject to the accuracy of the representations and warranties of Parent in Section 5.05(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Documents, as applicable, by Raven, Jade or Sapphire, the performance by each of Raven, Jade and Sapphire of its obligations hereunder or thereunder or the consummation of the Transactions by Raven, Jade or Sapphire, except for such authorizations, consents, approvals or filings, the failure of which to obtain or make is not or would not be material (it being understood that references in this Agreement to “obtaining” or having “obtained” such RJS Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of applicable Law).

Section 6.06 Financial Statements; Absence of Changes.

(a) (i) Section 6.06(a)(i) of the RJS Disclosure Letter sets forth true, correct and complete copies of the following financial statements: (A) the audited consolidated balance sheet, income statement and statement of cash flows of Raven Power Finance as of and for annual periods ended December 31, 2013 and the related notes thereto, (B) the audited consolidated balance sheet, income statement and statement of cash flows of Topaz Power Holdings as of and for annual periods ended December 31, 2013 and the related notes thereto, (C) the audited consolidated balance sheet, income statement and statement of cash flows of Sapphire Power Finance as of and for annual periods ended December 31, 2013 and the related notes thereto (the financial statements set forth in the immediately preceding clauses (A) through (C) collectively, the “RJS Audited Financial Statements”), (D) the unaudited consolidated balance sheet, income statement and statement of cash flows of Raven Power Finance for the three-month period ended March 31, 2014, (E) the unaudited consolidated balance sheet, income statement and statement of cash flows of Topaz Power Holdings for the three-month period ended March 31, 2014, (F) the unaudited consolidated balance sheet, income statement and statement of cash flows of Sapphire Power Finance for the three-month period ended March 31, 2014 (the financial statements set forth in the immediately preceding clauses (D) through (F) collectively, the “RJS Unaudited Financial Statements”, and together with the RJS Audited Financial Statements, the “RJS Financial Statements”).

(ii) As of the date hereof, no RJS Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, registration statements, prospectuses, reports or other documents with the SEC by Law or by Contract.

(b) (i) Since January 1, 2012, to the Knowledge of RJS, (A) none of RJS, any RJS Subsidiary or any director, officer, employee, auditor, accountant or similar representative of any of RJS or any RJS Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of, or with respect to, any member of the RJS Group, including any material complaint, allegation, assertion or claim that RJS or any RJS Subsidiary has engaged in improper accounting or auditing practices, and (B) no attorney representing RJS or any RJS Subsidiary, whether or not employed by any such Person, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2011.

(ii) To the Knowledge of RJS, as of the date hereof, there are no inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened involving RJS or any RJS Subsidiary, in each case regarding any accounting practices of RJS or any RJS Subsidiary.

(c) Each of the RJS Financial Statements (including, in each case, any notes and schedules thereto, or incorporated by reference therein) were prepared in accordance with GAAP (except as may be indicated in the notes thereto and except with respect to the RJS Unaudited Financial Statements, the absence of footnote disclosures and normal and recurring adjustments, which are not material, individually or in the aggregate), and each presented fairly in all material respects the consolidated financial position and results of operations of Raven Power Finance, Topaz Power Holdings and/or Sapphire Power Finance, as applicable, and its or their consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of the RJS Unaudited Financial Statements, to normal and recurring adjustments, which are not material, individually or in the aggregate).

(d) Neither Raven, Jade, Sapphire nor any of the RJS Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among RJS or any of the RJS Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Raven, Jade, Sapphire or any of the RJS Subsidiaries.

(e) Except for matters reflected or reserved against on the audited consolidated balance sheets of each of Raven Power Finance, Topaz Power Holdings and Sapphire Power Finance as of the end of the fiscal year ended on December 31, 2013 (the “RJS Audited Balance Sheets”), including the notes thereto, the RJS Subsidiaries do not have and are not subject to any Liabilities that would be required under GAAP (as in effect on the date hereof) to be reflected on a consolidated balance sheet of each of Raven, Jade or Sapphire and its consolidated Subsidiaries or in the notes thereto, except for Liabilities that (i) were incurred since December 31, 2013 and in the ordinary course of business, (ii) were incurred in connection with the Transactions or contemplated or permitted by this Agreement (including pursuant to the RJS Financing) or (iii) have not had and would not, individually or in the aggregate, reasonably be expected to have an RJS MAE.

(f) Since December 31, 2013, there has not occurred any event, change, effect, development, state of facts, circumstance, condition or occurrence (including any damage, destruction or loss, whether or not covered by insurance) that has had, or would reasonably be expected to have, individually or in the aggregate, an RJS MAE.

(g) (i) Section 6.06(g)(i) of the RJS Disclosure Letter sets forth a true, correct and complete statement as of May 31, 2014 of the following in respect of the RJS Subsidiaries: (i) the aggregate amount of Cash on hand; (ii) the aggregate amount of outstanding Indebtedness of the types described in clauses (i), (ii) and/or (v) of the definition of “Indebtedness”, and with respect to such Indebtedness, any obligations described in clauses (ix) and (x) of the definition of “Indebtedness”; and (iii) the aggregate amount of intercompany payables and receivables between any RJS Subsidiary, on the one hand, and RJS or any of their respective Affiliates (other than an RJS Subsidiary), any Affiliated RJS Person or TPM, on the other hand.

(ii) From May 31, 2014 to the date of this Agreement, except as set forth in Section 6.06(g)(ii) of the RJS Disclosure Letter, none of the RJS Subsidiaries has (A) declared, set aside, made or paid any dividends or other distributions, payable in cash, stock, property or otherwise, with respect to any of its equity securities (other than dividends or distributions by any wholly owned RJS Subsidiary to its parent (it being understood that each RJS Subsidiary shall be regarded as a wholly owned RJS Subsidiary)), (B) purchased or otherwise acquired, directly or indirectly, any of its equity securities, (C) incurred any Indebtedness or (D) incurred or settled any intercompany payables or receivables between any RJS Subsidiary, on the one hand, and RJS or any of their respective Affiliates (other than an RJS Subsidiary), any Affiliated RJS Person or TPM, on the other hand, except as would have been permitted pursuant to Section 7.02(c)(xv)(D) of the RJS Disclosure Letter if such payment or transaction had occurred after the date hereof.

Section 6.07 Information to be Supplied. The information supplied or to be supplied by Raven, Jade or Sapphire or any RJS Subsidiary for inclusion or incorporation by reference in the NewCo Registration Statement and any other documents required to be filed with the SEC or any other Governmental Authority in connection with the Transactions (i) will comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable and (ii) shall not, on the date of its filing, at the time it becomes effective under the Securities Act (in the case of the NewCo Registration Statement) or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, with respect to projected financial information provided by or on behalf of Raven, Jade or Sapphire, Raven, Jade and Sapphire represent only that such information was prepared in good faith by management of Raven, Jade, Sapphire or the RJS Subsidiaries on the basis of assumptions believed by such Persons to be reasonable as of the time made.

Section 6.08 Litigation. There is no pending or, to the Knowledge of RJS, threatened Action against Raven, Jade, Sapphire or any of the RJS Subsidiaries or any of their respective Assets, in each case which would reasonably be expected to have, individually or in the aggregate, an RJS MAE. None of Raven, Jade, Sapphire or any of the RJS Subsidiaries is a party to or subject to the provisions of any settlement or Order (excluding Orders of general applicability which are not specific to Raven, Jade, Sapphire or any of the RJS Subsidiaries) which, individually or in the aggregate, are or would reasonably be expected to have an RJS MAE.

Section 6.09 Compliance with Laws; Permits.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, the RJS Subsidiaries are currently, and since the later of January 1, 2011 and the date on which such RJS Subsidiary was acquired by, or became a Subsidiary of, Raven, Jade or Sapphire, as applicable, have been, in compliance with all applicable Laws and Orders to which they are subject. Since the later of January 1, 2011 and the date on which such RJS Subsidiary was acquired by, or became a Subsidiary of, Raven, Jade or Sapphire, as applicable, neither Raven, Jade, Sapphire nor any of the RJS Subsidiaries has received any written notice or, to the Knowledge of RJS, other communication from any Governmental Authority alleging that any RJS Subsidiary is in actual violation of, or failure to comply with, any Law or Order, except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE.

(b) The RJS Subsidiaries are in possession of all Permits and all rights under any Contract with any Governmental Authority that are necessary for the conduct of their respective businesses as such businesses are currently being conducted consistent with past practice (the “RJS Permits”), except where the failure to have any such RJS Permits has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE. All RJS Permits are valid and in full force and effect, and no suspension or cancellation of such RJS Permits is pending or, to the Knowledge of RJS, threatened, except where the failure to be in full force and effect, suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE. The RJS Subsidiaries are and have been in compliance with the terms and requirements of such RJS Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE.

(c) Notwithstanding anything contained in this Section 6.09, no representation or warranty shall be deemed to be made in this Section 6.09 in respect of Tax, employee benefits, labor, Intellectual Property, environmental or real property matters.

Section 6.10 Contracts.

(a) Except for this Agreement and the Other Transaction Documents or set forth on Section 6.10(a) of the RJS Disclosure Letter, no RJS Subsidiary is, as of the date hereof, a party to or bound by (other than Contracts solely among the RJS Subsidiaries):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), as such term would be applied to the RJS Subsidiaries, taken as a whole, as if a separate entity;

(ii) any Contract containing a material covenant not to compete, for “most favored nation” treatment, or exclusivity arrangement in favor of a third party or otherwise purports to limit in any material respect either the type of business in which any RJS Subsidiary may engage or the manner or geographic area in which any of them may so engage in any business;

(iii) any Contract containing an exclusive license to Intellectual Property (whether or not such license is limited to a geographic area or field);

(iv) any Contract that limits or otherwise restricts the ability of any RJS Subsidiary to pay dividends or make distributions to its members or shareholders, other than pursuant to the Financings;

(v) any Contracts under which any RJS Subsidiary is or may be liable for Indebtedness for money borrowed (whether evidenced by notes, debentures, bonds or other similar instruments or otherwise) or evidencing obligations as obligor, guarantor or surety of any other Person (other than the RJS Subsidiaries) or pursuant to which a Security Interest is imposed upon the Assets of any RJS Subsidiary in respect of Indebtedness for borrowed money (or a guarantee thereof) other than, in each case, pursuant to the Financings;

(vi) any Contract relating to the formation, creation, governance or control of any partnership, joint venture or similar arrangement that is material to the businesses of any RJS Subsidiary as currently conducted;

(vii) any material Contract for the supply of water or utility services, in each case, that relates to the use, ownership, operation or maintenance of any RJS Facility;

(viii) any interconnection Contract that relates to any RJS Facility;

(ix) any energy management agreement or any other Contract providing for the management or operation of any RJS Facility (and/or the output thereof) by a third party;

(x) any Energy Marketing and Trading Contract (A) with a delivery/settlement period that ends later than four (4) calendar years following the commencement of the calendar year when delivery begins, (B) that exceeds the aggregate nominal energy, capacity, fuel or other product reasonably able to be produced or consumed by the RJS Facilities, (C) which are speculative in nature, (D) Structured Transactions consisting of load-following arrangements for the supply of power and energy with a term of greater than two (2) years, (E) Structured Transactions consisting of agreements to supply capacity, underlying or load shape energy and/or power basis hedges to municipalities or cooperatives or (F) Structured Transactions consisting of heat-rate call options, tolling agreements, and similar arrangements, or weather or other non-standard options and derivatives, in each case, that are not Hedging Trading activities;

(xi) any Contract (other than an Energy Marketing and Trading Contract) with required aggregate payments to or from any RJS Subsidiary in excess of $15 million;

(xii) any material Contract that contains a “change of control” provision to which any RJS Subsidiary is a party or is subject;

(xiii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or other Person in respect of any material matter pursuant to which any RJS Subsidiary will be required after the date of this Agreement to pay any consideration in excess of $5 million;

(xiv) any Contract set forth or required to be set forth in Section 6.10(d) of the RJS Disclosure Letter;

(xv) any Contract that relates to the acquisition or disposition of any business or generation facility, whether by merger, sale of stock, sale of assets or otherwise (A) for aggregate consideration in excess of $15 million or (B) with respect to which any RJS Subsidiary has any material outstanding obligation, including any indemnification obligations; and

(xvi) any lease set forth or required to be set forth in Section 6.18(a) of the RJS Disclosure Letter.

Except for Contracts solely among the RJS Subsidiaries, all Contracts of the type described in this Section 6.10(a) and any other such Contracts that may be entered into by any RJS Subsidiary after the date hereof and on or prior to the Effective Time in accordance with Section 7.02, together with the RJS Leases are referred to herein as “RJS Material Contracts.” Complete and correct copies (including all material amendments, modifications, extensions, renewals or waivers with respect thereto) of all RJS Material Contracts existing as of the date hereof have been provided, or made available, to Parent.

(b) Each RJS Material Contract, is the legal, valid and binding obligation of, and enforceable against, the applicable RJS Subsidiary, and, to the Knowledge of RJS, each other party thereto, and is in full force and effect in accordance with its terms, except (i) for terminations or expirations at the end of the stated term, (ii) such failures to be legal, valid and binding or to be in full force and effect as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE and (iii) as limited by Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and the application of rules of Law governing equitable remedies of specific performance, injunctive relief and other equitable remedies.

(c) Except, in each case, where such violation, breach, default, event of default, right of termination, cancellation, guaranteed payment, acceleration of obligation or loss of benefit, has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, each RJS Subsidiary which is a party to each RJS Material Contract is in compliance with all terms and requirements of each such RJS Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by such RJS Subsidiary, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under any such RJS Material Contract. To the Knowledge of RJS, no other party to any RJS Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any RJS Material Contract, in each case where such violation, breach, default or event of default would reasonably be expected to have, individually or in the aggregate, an RJS MAE.

(d) Section 6.10(d) of the RJS Disclosure Letter lists each Contract between or among (i) any RJS Subsidiary, on the one hand, and (ii) any Affiliate thereof (other than an RJS Subsidiary), any Affiliated RJS Person (other than any Contract with any Affiliated RJS Person on an arms-length basis) or TPM, on the other hand, that will remain in place following the Closing.

Section 6.11 Employees and Employee Benefits; Labor.

(a) Section 6.11(a) of the RJS Disclosure Letter contains a true and complete list of all material “employee benefit plans” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, equity compensation, employee loan and all other employee benefit plans, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), which are contributed to, sponsored by or maintained by any RJS Subsidiary and under which any current or former employee or any individual independent contractor (i.e., a natural person serving in a personal capacity) of any RJS Subsidiary (collectively, the “RJS Employees”) has any present or future right to compensation or benefits (the “RJS Benefit Plans”).

(b) With respect to each RJS Benefit Plan identified on Section 6.11(a) of the RJS Disclosure Letter, RJS has made available to Parent complete copies of each of the following documents: (i) the RJS Benefit Plan (including all amendments thereto); (ii) the most recent annual report and actuarial report, if required under ERISA or the Code; (iii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA; (iv) if the RJS Benefit Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof; and (v) the most recent determination letter received from the IRS with respect to each RJS Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Each RJS Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each RJS Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification and, to the Knowledge of RJS, no event has occurred that could reasonably be expected to result in the disqualification of such RJS Benefit Plan or the imposition of any material penalty or Tax under ERISA or the Code.

(d) No material Liability under Title IV of ERISA has been incurred by any RJS Subsidiary that has not been satisfied in full when due. No condition exists that could reasonably be expected to result in a material Liability to any RJS Subsidiary under Title IV of ERISA.

(e) Except as contemplated in the Employee Matters Agreement or as permitted by Section 7.02(c), the consummation of the Transactions will not (i) entitle any RJS Employee to severance, bonus, retention or change in control pay, tax gross-up, unemployment compensation or any other payment, in each case, from or payable by an RJS Subsidiary or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity due any such RJS Employee, in each case, from or payable by, or pursuant to any equity compensation arrangement sponsored or maintained by, an RJS Subsidiary.

(f) (i) There are no material pending or, to the Knowledge of RJS, threatened Actions against, by or on behalf of, or any liens filed against or with respect to any of the RJS Benefit Plans; and (ii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agency is pending, or to the Knowledge of RJS, threatened.

(g) No RJS Subsidiary is a party to any agreement, Contract or arrangement that could result, separately or in the aggregate, in the payment or benefit to any RJS Employees of any “excess parachute payments” within the meaning of Section 280G of the Code.

(h) No RJS Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to any RJS Employee beyond their retirement from service or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) post-retirement welfare or deferred compensation benefits accrued as Liabilities on the books of any RJS Subsidiary, or (iv) benefits the full costs of which are borne by the RJS Employee or his or her beneficiary.

(i) Each RJS Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is, in all material respects, in documentary and operational compliance with Section 409A of the Code and associated Treasury Department guidance.

(j) No RJS Subsidiary is a party to or negotiating any Collective Bargaining Agreement or similar labor Contract with respect to any RJS Employees. There are no union organizing activities, strikes, slowdowns, work stoppages, lockouts or other similar labor controversies or, to the Knowledge of RJS, threats thereof by or with respect to any RJS Employees, nor have there been any of the foregoing since the later of January 1, 2011 and the date on which such RJS Subsidiary was acquired by, or became a Subsidiary of, Raven, Jade or Sapphire, as applicable.

(k) No RJS Subsidiary is subject to any consent or decree or Order with, or citation by, any Governmental Authority relating to employees or labor or employment practices, and, to the Knowledge of RJS, there are no material investigations, audits or similar proceedings by any Governmental Authority alleging breach or violation of any labor or employment Law.

(l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, each of the RJS Subsidiaries is, and since the later of January 1, 2011 and the date on which such RJS Subsidiary was acquired by, or became a Subsidiary of, Raven, Jade or Sapphire, as applicable, has been, in compliance with all applicable Laws, Contracts, policies, plans and programs relating to the employment of labor, including all Laws with respect to labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, Fair Labor Standards Act compliance, recordkeeping, employee classification, non-discrimination, non-retaliation, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, the payment of employee welfare and retirement and other taxes, and the full payment of all required social security contributions and taxes. To the Knowledge of RJS, each RJS Employee is lawfully authorized to work in the United States.

(m) No Action (including those with respect to alleged unfair labor practices and wrongful employment practices) is pending or, to the Knowledge of RJS, is threatened against or with respect to any RJS Subsidiary by or on behalf of any RJS Employees, any prospective employee or representative thereof, which would reasonably be expected to result in Liability for any RJS Subsidiary that would reasonably be expected to have, individually or in the aggregate, an RJS MAE.

Section 6.12 Title to and Sufficiency of Assets.

(a) Immediately prior to giving effect to the Contributions, except as set forth on Section 6.12(a) of the RJS Disclosure Letter:

(i) the Assets of the RJS Subsidiaries and the Contracts set forth on Section 6.10(d) of the RJS Disclosure Letter will be sufficient to permit the RJS Subsidiaries to operate their respective businesses immediately following the Closing (A) in all material respects in compliance with all applicable Laws and Orders and (B) in a manner consistent in all material respects with the operation of the their respective businesses on the date of this Agreement consistent with past practice; and

(ii) the RJS Subsidiaries will have, in all material respects, good, valid and marketable title (free and clear of all Security Interests, other than Specified Encumbrances) to, or in the case of leased or licensed properties and assets, valid leasehold interests in or valid rights by Contract, Permit or otherwise to use, all of their respective Assets, in each case as such Assets are currently being used consistent with past practice.

(b) Except as set forth on Section 6.12(b) of the RJS Disclosure Letter, no Assets held by TPM, and no Contracts between any RJS Subsidiary and TPM that will not survive the Closing, are material to the operation of the business of the RJS Subsidiaries, taken as a whole, as currently conducted and as presently contemplated to be conducted.

Section 6.13 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE:

(i) (A) there is no pending or, to the Knowledge of RJS, threatened Action or request for information against any RJS Subsidiary, under or pursuant to any Environmental Law, (B) no RJS Subsidiary has received written notice within the last five (5) years from any Person or Governmental Authority alleging that any RJS Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be subject to Liability under any applicable Environmental Law, which violation or Liability is unresolved, and (C) to the Knowledge of RJS, there are no facts, events or circumstances that would reasonably be expected to result in any such Action;

(ii) the RJS Subsidiaries are, and have been, in compliance with all applicable Environmental Laws and with all Permits required under any Environmental Laws for the conduct of their businesses or the operation of their facilities as currently conducted consistent with past practice, and to the Knowledge of RJS, there are no facts, events or circumstances that would reasonably be expected to prevent any RJS Subsidiary from complying with Environmental Laws;

(iii) the RJS Subsidiaries have all Permits required under Environmental Law for the operation of their businesses and the operation of their facilities, all such Permits are in effect, and, to the Knowledge of RJS, there is no actual or alleged proceeding to revoke, modify or terminate such Permits or to renew any Permit applications that were not made in a timely manner;

(iv) to the Knowledge of RJS, there has been no past Release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by any RJS Subsidiary or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that (A) would reasonably be expected to result in Liability to any RJS Subsidiary in respect of, any Environmental Law or would otherwise interfere with operations of any RJS Subsidiary as currently conducted consistent with past practice or (B) would require reporting, investigation, remediation, or other corrective or response action by any RJS Subsidiary under any Environmental Law and that, in each case, has not otherwise been resolved through such reporting, investigation, remediation, or other corrective or response action by any RJS Subsidiary; and

(v) no RJS Subsidiary is a party to any Order that imposes any obligations under any Environmental Law.

(b) The representations and warranties set forth in this Section 6.13, Section 6.05, Section 6.06, Section 6.07, Section 6.10 and Section 6.17 are RJS’ sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials made in this ARTICLE VI.

Section 6.14 Taxes.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, (i) none of the RJS Subsidiaries or the Assets of any RJS Subsidiary is subject to any Security Interest for Taxes (other than Permitted Encumbrances) and no outstanding claims for Taxes have been asserted in writing with respect to any RJS Subsidiary or any Asset of any RJS Subsidiary, (ii) the RJS Subsidiaries have paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them and, in respect of Taxes not yet due and payable, has made adequate provision for such Taxes on the RJS Financial Statements in accordance with GAAP, and (iii) except as set forth on Section 6.14(a)(iii) of the RJS Disclosure Letter, each RJS Subsidiary is and has always been classified as either a disregarded entity or a partnership for U.S. federal income tax purposes.

(b) Except as contemplated by this Agreement or the Separation Agreement, in the two (2) years prior to the Agreement Date, none of Raven, Jade and Sapphire or any RJS Subsidiary has entered into any Proposed Acquisition Transaction or permitted or acquiesced in any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of NewCo’s or HoldCo’s charter or bylaws or otherwise). None of Raven, Jade, Sapphire or any RJS Subsidiary has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or the Merger and the Contributions from together qualifying as a contribution of property described in Section 351 of the Code or prevent any Separation Transaction from qualifying for the Intended Tax-Free Treatment.

Section 6.15 Regulatory.

(a) Section 6.15(a) of the RJS Disclosure Letter identifies and describes in sufficient detail each electric generating facility that is owned or operated by any RJS Subsidiary or is otherwise an Asset of any RJS Subsidiary (such generating facilities, collectively, the “RJS Facilities”).

(b) Neither Raven, Jade nor Sapphire is a “public utility” as defined in the FPA. Section 6.15(b) of the RJS Disclosure Letter identifies the RJS Subsidiaries that are “public utilities” as defined in the FPA and are subject to regulation by FERC as public utilities. Except as set forth in Section 6.15(b) of the RJS Disclosure Letter, neither Raven, Jade, Sapphire nor any RJS Subsidiary is subject to regulation as a “public utility” or “public service company” (or similar designation) with respect to its rates, securities issuances or capital structure by any state Governmental Authority.

(c) Each RJS Subsidiary that sells electric energy, capacity and/or certain ancillary services at wholesale in interstate commerce (i) is subject to the jurisdiction of FERC under the FPA, (ii) has been authorized by FERC with MBR Authority to make wholesale sales of electric energy, capacity and certain ancillary services into the markets in which it sells at market-based rates, subject to the mitigation listed in Section 6.15(c) of the RJS Disclosure Letter, and (iii), except for Sapphire Power Marketing, LLC and Raven Power Marketing, LLC, is an EWG and either has been determined by order of FERC to be an EWG or has filed with FERC a notification of self-certification of EWG status that is complete and accurate in all respects. None of such Order under EPAct 2005, the MBR Authority of such RJS Subsidiary, or such RJS Subsidiary’s status as an EWG under the EPAct 2005 is the subject of any pending or, to the Knowledge of RJS, threatened judicial or administrative proceeding to revoke or modify such status. To the Knowledge of RJS, there are no facts that are reasonably likely to cause such RJS Subsidiary to lose its MBR Authority or its status as an EWG under the EPAct 2005.

Section 6.16 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, (i) the business of the RJS Subsidiaries as currently conducted by the RJS Subsidiaries and conducted since the later of January 1, 2012 and the date on which the applicable RJS Subsidiary was acquired by, or became a Subsidiary of, Raven, Jade or Sapphire, as applicable, does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party; (ii) to the Knowledge of RJS, no third party is infringing, misappropriating or violating any Intellectual Property owned by any RJS Subsidiary; (iii) the RJS Subsidiaries own or have the right to use all Intellectual Property necessary to conduct the business of the RJS Subsidiaries as currently conducted by the RJS Subsidiaries since the later of January 1, 2012 and the date on which the applicable RJS Subsidiary was acquired by, or became a Subsidiary of, Raven, Jade or Sapphire, as applicable (the “RJS Intellectual Property”); (iv) the RJS Subsidiaries take reasonable actions to protect their trade secrets and their material IT Systems and networks from unauthorized use or access; and (v) the Intellectual Property owned by the RJS Subsidiaries is free and clear of all Security Interests, other than Specified Encumbrances.

(b) Section 6.16(b) of the RJS Disclosure Letter sets forth a complete and accurate list of all (i) patents and patent applications, (ii) registered trademarks, service marks, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (iii) registered copyrights and applications for copyright registration and (iv) domain name registrations (collectively, “RJS Registered Intellectual Property”) owned by an RJS Subsidiary. All fees currently due and filings that need to be made to maintain the Registered Intellectual Property have been paid or made, as applicable. To the Knowledge of RJS, the RJS Registered Intellectual Property is valid, subsisting and enforceable.

(c) All employees, contractors and agents of the RJS Subsidiaries involved in the conception, development, authoring, creation, or reduction to practice of any material RJS Intellectual Property have executed agreements that assign such Intellectual Property to an RJS Subsidiary.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, the software used by the RJS Subsidiaries does not contain, and is not distributed with, any software that is licensed pursuant to an “open source” or other third party license agreement that, as such software is used by the RJS Subsidiaries, requires the disclosure or licensing of any of the Intellectual Property owned by the RJS Subsidiaries.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, the RJS Subsidiaries own, lease or license all IT Equipment that is necessary for the operations of the business of the RJS Subsidiaries. Since January 1, 2013, there has been no failure or other material substandard performance of any IT Equipment which has caused any material disruption to conduct of the business of the RJS Subsidiaries.

Section 6.17 Insurance. Section 6.17 of the RJS Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs and owned or held by any RJS Subsidiary as of the date of this Agreement which covers their respective businesses or employees. Except for failures to maintain insurance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an RJS MAE, each of the RJS Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are consistent with the past practice of such RJS Subsidiary and which, in the judgment of Raven, Jade or Sapphire, as applicable, are reasonable for the RJS Subsidiaries’ respective businesses, and neither Raven, Jade or Sapphire, as applicable, nor any RJS Subsidiary has received written notice of the cancellation or termination with respect to any such material insurance policy of any RJS Subsidiary. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, all of the insurance policies of the RJS Subsidiaries are in full force and effect and no RJS Subsidiary is in default in any material respect regarding its obligations thereunder.

Section 6.18 Real Property.

(a) Section 6.18(a) of the RJS Disclosure Letter sets forth (i) a current, complete and correct list of real property leased by any RJS Subsidiary on which an RJS Facility or other material Asset or operation of the RJS Subsidiaries is located that are material to the operation of the business of the RJS Subsidiaries as conducted as of the date of this Agreement (the “RJS Leased Real Property”) and (ii) a current, complete and correct list of all Contracts to which any RJS Subsidiary is a party or is bound pursuant to which the RJS Leased Real Property is leased by any RJS Subsidiary (the “RJS Leases”). One or more RJS Subsidiaries has a valid leasehold interest in each RJS Leased Real Property, free and clear of all Security Interests except for Specified Encumbrances. One or more RJS Subsidiaries has a valid and existing, legally binding and enforceable interest in each of the RJS Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, all such RJS Leases (x) are free and clear of all Security Interests except for Specified Encumbrances and (y) are in full force and effect and there exists no default or event that with the passage of notice or time, or both, would constitute a default under any such RJS Lease.

(b) Section 6.18(b) of the RJS Disclosure Letter sets forth a current, complete and correct list of all easements, rights of way, options, licenses, crossing agreements or other similar agreements with respect to any gas, electric or water supply rights or other utility or access rights which are material to the conduct of the businesses of the RJS Subsidiaries as currently conducted and consistent with past practice (the “RJS Real Property Agreements”). The RJS Subsidiaries have a valid and existing, legally binding and enforceable interest in each of the RJS Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, all such (i) RJS Real Property Agreements are free and clear of all Security Interests except for Specified Encumbrances and (ii) are in full force and effect and there exists no default or event that with the passage of notice or time, or both, would constitute a default under any such RJS Leases.

(c) Section 6.18(c) of the RJS Disclosure Letter sets forth a current, complete and correct address or other identification with respect to each RJS Owned Real Property site that is material to the operation of the business of the RJS Subsidiaries as conducted as of the date of this Agreement. One or more RJS Subsidiaries have good, marketable and indefeasible fee simple title to each parcel of RJS Owned Real Property, free and clear of all Security Interests, except Specified Encumbrances. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, with respect to each parcel of RJS Owned Real Property: (i) no RJS Subsidiary has leased or otherwise granted to any Person the right to use or occupy such RJS Owned Real Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such RJS Owned Real Property or any portion thereof or (iii) there is no default under any restrictive covenants affecting the RJS Owned Real Property.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE, the RJS Leased Real Property and the RJS Owned Real Property, together with all Real Property Interests subject to the RJS Real Property Agreements, include all of the real property or Real Property Interests used or held for use by any RJS Subsidiary in connection with its business as currently conducted consistent with past practice.

Section 6.19 Trading and Derivative Products. Since the date on which such RJS Subsidiary was acquired by, or became a Subsidiary of, Raven, Jade or Sapphire, as applicable, each RJS Subsidiary has not engaged in Energy Marketing and Trading Transactions other than Hedging Trading. There is no Energy Marketing and Trading Transaction to which any RJS Subsidiary is a party that remains in effect on the date of this Agreement that is not an Energy Marketing and Trading Transaction for Hedging Trading.

Section 6.20 Broker’s or Finder’s Fee. Except for J.P. Morgan Securities LLC (the fees and expenses of which will be the responsibility of RJS), neither RJS nor any the RJS Subsidiaries have employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions.

Section 6.21 No Other Representations or Warranties. RJS (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES AND AGREES THAT, NONE OF PARENT, THE NEW ENTITIES OR ENERGY SUPPLY MAKES ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED BY PARENT OR ANY MEMBER OF THE ENERGY SUPPLY GROUP TO RJS IN ACCORDANCE WITH THE TERMS HEREOF OR THEREOF, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NONE OF PARENT, THE NEW ENTITIES OR ENERGY SUPPLY MAKES ANY REPRESENTATION OR WARRANTY (A) AS TO THE CONDITION OR VALUE OF THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR PURSUANT TO ANY OTHER TRANSACTION DOCUMENT, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ASSET OR (B) WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO RJS (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY

COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE ENERGY SUPPLY BUSINESS OR THE ENERGY SUPPLY GROUP OR (II) THE FUTURE BUSINESS AND OPERATIONS OF THE ENERGY SUPPLY BUSINESS OR THE ENERGY SUPPLY GROUP, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, RJS ACKNOWLEDGES (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE RJS GROUP) THAT (1) ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY OR REAL PROPERTY RIGHT, BY MEANS OF A DEED OR CONVEYANCE WITHOUT WARRANTY AS TO TITLE OR OTHERWISE) AND (2) THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (X) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (Y) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL PREVENT ANY PARTY FROM BRINGING ANY CLAIM BASED ON FRAUD.

ARTICLE VII

INTERIM OPERATING COVENANTS

Section 7.01 Conduct of Energy Supply Business Pending the Closing.

(a) Following the date of this Agreement and prior to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 10.01 (the “Termination Date”), except (i) as may be consented to in writing by RJS (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as expressly required or permitted by this Agreement or any Other Transaction Document, (iii) as set forth in the enumerated subsections of Section 7.01(c) of the Parent Disclosure Letter or (iv) as otherwise required by applicable Law, each of Parent, the New Entities and Energy Supply covenants and agrees that, with respect to its operation of the Energy Supply Business and the members of the Energy Supply Group, Parent and each of its Subsidiaries and the members of the Energy Supply Group shall use commercially reasonable efforts to (A) conduct the Energy Supply Business and the business of the New Entities and operate and maintain the Energy Supply Assets in the ordinary course of business consistent with past practice and in accordance with Prudent Operating Practice, and (B) maintain in effect and comply with all existing material Permits in all material respects and to comply in all material respects with Laws applicable to the Energy Supply Business or the members of the Energy Supply Group; provided, however, that no action by Parent, the New Entities or Energy Supply with respect to any matter specifically addressed by any provision of Section 7.01(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date, none of Parent, any Subsidiary of Parent or any member of the Energy Supply Group shall take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act would (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or the Merger and the Contributions to fail to together qualify as a contribution of property described in Section 351 of the Code or (ii) prevent any Separation Transaction from qualifying for the Intended Tax-Free Treatment. Following the Agreement Date and prior to the earlier of the Closing and the Termination Date, other than pursuant to this Agreement, the Separation Agreement or any Other Transaction Document, none of Parent, the New Entities or Energy Supply will (and will cause their respective Subsidiaries and other members of the Parent Group not to) enter into any Proposed Acquisition Transaction or permit or acquiesce in any Proposed Acquisition Transaction

(including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of NewCo’s or HoldCo’s charter or bylaws or otherwise).

(c) Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date (and without limiting the generality of Section 7.01(a) or Section 7.01(b)), and except (x) as may be consented to in writing by RJS (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required or permitted by this Agreement or the Other Transaction Documents (including to give effect to the Separation Transactions and/or the Financings), or (z) as otherwise required by applicable Law:

(i) Dividends. Each of Parent, the New Entities and Energy Supply shall not permit the New Entities, Energy Supply or any Energy Supply Sub to (A) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise with respect to any of its Capital Stock, other than (1) payable solely in cash as set forth in Section 7.01(c)(i) of the Parent Disclosure Letter, or (2) payable from one wholly owned Energy Supply Sub to another wholly owned Energy Supply Sub, (B) repurchase, redeem or otherwise acquire, any of its Capital Stock, or (C) enter into or amend any agreement with respect to the voting of its Capital Stock (other than Organizational Documents to the extent permitted by Section 7.01(c)(xix)) or purchase any of its Capital Stock;

(ii) Changes in Capital Stock. Each of Parent, the New Entities and Energy Supply shall not permit the New Entities, Energy Supply or any Energy Supply Sub to, split, combine, reclassify, subdivide or take similar actions with respect to any of the Capital Stock of the New Entities, Energy Supply or any Energy Supply Sub or issue or authorize or propose the issuance of any Capital Stock of the New Entities, Energy Supply or any Energy Supply Sub or any other equity securities or other securities in respect of, in lieu of or in substitution for such Capital Stock, except in each case for issuances to another member of the Energy Supply Group;

(iii) Dispositions. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, lease, license or otherwise transfer (each a “Transfer”) any Assets (other than Contracts, which are governed by Section 7.01(c)(xiv) and Energy Marketing and Trading Transactions, which are governed by Section 7.01(c)(v)) that are (or would otherwise be) Energy Supply Assets (including the Capital Stock of any New Entity, Energy Supply or any Energy Supply Sub), except (A) Transfers by the Specified Energy Supply Entities of electric energy, capacity, ancillary services, emissions credits, transmission or transportation rights, water rights, Fuel Inventory, supplied (including gypsum and coal ash) or other inventory or commodities in the ordinary course of business, (B) Transfers solely among any of Energy Supply and the Energy Supply Subs, (C) (x) Permitted Encumbrances or (y) Security Interests that secure the Financings, (D) dispositions of obsolete, damaged, surplus or worn-out Assets or dispositions of Assets being exchanged or replaced, in each case in the ordinary course of business, (E) as expressly required by the terms of any Energy Supply Material Contract as in effect as of the date hereof, and/or (F) dispositions of Assets not otherwise permitted by this clause (iii) in amounts less than $5 million individually or $20 million in the aggregate in any consecutive 12 month period;

(iv) Energy Trading Guidelines and Credit Policies. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries, to:

(A) amend, supplement or otherwise modify the Energy Supply Trading Guidelines or the Energy Supply Credit Policies, in each case, other than modifications that are more restrictive to Parent and its Subsidiaries and the members of the Energy Supply Group; or

(B) terminate or suspend, or permit or grant any exception in respect of, the Energy Supply Trading Guidelines or the Energy Supply Credit Policies, except, in each case, to the extent that Energy Supply or the Energy Supply Subs shall at any time cease to comply with the risk limits established in the Energy Supply Trading Guidelines or the Energy Supply Credit Policies following the occurrence of a Market Dislocation Event, exceptions permitted or granted by Parent’s Risk Management Committee on a temporary basis to permit the restoration of compliance with the Energy Supply Trading Guidelines and the Energy Supply Credit Policies (as applicable) as soon as reasonably practicable in an economically prudent manner following the occurrence of such non-compliance (but, in all events, prior to the Closing) and solely for the purposes of, and to the extent necessary to, reduce risk and restore compliance with the risk limits set forth in the Energy Trading Guidelines and the Energy Supply Credit Policies (it being understood that Energy Supply or the applicable Energy Supply Sub shall take no action to increase the risk in respect of any Energy Marketing and Trading Transaction that has triggered (either alone or with other Energy Marketing and Trading Transactions) the need for such temporary exemption and during the period of any such temporary exemption, none of Energy Supply or any Energy Supply Sub shall be permitted to enter into any new Energy Marketing and Trading Transaction that would otherwise require such temporary exemption other than primarily for the purposes of restoring compliance with the risk limits set forth in the Energy Trading Guidelines and the Energy Supply Credit Policies); provided, further, that, for purposes of this Section 7.01(c), the Energy Supply Trading Guidelines shall include:

(1) for all Non-FTR Speculative Trading activities, excluding the activities listed on Section 7.01(c)(iv) of the Parent Disclosure Letter, a 95%, five-day “value at risk” limit of $8 million;

(2) for all FTR Speculative Trading activities, a 95%, twelve (12) month “value at risk” limit of $3 million and a notional limit of 1,000 MW per month; and

(3) for all Hedging Trading activities, a 95%, five-day “value at risk” limit of $150 million;

(v) Permitted Trading Transactions. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries, to enter into or engage in Energy Marketing and Trading Transactions other than, Energy Supply and the Energy Supply Subs and, in each case, solely to the extent in compliance with the Energy Supply Trading Policies and the Energy Supply Credit Policies (except as and solely to the extent expressly provided in Section 7.01(c)(iv)) (it being understood that, except as set forth in Section 7.01(c)(iv) in connection with a Market Dislocation Event, nothing in this Section 7.01(c) shall require Energy Supply or the Energy Supply Subs to change or dispose of any Energy Marketing and Trading Contracts existing as of the date of this Agreement); provided, however, that, notwithstanding the foregoing, each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries, to (A) enter into any Specified Energy Marketing and Trading Contract, (B) except as set forth on Section 7.01(c)(v)(B) of the Parent Disclosure Letter, amend, renew, or modify any Specified Energy Marketing and Trading Contract, or waive, release, assign or otherwise forego any right or claim of any member of the Energy Supply Group or of Parent, any

Subsidiary of Parent for the benefit of the Energy Supply Business under any Specified Energy Marketing and Trading Contract, in each case, (1) except in the ordinary course of business and (2) solely to the extent such amendment, renewal, modification, waiver, release, assignment or forgoing of any right or claim would not increase the term, increase the notional value, or add a material new risk with respect to such Specified Energy Marketing and Trading Contract (including, for the avoidance of doubt, with respect to any such Contract that would be considered a Specified Energy Marketing and Trading Contract as result of such action) or otherwise cause such Specified Energy Marketing Trading Contract to exceed the risk limits or otherwise not be in compliance with the Energy Supply Trading Policies and the Energy Supply Credit Policies (except as expressly provided in Section 7.01(c)(iv)), or (C) except as set forth on Section 7.01(c)(v)(C) of the Parent Disclosure Letter, terminate or liquidate (partially or completely) any Specified Energy Marketing and Trading Contract prior to the stated expiration or stated maturity thereof (other than in connection with the exercise of remedies by Energy Supply and/or any Energy Supply Sub);

(vi) Acquisitions. Except (A) as made in connection with any transaction solely among any of the New Entities, Energy Supply or any Energy Supply Sub, (B) as made in connection with an Energy Marketing and Trading Transaction not in violation of Section 7.01(c)(v), or (C) for the acquisition of Assets (including electric energy, capacity, ancillary services, emissions credits, transmission or transportation rights, water rights, Fuel Inventory, supplies (including gypsum and coal ash) or other inventory or commodities) by any Specified Energy Supply Entity (1) in the ordinary course of business, (2) in accordance with Prudent Operating Practice, (3) in connection with a Casualty Event or (4) pursuant to Section 7.01(c)(xi), each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries, to acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets) any Assets that would constitute Energy Supply Assets (including the Capital Stock of any Person that would constitute Energy Supply Assets) or that could result in an Energy Supply Liability, if the amount to be expended therefor exceeds $10 million individually or $50 in the aggregate in any consecutive 12 month period;

(vii) Indebtedness. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries to, incur or guaranty any Indebtedness of the types described in clauses (i), (ii) and/or (v) of the definition thereof, other than (A) Indebtedness solely among any of the New Entities, Energy Supply or any Energy Supply Sub, (B) borrowings (or letters of credit issued) under a revolving credit facility or similar facility existing on the date hereof or Energy Supply Refinanced Debt incurred pursuant to any subsequent refinancing, extension, renewal or replacement of such a revolving credit facility or similar facility existing on the date hereof (including, for the avoidance of doubt, borrowings (or issuances of letters of credit) made thereunder), which refinancing, extension, renewal or replacement does not include any term loan or similar Indebtedness, in each case, in an initial aggregate amount not to exceed the Permitted Refinancing Amount), (C) Indebtedness pursuant to the Financings, (D) as set forth on Section 7.01(c)(vii)(D) of the Parent Disclosure Letter; and (E) Indebtedness in respect of letters of credit that are secured by cash collateral; provided, however, that, in each case, the proceeds of any such borrowing (except for payments permitted pursuant to Section 7.01(c)(xv)(D) and Section 7.01(c)(i)) shall be applied, and any such letter of credit (to the extent not repaid by Parent or a member of the Parent Group prior to Closing) shall be issued, solely in connection with the operation of the Energy Supply Business;

(viii) No Liquidation or Dissolution. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the New Entities, Energy Supply or any Energy Supply Sub;

(ix) Accounting Methods. Each of the New Entities and Energy Supply shall not, and shall not permit the New Entities, Energy Supply or any Energy Supply Sub to (A) make a material change in its financial accounting policies or procedures or its methods of reporting revenue, expenses or other material items for financial accounting purposes, except (1) as allowed by a change in GAAP, FERC, NRC, SEC rule or policy or required by applicable Law, (2) as may be required in connection with the Transactions (so long as any such changes are in accordance with GAAP), or (3) changes permitted by Section 7.01(c)(x),

(x) Taxes. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit the New Entities, Energy Supply or any Energy Supply Sub to, in each case, with respect to the Energy Supply Business or any member of the Energy Supply Group, (A) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based (other than (i) the Energy Supply Election, (ii) any change of accounting method related to tangible property permitted by Treasury Decision 9636 (iii) any change or revocation of a Tax election made by PPL Montana Holdings LLC pursuant to Treasury Regulation Section 301.7701-3, and (iv) any election regarding the investment tax credit implicated by the receipt of the Holtwood cash grant), (B) except as set forth on Section 7.01(c)(x) of the Parent Disclosure Letter, settle, compromise or abandon any material Action relating to Taxes, (C) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax (other than any extension of any statute of limitations with respect to periods for which Parent provides an indemnity under Article VI of the Separation Agreement), or (D) amend any material Tax Return, except, in the case of the foregoing clauses (A) through (D), where such action (1) occurs in the ordinary course of business, (2) would not be binding on any member of the Energy Supply Group after the Distribution, (3) would not reasonably be expected to result in an increase in Liabilities for Taxes or a decrease in Tax attributes for any member of the Energy Supply Group with respect to any period after the Distribution or (4) is required by Law;

(xi) Capital Expenditures. Each of Parent, the New Entities and Energy Supply (A) shall, and shall cause the members of the Energy Supply Group to, make capital expenditures in accordance with Prudent Operating Practice and (B) shall not, and shall not permit any member of the Energy Supply Group to, fail to make capital expenditures if such failure would not be in accordance with Prudent Operating Practice; provided that this Section 7.01(c)(xi) shall not limit the covenants and agreements of Parent, the New Entities and Energy Supply pursuant to Section 8.11;

(xii) Employee Arrangements. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries to, (A) adopt or materially amend any Energy Supply Benefit Plans (other than (1) amendments that, individually or in the aggregate, result in a net reduction of the benefit costs of the Energy Supply Group (2) as required by the existing terms of any Energy Supply Benefit Plan in effect on the date hereof or (3) in connection with the adoption or amendment of Energy Supply Benefit Plans (or other practices) that are necessary to comply with this Agreement or an Ancillary Agreement) or (B) materially increase the salaries, wage rates, bonus opportunities, benefits or other compensation (including equity based compensation) of Energy Supply Employees, in each case except (1) in the ordinary course of business, (2) as required to comply with applicable Law, terms of any Energy Supply Benefit Plan or any Energy Supply Collective Bargaining Agreement existing or pending ratification on the date hereof, (3) as required by the existing terms of any Energy Supply Benefit Plan in effect on the date hereof, (4) in connection with the adoption or amendment of Energy Supply Benefit

Plans (or other practices) that are necessary to comply with this Agreement or an Ancillary Agreement), (5) in connection with employment agreements or arrangements entered into with any Energy Supply Employees who are hired to replace employees who have voluntarily left their employment or been terminated as permitted herein or to fill open positions existing as of the date hereof, or who are promoted after the date hereof, in each case consistent with past practice, (6) severance arrangements with individual employees that include releases of claims, which such agreements (and releases) are consistent with past practice or (7) retention agreements or arrangements with individual Energy Supply Employees;

(xiii) Energy Supply Employees. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries to transfer the employment of any Parent Group Employee to the Energy Supply Group other than as provided in the Employee Matters Agreement;

(xiv) Contracts. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries to, (A) amend or modify, in any material respect, renew or terminate (partially or completely), any of the Energy Supply Material Contracts (other than an Energy Marketing and Trading Contract, which are governed by Section 7.01(c)(v)), (B) enter into any Contract (other than an Energy Marketing and Trading Contract, which are governed by Section 7.01(c)(v)) that if in effect on the date hereof would be an Energy Supply Material Contract or (C) waive, release, assign or otherwise forego any material right or claim of any member of the Energy Supply Group or of Parent, any Subsidiary of Parent for the benefit of the Energy Supply Business under any Energy Supply Material Contract (other than an Energy Marketing and Trading Contract, which are governed by Section 7.01(c)(v)), other than, in the case of the immediately preceding clauses (A), (B) and (C), (1) as required by any Energy Supply Collective Bargaining Agreement existing or pending ratification on the date hereof, (2) in the ordinary course of business; provided that such action contemplated by clauses (A), (B) or (C) would not, and would not reasonably be expected to, restrict the operation of the Energy Supply Business in any material respect or materially and adversely affect the operation of the Energy Supply Group, taken as whole, following the Closing Date or (3) any Contract that is otherwise expressly permitted to be entered into pursuant to any other section of this Section 7.01(c) other than clauses (iii) or (vi) thereof; provided, further, that notwithstanding the foregoing, the definitive documentation as in effect on the date hereof evidencing the sale of the PPL Montana, LLC hydroelectric facilities and related assets to NorthWestern Corporation shall not be amended, supplemented or otherwise modified in a manner that could result in an increase in the amount of Energy Supply Liabilities after the Closing or a Transfer of additional Energy Supply Assets by or on behalf of Parent, any Subsidiary of Parent or any member of the Energy Supply Group or that otherwise could reasonably be expected to be materially adverse to any member of the Energy Supply Group;

(xv) Affiliate Transactions. Each of Parent, the New Entities and Energy Supply shall not permit the New Entities, Energy Supply or any Energy Supply Sub to (A) amend or modify (except for immaterial amendments or modifications) any Contract with Parent or any of the Non-Energy Supply Subs, (B) enter into any Contract with Parent or any of the Non-Energy Supply Subs, (C) waive, release, assign or otherwise forego any material right or claim under any Contract with Parent or any of the Non-Energy Supply Subs or (D) otherwise make any loans, advances or other payments to, or enter into any other arrangement with respect to the Energy Supply Business, the Energy Supply Assets or the Energy Supply Liabilities with, Parent or any of the Non-Energy Supply Subs, other than (1) in the case of the immediately preceding clause (C), waivers or releases contemplated by the Separation Agreement, and (2) in the case of the immediately preceding clause (D), payments to any Affiliate permitted pursuant to Section 7.01(c)(i) or otherwise as set forth on Section 7.01(c)(xv)(D) of the Parent Disclosure Letter;

(xvi) Settlement of Litigation. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries to, commence, waive, release or settle any Action or agree to the entry of any Order in respect of, any claim that, after the Closing Date, would be an Energy Supply Liability if such Action or Order would restrict the operation of the Energy Supply Business in any material respect following the Closing Date or require payments by any and all members of the Energy Supply Group in excess of $1 million individually or $5 million in the aggregate; provided, however, that this Section 7.01(c)(xvi) shall not apply to any Action or Order (1) relating to Taxes (which are addressed by Section 7.01(c)(x)) or (2) arising out of or related to this Agreement, the Other Transaction Documents or the Transactions);

(xvii) Insurance. Except as set forth in Section 7.01(c)(xvii) of the Parent Disclosure Letter, each of Parent, the New Entities and Energy Supply shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance, (including outage insurance) with respect to the New Entities, Energy Supply, the Energy Supply Subs, the Energy Supply Business and the Energy Supply Assets in such amounts and against such risks and losses as are customary for companies engaged in the power generation industry and consistent with past practice;

(xviii) Plant Closings. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries to effect or permit a plant closing, mass layoff or similar event under the Worker Adjustment and Retraining Notification Act or any similar state or local Laws (collectively, the “WARN Act”);

(xix) Governing Documents. Each of the New Entities and Energy Supply shall not, and shall not permit any of the Energy Supply Subs to, amend its or their Organizational Documents in any material respect;

(xx) Change in Business. Each of Parent, the New Entities and Energy Supply shall not permit Energy Supply or any Energy Supply Sub to, engage in any business other than the Energy Supply Business;

(xxi) New Entities. Parent and the New Entities shall not permit prior to the Distribution any New Entity to conduct any activities other than the negotiation and execution of this Agreement and the Other Transaction Documents and the consummation of the Transactions; and

(xxii) Parent Guarantees. Each of Parent, the New Entities and Energy Supply shall not, and shall not permit any of its Subsidiaries to, enter into any Parent Guarantees entered into after the date of this Agreement, other than in the ordinary course of business (including extensions and renewals of Parent Guarantees in effect on the date hereof) and in any event in an aggregate amount not to exceed $10 million;

(xxiii) Foregoing Actions. Each of Parent, the New Entities and Energy Supply, as applicable, shall not, and shall not permit any of its Subsidiaries, as applicable, to, commit or agree, in writing or otherwise, to take any of the foregoing actions which it is not permitted to take pursuant to this Section 7.01(c).

(d) Parent may, and may cause the New Entities, Energy Supply or any Energy Supply Sub to, take commercially reasonable actions that would otherwise be prohibited pursuant to Section 7.01(a) or Section 7.01(c) in order to prevent the occurrence of or mitigate the existence of an emergency situation involving endangerment of life, human health, safety or the environment or the protection of equipment or other assets; provided, however, that (i) Parent shall provide RJS with notice of such emergency situation and any such action taken by Parent or such other entity as soon as reasonably practicable, and (ii) nothing in this Section 7.01(d) shall be deemed to waive any breach or violation by any of Parent, the New Entities or Energy Supply of any representation or warranty under this Agreement as a result of such action.

(e) On or prior to the Closing, Parent shall pay, or cause to be paid to the members of the Energy Supply Group, all amounts received by, or for the benefit of, the Parent Group or otherwise paid in violation of Section 7.01(c)(i), Section 7.01(c)(vii) or Section 7.01(c)(xv).

Section 7.02 Conduct of the RJS Subsidiaries Pending the Closing.

(a) Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date, except (i) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as expressly required or permitted by this Agreement or any Other Transaction Document, (iii) as set forth in the enumerated subsections of Section 7.02(c) of the RJS Disclosure Letter or (iv) as otherwise required by applicable Law, each of Raven, Jade and Sapphire covenants and agrees that it shall cause each of the its Subsidiaries to use commercially reasonable efforts to (A) conduct its business and operate and maintain the Assets of the RJS Subsidiaries in the ordinary course of business consistent with past practice and in accordance with Prudent Operating Practice, and (B) maintain in effect and comply with all existing material Permits in all material respects and to comply in all material respects with Laws applicable to the RJS Subsidiaries; provided, however, that no action by any RJS Subsidiary with respect to any matter specifically addressed by any provision of Section 7.02(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date, each of Raven, Jade and Sapphire shall cause each of its Subsidiaries not to take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act would (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or the Merger and the Contributions to fail to together qualify as a contribution of property described in Section 351 of the Code or (ii) prevent any Separation Transaction from qualifying for the Intended Tax-Free Treatment. Following the Agreement Date and prior to the earlier of the Closing and the Termination Date, other than pursuant to this Agreement, the Separation Agreement or any Other Transaction Document, neither RJS nor the its Subsidiaries will enter into any Proposed Acquisition Transaction or permit or acquiesce in any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of NewCo’s or HoldCo’s charter or bylaws or otherwise).

(c) Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date (and without limiting the generality of Section 7.02(a) or Section 7.02(b)), and except (x) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required or permitted by this Agreement or the Other Transaction Documents (including to give effect to the provisions of Section 11.10(a), the RJS Separation Transactions and/or the Financings), or (z) as otherwise required by applicable Law:

(i) Governing Documents. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to amend or otherwise change its Organizational Documents in any material respect;

(ii) Dividends. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to (A) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise with respect to any of its Capital Stock, other than (1) payable solely in cash as set forth in Section 7.02(c)(ii) of the RJS Disclosure Letter, or (2) payable from one wholly owned RJS Subsidiary to another wholly owned RJS Subsidiary (it being understood that each RJS Subsidiary shall be regarded as a wholly owned RJS Subsidiary), (B) repurchase, redeem or otherwise acquire, any of its Capital Stock or (C) enter into or amend any agreement with respect to the voting of its Capital Stock (other than Organizational Documents to the extent permitted by Section 7.02(c)(i)) or purchase any of its Capital Stock;

(iii) Changes in Capital Stock. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to, split, combine, reclassify, subdivide or take similar actions with respect to any of its Capital Stock or issue or authorize or propose the issuance of any of its Capital Stock or any other equity securities or other securities in respect of, in lieu of or in substitution for its Capital Stock, except in each case for issuances to another RJS Subsidiary;

(iv) Dispositions. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to, Transfer any of its Assets (other than Contracts, which are governed by Section 7.02(c)(xiv) and Energy Marketing and Trading Transactions, which are governed by Section 7.02(c)(vi)), except (A) Transfers of electric energy, capacity, ancillary services, emissions credits, transmission or transportation rights, water rights, Fuel Inventory, supplies (including gypsum and coal ash) or other inventory or commodities in the ordinary course of business, (B) Transfers solely among the RJS Subsidiaries, (C) Specified Encumbrances, (D) dispositions of obsolete, damaged, surplus or worn-out Assets or dispositions of Assets being exchanged or replaced, in each case in the ordinary course of business, (E) as expressly required by the terms of any RJS Material Contract as in effect as of the date hereof and/or (F) dispositions of Assets not otherwise permitted by this clause (iv) in amounts less than $5 million individually or $20 million in the aggregate in any consecutive 12 month period;

(v) Transfer of Employment. Each of Raven, Jade and Sapphire shall not, and shall not permit any of their respective Affiliates (including TPM) to transfer the employment of any employee to Raven, Jade or Sapphire without Parent’s consent, such consent not to be unreasonably withheld;

(vi) Permitted Trading Transactions. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to enter into or engage in Energy Marketing and Trading Transactions, (A) as part of Hedging Trading involving an Energy Marketing and Trading Contract (I) with a delivery/settlement period that ends later than four (4) calendar years following the commencement of the calendar year when delivery begins, or (II) that would exceed the aggregate nominal energy, capacity, fuel or other product reasonably able to be produced or consumed by the RJS Facilities, or (B) other than Hedging Trading (it being understood that nothing in this Section 7.02(c) shall require any RJS Subsidiary to change or dispose of any Energy Marketing and Trading Contracts existing as of the date of this Agreement).

(vii) Acquisitions. Except (A) as made in connection with any transaction solely among the RJS Subsidiaries, (B) as made in connection with an Energy Marketing and Trading Transaction not in violation of Section 7.02(c)(vi), or (C) for the acquisition of Assets (including electric energy, capacity, ancillary services, emissions credits, transmission or transportation rights, water rights, Fuel Inventory, supplies (including gypsum and coal ash) or other inventory or commodities) by any RJS Subsidiary (1) in the ordinary course of business, (2) in accordance with Prudent Operating Practice, (3) in connection with a Casualty Event or (4) pursuant to Section 7.02(c)(xii), Raven, Jade and Sapphire shall not permit any RJS Subsidiary to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets) any Assets (including the Capital Stock of any Person) if the amount to be expended therefor exceeds $10 million individually or $50 million in the aggregate in any consecutive 12 month period;

(viii) Indebtedness. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to, incur or guaranty any Indebtedness of the types described in clauses (i), (ii) and/or (v) of the definition thereof, other than (A) Indebtedness solely among the RJS Subsidiaries, (B) Indebtedness incurred pursuant to a revolving credit facility or other similar facility (and any subsequent refinancing, extension, renewal or replacement of the foregoing) (including, for the avoidance of doubt, borrowings (or issuances of letters of credit) made thereunder) existing on the date hereof or that refinances, extends, renews or replaces all or any portion of RJS Refinanced Debt, and which Indebtedness incurred pursuant to this Section 7.02(c)(viii)(B) does not include any term loan or similar Indebtedness (except to the extent the applicable portion of the RJS Refinanced Debt being refinanced, extended, renewed or replaced constitutes term loan or similar Indebtedness), in each case, in an initial aggregate amount not to exceed the Permitted Refinancing Amount); (C) Indebtedness in respect of any RJS Refinanced Debt that will remain in place at and immediately following the Closing in accordance with the terms of this Agreement; (D) Indebtedness pursuant to the Financings; and (E) Indebtedness in respect of letters of credit that are secured by cash collateral; provided, however, that, in each case, the proceeds of any such borrowing (except for payments permitted by Section 7.02(c)(xv)(D) and Section 7.02(c)(ii)) shall be applied, and any such letter of credit shall be issued, solely in connection with the operation of the business of the RJS Subsidiaries; provided, further, that, as of the Closing, the outstanding principal amount of borrowings under the revolving credit facility incurred pursuant to clause (B) or (D) above shall not exceed $50 million;

(ix) No Liquidation or Dissolution. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any RJS Subsidiary;

(x) Accounting Methods. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to (A) make a material change in its financial accounting policies or procedures or its methods of reporting revenue, expenses or other material items for financial accounting purposes, except (1) as allowed by a change in GAAP, FERC, SEC rule or policy or required by applicable Law, (2) as may be required in connection with the Transactions (so long as any such changes are in accordance with GAAP), or (3) changes permitted by Section 7.02(c)(xi);

(xi) Taxes. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to (A) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, other than any change of accounting method related to tangible property permitted by Treasury Decision 9636, (B) settle, compromise or abandon any material Action relating to Taxes, (C) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, or (D) amend any material Tax Return, except, in the case of the foregoing clauses (A) through (D), where such action (1) occurs in the ordinary course of business, (2) would not reasonably be expected to result in a material increase in Tax liabilities for the RJS Subsidiaries after Closing, or (3) is required by Law;

(xii) Capital Expenditures. Raven, Jade and Sapphire shall cause the RJS Subsidiaries to make capital expenditures in accordance with Prudent Operating Practice and shall not permit the RJS Subsidiaries to fail to make capital expenditures if such failure would not be in accordance with Prudent Operating Practice;

(xiii) Employee Arrangements. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to (A) adopt or materially amend any RJS Benefit Plans (other than (1) amendments that, individually or in the aggregate, result in a net reduction of the benefit costs of the RJS Subsidiaries, taken as a whole, (2) as required by the existing terms of any RJS Benefit Plan in effect on the date hereof or (3) in connection with the adoption or amendment of RJS Benefit Plans (or other practices) generally applicable to directors, officers or employees within a particular relevant jurisdiction and that do not result in a material increase in the benefit costs of the RJS Subsidiaries, taken as a whole) or (B) materially increase the salaries, wage rates, bonus opportunities, benefits or other compensation (including equity based compensation) of RJS Employees, in each case except (1) in the ordinary course of business, (2) as required to comply with applicable Law, (3) in connection with employment agreements or arrangements entered into with any RJS Employees who are hired to replace employees who have voluntarily left their employment or been terminated as permitted herein or to fill open positions existing as of the date hereof, or who are promoted after the date hereof, in each case, consistent with past practice, (4) subject to the limits set forth in Section 7.02(c)(xiii) of the RJS Disclosure Letter, severance arrangements with individual employees that include releases of claims, which such arrangements (and releases) are consistent with past practice or (5) subject to the limits set forth in Section 7.02(c)(xiii) of the RJS Disclosure Letter, retention agreements or arrangements with individual RJS Employees;

(xiv) Contracts. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to (A) except as set forth on Section 7.02(c)(xiv) of the RJS Disclosure Letter, amend or modify, in any material respect, renew or terminate (partially or completely), any of the RJS Material Contracts (other than an Energy Marketing and Trading Contract, which are governed by Section 7.02(c)(vi)), (B) enter into any Contract (other than an Energy Marketing and Trading Contract, which are governed by Section 7.02(c)(vi)) that if in effect on the date hereof would be an RJS Material Contract or (C) waive, release, assign or otherwise forego any material right or claim of any RJS Subsidiary under any RJS Material Contract (other than an Energy Marketing and Trading Contract, which are governed by Section 7.02(c)(vi)), other than, in the case of the immediately preceding clauses (A), (B) and (C), (1) in the ordinary course of business; provided that such action contemplated by clauses (A), (B) or (C) would not, and would not reasonably be expected to, restrict the operation of the business of the RJS Subsidiaries, taken as a whole, in any material respect or materially and adversely affect the operation of the RJS Subsidiaries, taken as a whole, following the Closing Date, or (2) any Contract that is otherwise expressly permitted to be entered into pursuant to any other section of this Section 7.02(c) other than clauses (iv) and (vii);

(xv) Affiliate Transactions. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to (A) except as set forth on Section 7.02(c)(xv)(A) of the RJS Disclosure Letter, amend or modify (except for immaterial amendments or modifications) any Contract with RJS or any of their respective Affiliates (other than the RJS Subsidiaries), any Affiliated RJS Person or TPM, (B) enter into any Contract with RJS or any of their respective Affiliates (other than the RJS Subsidiaries), any Affiliated RJS Person or TPM, (C) except as permitted pursuant to the immediately preceding clause (A), waive, release, assign or otherwise forego any material right or claim under any Contract with RJS or any of their respective Affiliates (other than the RJS Subsidiaries), any Affiliated RJS Person or TPM, or (D) otherwise make any loans, advances or other payments to, or enter into any other arrangement with, RJS or any of their respective Affiliates (other than the RJS Subsidiaries), any Affiliated RJS Person or TPM, other than, in the case of the immediately preceding clause (D), payments permitted pursuant to Section 7.02(c)(ii) or otherwise as set forth on Section 7.02(c)(xv)(D) of the RJS Disclosure Letter;

(xvi) Settlement of Litigation. Except as set forth on Section 7.02(c)(xvi) of the RJS Disclosure Letter, Raven, Jade and Sapphire shall not permit any RJS Subsidiary to, commence, waive, release or settle any Action or agree to the entry of any Order if such Action or Order would restrict the operation of the business of the RJS Subsidiaries, taken as a whole, in any material respect following the Closing Date or require payments by any or all RJS Subsidiaries in excess of $1 million individually or $5 million in the aggregate (provided, however, that this Section 7.02(c)(xvi) shall not apply to any Action or Order (1) relating to Taxes (which are addressed in Section 7.02(c)(xi)) or (2) arising out of or related to this Agreement, the Other Transaction Documents or the Transactions);

(xvii) Insurance. Raven, Jade and Sapphire shall cause each RJS Subsidiary, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance (including outage insurance) in such amounts and against such risks and losses as are customary for companies engaged in the power generation industry and consistent with past practice;

(xviii) Plant Closings. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to effect or permit a plant closing, mass layoff or similar event under the WARN Act;

(xix) Change in Business. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to, engage in any business other than the businesses conducted by the RJS Subsidiaries as of the date hereof and activities incidental thereto; and

(xx) Foregoing Actions. Raven, Jade and Sapphire shall not permit any RJS Subsidiary to commit or agree, in writing or otherwise, to take any of the foregoing actions which it is not permitted to take pursuant to this Section 7.02(c).

(d) Raven, Jade and/or Sapphire may, and may cause any RJS Subsidiary to, take commercially reasonable actions that would otherwise be prohibited pursuant to Section 7.02(a) or Section 7.02(c) in order to prevent the occurrence of or mitigate the existence of an emergency situation involving endangerment of life, human health, safety or the environment or the protection of equipment or other assets; provided, however, that (i) Raven, Jade and/or Sapphire shall provide Parent with notice of such emergency situation and any such action taken by Raven, Jade and/or Sapphire or such other entity as soon as reasonably practicable, and (ii) nothing in this Section 7.02(d) shall be deemed to waive any breach or violation by Raven, Jade and/or Sapphire of any representation or warranty under this Agreement as a result of such action.

(e) On or prior to the Closing, Raven, Jade and Sapphire shall pay, or cause to be paid to the RJS Subsidiaries, all amounts received by, or for the benefit of, RJS or otherwise paid in violation of Section 7.02(c)(ii), Section 7.02(c)(viii) or Section 7.02(c)(xv).

Section 7.03 Advice of Changes. From the date hereof to the earlier of the Closing and the Termination Date, (a) Parent shall promptly advise RJS orally and in writing of any event, change, effect, development, state of facts, circumstance, condition or occurrence that has had or would reasonably be expected to have an Energy Supply Business MAE and (b) Raven, Jade and Sapphire shall promptly advise Parent orally and in writing of any event, change, effect, development, state of facts, circumstance, condition or occurrence that has had or would reasonably be expected to have an RJS MAE.

Section 7.04 No Control of Other Party’s Business. Prior to the Closing, each of the Parties shall exercise and be responsible for, consistent with the terms and conditions of this Agreement and applicable Law (including the HSR Act), complete control and supervision over its and its Subsidiaries’ respective businesses and operations (including, in the case of Parent, the New Entities and Energy Supply, complete control and supervision of all programs, employees, finances and policies of the Energy Supply Business), and prior to the Closing, no Party shall (and nothing contained in this Agreement shall give a Party, directly or indirectly, the right to) exercise control or supervision over the business or operations of any Person that is not a Subsidiary of such Party prior to the Closing.

Section 7.05 Termination of RJS Agreements. Prior to the Closing, Raven, Jade and Sapphire shall, and shall cause the RJS Subsidiaries, to terminate any and all Contracts, whether or not in writing, between or among any RJS Subsidiary, on the one hand, and RJS or any of its Affiliates (other than the RJS Subsidiaries), any Affiliated RJS Person or TPM, on the other hand, other than those Contracts listed in Section 6.10(d) of the RJS Disclosure Letter. No such Contract (including any provision thereof which purports to survive termination), other than those Contracts listed in Section 6.10(d) of the RJS Disclosure Letter, shall be of any further force or effect on or after the Closing Date and, except as provided in the next sentence, all parties thereto and the RJS Subsidiaries, RJS and its Affiliates, the Affiliated RJS Persons and TPM are hereby released from all Liabilities thereunder. From and after the Closing Date, none of RJS nor any of its Affiliates, any RJS Subsidiary, any Affiliated RJS Person or TPM shall have any rights or Liabilities under any such terminated Contract, except as specifically provided herein or any Ancillary Agreement (including any obligation to settle any receivable, payable or loan as provided in Section 7.06).

Section 7.06 Termination of Accounts. Prior to the Closing, Raven, Jade and Sapphire shall, and shall cause the RJS Subsidiaries to, cause each receivable, payable or loan between any RJS Subsidiary, on the one hand, and RJS or any of its Affiliates (other than the RJS Subsidiaries), any Affiliated RJS Person or TPM, on the other hand, to be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation, including with respect to Taxes, on any of the RJS Subsidiaries).

Section 7.07 Transfer of Domain Names. Prior to the Closing, Raven, Jade and Sapphire shall, and shall cause the RJS Subsidiaries to, cause each domain name registration owned by TPM that is used primarily in the conduct of the business of the RJS Subsidiaries to be transferred to the RJS Subsidiaries.

ARTICLE VIII

COVENANTS

Section 8.01 Efforts to Close; Antitrust Clearance.

(a) Parent and RJS each shall file with the FTC and the DOJ any notifications required to be filed pursuant to and in compliance with the HSR Act at such time as Parent and RJS shall reasonably agree. Without limitation of Section 8.01(b) through Section 8.01(g) below, Parent and Raven, Jade and Sapphire each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to obtain early termination of any waiting period under the HSR Act and promptly (i) supply the other with any information or reasonable assistance required or reasonably requested in order to effectuate such filings and (ii) supply any additional information or materials which are required or requested by the FTC or the DOJ.

(b) The Parties shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to file, as soon as practicable after the date of this Agreement (including (i) with respect to filings in connection with the NRC approval for indirect transfer of control of the operating license for PPL Susquehanna in no event later than 30 Business Days after the date of this Agreement and (ii) with respect to filings in connection with the FERC Approval in no event later than 30 Business Days after the date of this Agreement), all other applications, notices, registrations, filings, reports, petitions and other documents, if any, required to be filed with any Governmental Authority which are necessary or advisable to consummate the Transactions, including all Parent Regulatory Approvals and all RJS Regulatory Approvals. Each Party shall (and shall cause its respective Subsidiaries to) promptly (i) supply the others with any information or reasonable assistance required or reasonably requested in order to effectuate any of the foregoing pursuant to this Section 8.01, (ii) supply any additional information or materials which are required or reasonably requested by any Governmental Authority of competent jurisdiction in connection with the Transactions, except to the extent both Parent and RJS otherwise agree, (iii) subject to any restrictions under applicable Law, jointly participate in any communication, meeting or other contact with any Governmental Authority in connection with this Agreement or any of the Transactions, and (iv) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by a Party or any of its Subsidiaries from any third party and/or any Governmental Authority with respect to the Transactions. Subject to any restrictions under applicable Law, Parent and RJS shall jointly, and on an equal basis, coordinate the overall development of the positions and strategies taken, information presented and the regulatory action requested in any filing pursuant to this Section 8.01. Each Party will use (and shall cause their respective Subsidiaries to use) reasonable best efforts to (A) consult and cooperate with one another, (B) permit the other Parties or their counsel to review in advance any proposed written communication or filing by such Party to any Governmental Authority (excluding any communication related to Taxes) in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any Party in connection with any proceedings, inquiry or investigation under or relating to the HSR Act, the FPA, any state or local utility commission or any other regulatory Laws or otherwise (including any Action or proceeding initiated by a private third party) in connection with the Transactions, (C) notify the other Parties of any oral communications with any Governmental Authority relating to any of the foregoing, (D) provide the other Parties with copies of all written communications with any Governmental Authority relating to any of the foregoing and (E) participate in meetings, hearings, settlement proceedings, or other processes ordered by any Governmental Authority in connection with respect to a Parent Regulatory Approval or RJS Regulatory Approval.

(c) Subject to any restrictions under applicable Law, each of Parent and RJS shall (and shall cause their respective Subsidiaries to) (i) give the other prompt notice of the commencement or threat of commencement of any Action whether by or before any Governmental Authority or initiated by a private Person with respect to the Transactions, (ii) keep the other Parties informed as to the status of any such Action or threat and (iii) reasonably cooperate in all respects with each other and shall use their respective reasonable best efforts to vigorously contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including reasonably pursuing administrative and judicial appeal.

(d) Subject to the conditions and upon the terms of this Agreement and the Other Transaction Documents, each Party shall use (and shall cause their respective Subsidiaries to use)

reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Transactions (including, for the avoidance of doubt, using reasonable best efforts to complete the Separation Transactions and the Spin Transactions on the terms and conditions set forth in the Separation Agreement and this Agreement). Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement and the Other Transaction Documents, each Party shall (and shall cause their respective Subsidiaries to) (i) reasonably cooperate with the other Parties (including, to the extent applicable, using reasonable best efforts to seek the cooperation of any third parties, such as insurers, whose cooperation may be necessary or desirable in order to effectuate the provisions of this Agreement and the Other Transaction Documents), (ii) execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by any other Party to evidence or reflect the Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (iii) give all notices (if any) required to be made and given by such Party (or its Subsidiaries) in connection with the Transactions; (iv) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization required to be obtained from any Governmental Authority or other Person in connection with the Transactions, including the Parent Regulatory Approvals and the RJS Regulatory Approvals; (v) use reasonable best efforts not to take any action that could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise, (D) materially delay or prevent the consummation of the transactions contemplated by this Agreement, or (E) materially and adversely increase the conditions that are likely to be imposed by any Governmental Authority in connection with obtaining its approval for the transactions contemplated hereby; and (vi) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Transactions. In furtherance of and subject to the terms of this Agreement, in connection with obtaining the Regulatory Approvals, (A) the Parties shall, in good faith, reasonably cooperate with each other in determining what actions in respect of the Regulatory Approvals to take and any mitigation plans in furtherance thereof, and (B) no Party (or any of its Subsidiaries) shall settle any Action or enter into any consent or Order with any Governmental Authority without the consent (such consent not to be unreasonably withheld, conditioned or delayed) of the other Parties; provided that the consent of the other Parties shall not be so required if (x) the effect of such settlement, consent or Order would not reasonably be expected to have a Combined MAE (after giving effect to any and all actions required by (or agreed to by the Parties in any consent or settlement with) any Governmental Authority) and (y) but for such settlement or entry into such consent or Order with such Governmental Authority, the Outside Date would have occurred without such Regulatory Approval having been obtained.

(e) The reasonable best efforts of the Parties (and their respective Subsidiaries) shall include entering into and performing one or more agreements to hold separate and divest or license such businesses, products and Assets of any of the foregoing, and to take all such other actions as may be necessary to obtain the agreement or consent of any Governmental Authority to the Transactions, in each case, on such terms as may be required by such Governmental Authority and at such time as may be necessary to ensure that the Closing will occur as soon as possible (it being understood that (x) no Party shall be required to take (or cause its Subsidiaries to take) any actions described in this sentence the effectiveness of which is not conditioned on the Closing occurring and (y) in connection with or in furtherance of obtaining any Regulatory Approvals, none of Parent, any Subsidiary of Parent or any member of the Energy Supply Group shall, without the prior written consent of RJS, Transfer or hold separate any Energy Supply Assets or take (or cause to be taken) any actions to Transfer or hold separate any Energy Supply Assets, in each case, prior to the Closing and the effectiveness of which Transfer or such other action is not expressly conditioned on the Closing occurring). Notwithstanding the foregoing or anything in this Agreement to the contrary, reasonable best efforts shall not require Parent (or any of its Subsidiaries) or RJS (or any of its Subsidiaries) to take any action that would have a Combined MAE (after giving effect to any and all actions required by (or agreed to in any consent or settlement with) any Governmental Authority), and except as set forth on Section 8.01(e) of the Parent Disclosure Letter or Section 8.01(e) of the RJS Disclosure Letter, as applicable, nothing in this Section 8.01 shall require any Party to cause any Affiliate (other than a Subsidiary of such Party) to take any action or omit to take any action.

(f) The Parties shall (and shall cause any relevant Subsidiaries to) execute and deliver officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by counsel, including the effective date of the NewCo Registration Statement and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the Closing Transactions.

(g) Parent shall use (and shall cause its Subsidiaries to use) reasonable best efforts to obtain the opinions described in Section 9.01(f) and Section 9.01(g) prior to the Closing, and RJS shall use (and shall cause its Subsidiaries to use) reasonable best efforts to obtain the opinions described in Section 9.02(e).

(h) Notwithstanding any other provision of this Section 8.01, in the event that the NRC, in connection with the approval for indirect transfer of control of the operating license for Susquehanna, determines that, as a condition to approval of the license transfer, additional assets or standby guarantees or similar financial commitments are required to establish the financial qualifications of HoldCo, NewCo, Energy Supply or any other member of the Energy Supply Group, NewCo will bear the obligation to provide and maintain, as applicable, any such additional assets, guarantee or other commitment required by the NRC and Parent will not be responsible for any obligation to provide and maintain, as applicable, such additional assets, guarantee, credit support or other commitment required by the NRC.

Section 8.02 Public Announcements. The Parties agree that, from the date of this Agreement through the Closing Date, no release or announcement concerning this Agreement, the Other Transaction Documents or the Transactions shall be issued by any Party or any of their respective Subsidiaries or agents without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or regulations of any applicable securities exchange, in which case the Party proposing to issue such release or make such announcement shall use reasonable best efforts to consult in good faith with the other Parties before issuing such release or making any such announcement.

Section 8.03 Access. From the date hereof to the earlier of the Closing or the Termination Date, to the extent permitted by applicable Law, each of Parent and RJS shall allow all designated Representatives of the other, reasonable access, at reasonable times, upon reasonable advance notice and in a manner as shall not unreasonably interfere with the conduct of the Energy Supply Business or the business of the RJS Subsidiaries, as applicable, to the personnel, books and records, files, correspondence, audits and properties, as well as to all information relating to commitments, Contracts, titles, insurance, its operations (including results of operations) and financial position, or otherwise in each case pertaining primarily to the business and affairs of the Energy Supply Business, on the one hand, or the RJS Subsidiaries, on the other hand; provided, however, that (i) no investigation pursuant to this Section 8.03 shall modify or qualify any representation or warranty given by any Party hereunder and (ii)

notwithstanding the provision of information or investigation by any Party, no Party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) no Party shall be required to provide any information pursuant to this Section 8.03 which it determines in good faith it may not provide to another Party by reason of applicable Law (including any information in confidential personnel files), which such Party determines in good faith constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of any Contract with a third party and (B) no Party shall be required to provide access to any of its properties pursuant to this Section 8.03 if such access would result in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any Phase II or other onsite environmental investigation or study but not including any Phase I environmental investigation or other environmental investigation that does not include any sampling or testing), without such Party’s written consent, which such party may grant or deny in its sole discretion. The Parties shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions in clause (A) of the preceding sentence apply. The Parties hereby agree that the Confidentiality Agreement and the Joint Defense Agreement shall govern all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement or the consummation of the Transactions; provided, however, that none of the foregoing shall restrict disclosure by a Party to its current or potential investors, members, partners and lenders or other financial or capital sources subject to an obligation of confidentiality with respect to such information and in respect of whose failure to comply with such confidentiality obligations, the applicable Party will be responsible. Without limiting the Parties’ respective obligations under any of the Other Transaction Documents, effective upon, and only upon the consummation of the Closing Transactions, the obligations under the Confidentiality Agreement shall terminate, except (I) in the case of the Parent Group, with respect to provisions regarding disclosure and use of confidential information related to the RJS Group, any member of the Combined Group or the business, operations, Assets or Liabilities of the Combined Group and (II) in the case of RJS, with respect to provisions regarding disclosure and use of confidential information of the Parent Group not related to the Energy Supply Business, the Energy Supply Assets, any member of the Combined Group or the business, operations, Assets or Liabilities of the Combined Group. If, for any reason, this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. For the avoidance of doubt, the Joint Defense Agreement shall survive the termination of this Agreement.

Section 8.04 Preparation of SEC Filings.

(a) As promptly as practicable following the date hereof, to the extent such filings are required by applicable Law, Parent and RJS shall jointly prepare and file with the SEC the NewCo Registration Statement and the Parties shall use their reasonable best efforts to take such other actions and file such other securities-related documents as may be applicable to the Closing Transactions (including pursuant to any applicable state securities Laws). The Parties shall use their respective reasonable best efforts to have the NewCo Registration Statement and any other securities-related filings that may be required in connection with the Closing Transactions declared effective under the Exchange Act or Securities Act, as applicable, as promptly as reasonably practicable and advisable after such filing. No filing of, or amendment or supplement to, the NewCo Registration Statement shall be made by any Party, in each case without the approval of Parent and RJS (which approval shall not be unreasonably withheld, conditioned or delayed) and subject to providing the other Parties a reasonable opportunity to review and comment thereon.

(b) As promptly as practicable after the date hereof, Raven, Jade and Sapphire shall use their respective reasonable best efforts to provide Parent all audited and unaudited consolidated balance sheets, income statements and statements of cash flows of the RJS Subsidiaries, for all periods required by the SEC in connection with the NewCo Registration Statement, in each case together with the notes thereto, prepared in accordance with GAAP, and which present fairly in all material respects the consolidated financial position and results of operations as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(c) Parent shall furnish all information concerning Parent, the New Entities, Energy Supply and the Energy Supply Subs, and Raven, Jade and Sapphire shall furnish all information concerning RJS and the RJS Subsidiaries, as may be reasonably requested in connection with the preparation and filing of the NewCo Registration Statement and any other securities-related filings that may be required in connection with the Closing Transactions, including, in each case, such financial and other information necessary to prepare such “pro forma” financial statements as may be required by Article 11 of Regulation S-X. If at any time prior to the Closing any information should be discovered by any Party which should be set forth in an amendment or supplement to the NewCo Registration Statement or any other securities-related filings that may be required in connection with the Closing Transactions, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties thereof and the Parties shall jointly promptly prepare and file with the SEC an appropriate amendment or supplement describing such information.

(d) The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the NewCo Registration Statement or any other securities-related filings that may be required in connection with the Closing Transactions or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto and shall respond as promptly as practicable to any such comments or requests.

Section 8.05 No Solicitation.

(a) Raven, Jade and Sapphire agree that, following the date hereof through the earlier of the Closing or the Termination Date, neither it nor any of their Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission or announcement of any RJS Takeover Proposal, (ii) furnish any nonpublic information regarding any of Raven, Jade or Sapphire or any of their Subsidiaries to any Person (other than Parent, Energy Supply, NewCo and/or their Representatives) in connection with or in response to a RJS Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than Parent, Energy Supply, NewCo and/or their Representatives) with respect to any RJS Takeover Proposal, (iv) approve, endorse or recommend any RJS Takeover Proposal or (v) enter into any letter of intent, agreement in principle or other agreement providing for any RJS Takeover Transaction.

(b) Upon the execution of this Agreement, Raven, Jade and Sapphire shall, and shall cause their Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between any of Raven, Jade or Sapphire or any such Subsidiary or any of their respective officers, directors, employees or Representatives and any Person (other than Parent, Energy Supply, NewCo and their Representatives) that relate to any RJS Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any third party to such discussions to return to RJS or the applicable Subsidiary or to destroy all confidential information of RJS and the Subsidiaries in such third party’s or its Representative’s possession. Raven, Jade and Sapphire agree not to, and to cause the Subsidiaries not to, waive, or otherwise release any third party from, any confidentiality or standstill provisions of any agreement related to a RJS Takeover Proposal to which any of Raven, Jade or Sapphire or any Subsidiary is or may become a party. RJS shall promptly (and, in any event, within 48 hours) notify Parent of the receipt of any RJS Takeover Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, an RJS Takeover Proposal, indicating, in each case, the identity of the Person or group making such RJS Takeover Proposal, inquiry, offer, proposal or request for information and a copy of any RJS Takeover Proposal made in writing and the material terms and conditions of any RJS Takeover Proposal not made in writing (including, in each case, as applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep Parent informed in reasonable detail, on a prompt basis (and, in any event, within 48 hours), of the status and terms of any such RJS Takeover Proposal, inquiry, offer, proposal or request, including any material developments or modifications to the terms of any such RJS Takeover Proposal, inquiry, proposal, offer or request (including amendments thereto).

(c) Each of Parent, Energy Supply and the New Entities agrees that, following the date hereof through the earlier of the Closing or the Termination Date, none of Parent, any of the Subsidiaries of Parent, the New Entities, Energy Supply or any of the Energy Supply Subs, or any of their respective officers, directors or employees, shall, and each of Parent, Energy Supply and the New Entities shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission or announcement of any Energy Supply Takeover Proposal, (ii) furnish any nonpublic information regarding the Energy Supply Business, the Energy Supply Assets, Parent, any Subsidiary of Parent or any member of the Energy Supply Group to any Person (other than RJS, the RJS Subsidiaries and/or their Representatives) in connection with or in response to an Energy Supply Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than RJS, the RJS Subsidiaries and/or their Representatives) with respect to any Energy Supply Takeover Proposal, (iv) approve, endorse or recommend any Energy Supply Takeover Proposal or (v) enter into any letter of intent, agreement in principle or other agreement providing for any Energy Supply Takeover Transaction.

(d) Upon the execution of this Agreement, each of Parent, the New Entities and Energy Supply shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between any of Parent, any Subsidiary of Parent, the New Entities, Energy Supply or any Energy Supply Sub or any of their respective officers, directors, employees or Representatives and any Person (other than RJS, the RJS Subsidiaries and their Representatives) that relate to any Energy Supply Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any third party to such discussions to return to Parent, such Subsidiary of Parent, the New Entities, Energy Supply or the applicable Energy Supply Sub or to destroy all confidential information of Parent or its Subsidiaries relating to the Energy Supply Business or any Energy Supply Assets or of any member of the Energy Supply Group in such third party’s or its Representative’s possession. Each of Parent, the New Entities and Energy Supply agrees not to, and to cause their respective Subsidiaries not to, waive, or otherwise release any third party from, any confidentiality or standstill provisions of any agreement related to an Energy Supply Takeover Proposal to which any of Parent, any Subsidiary of Parent, the New Entities, Energy Supply or any Energy Supply Sub is or may become a party. Each of Parent, the New Entities and Energy Supply shall promptly (and, in any event, within 48 hours) notify RJS of the receipt of any Energy Supply Takeover Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, an Energy Supply Takeover Proposal, indicating, in each case, the identity of the Person or group making such Energy Supply Takeover Proposal, inquiry, offer, proposal or request for information and a copy of any Energy Supply Takeover Proposal made in writing and the material terms and conditions of any Energy Supply Takeover Proposal not made in writing (including, in each case, as applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep RJS informed in reasonable detail, on a prompt basis (and, in any event, within 48 hours), of the status and terms of any such Energy Supply Takeover Proposal, inquiry, offer, proposal or request, including any material developments or modifications to the terms of any such Energy Supply Takeover Proposal, inquiry, proposal, offer or request (including amendments thereto).

Section 8.06 NYSE Listing. The Parties shall use their respective reasonable best efforts to cause the shares of NewCo Common Stock to be issued in connection with the Closing Transactions to be listed on the NYSE as of the Closing, subject to official notice of issuance.

Section 8.07 Required Amendments. The Parties shall cooperate and negotiate in good faith with respect to any amendment to this Agreement or the Other Transaction Documents reasonably requested by a Party in order to enable its counsel to deliver the written opinions contemplated by Section 9.01(g) or Section 9.02(f), as the case may be (any such amendment, a “Proposed Amendment”). Neither Party shall withhold its consent to a Proposed Amendment that (i) does not result in any change in the percentage of the shares of NewCo to be received by any Person hereunder, (ii) is not adverse to the interests of such Party and (iii) does not unreasonably impede or delay consummation of the Transactions. Any Proposed Amendment that the Parties consent to shall be reflected through the execution of appropriate written amendments to the applicable agreement.

Section 8.08 Post-Closing Commitments.

(a) For at least three (3) years after Closing, NewCo shall maintain its headquarters in Pennsylvania.

(b) For at least three (3) years after Closing, NewCo shall use commercially reasonable efforts to maintain competitive retail energy supply business activity in the City of Allentown’s Neighborhood Improvement Zone.

Section 8.09 Financings.

(a) Following the date hereof through the earlier of the Closing Date or the Termination Date, Parent, NewCo, HoldCo and Energy Supply shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, prior to the Closing Date, all things necessary to arrange and obtain one or more credit and/or letter of credit facilities and/or issue debt securities of a member of the Energy Supply Group to be available at or prior to the Closing (collectively, the “Energy Supply Financing”) in exchange for, or to extend, refinance, renew or replace in full (i) the Specified Energy Supply Refinanced Debt at or prior to the maturity thereof and (ii) at or substantially concurrently with the Closing, (A) the Energy Supply Closing Refinanced Debt and (B) any RJS Refinanced Debt identified to Parent in writing no later than sixty (60) days prior to the anticipated Closing Date to be repaid, refinanced or replaced from the proceeds of any Energy Supply Financing at or substantially concurrently with the Closing (such Indebtedness being repaid, refinanced or replaced, the “RJS Closing Refinanced Debt”); provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to the immediately preceding clauses (i) and (ii) shall not, except as mutually agreed by Parent, NewCo and RJS, exceed the Permitted Refinancing Amount.

(b) Following the date hereof through the earlier of the Closing or the Termination Date, Raven, Jade and Sapphire shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, prior to the Closing Date, all things necessary to arrange and obtain the RJS Financings at or prior to the Closing.

(c) Unless otherwise consented to by RJS (such consent not to be unreasonably withheld, conditioned or delayed), the terms and conditions of the Energy Supply Financing shall be at then-prevailing market terms for similar Indebtedness of companies of a size and with a credit rating or profile similar to the Combined Group. Unless otherwise consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the terms and conditions of the RJS Financing shall be at then-prevailing market terms for similar Indebtedness of companies of a size and with a credit rating or profile similar to the RJS Subsidiaries, taken as a whole; provided, however, that (i) the foregoing shall not apply (and no consent of Parent shall be required) in respect of an RJS Financing of the type described in clause (i) of the definition of “RJS Financing” if the applicable terms and conditions of such RJS Financing are at least as favorable as those set forth on Section 8.09(c)(i) of the RJS Disclosure Letter and (ii) notwithstanding anything to the contrary, unless otherwise consented to by Parent, an RJS Financing of the type described in clause (i) of the definition of “RJS Financing” shall in all circumstances include the terms set forth on Section 8.09(c)(ii) of the RJS Disclosure Letter.

(d) Following the date hereof through the earlier of the Closing Date or the Termination Date, Parent, NewCo, HoldCo and Energy Supply, on the one hand, and Raven, Jade and Sapphire, on the other hand, (i) shall keep the other Parties reasonably apprised to the status and material developments with respect to the arranging and availability of the Energy Supply Financing and RJS Financing, respectively and (ii) shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts, and to cause their respective employees, accountants, counsel and other representatives, to cooperate with each other in connection with the arrangement of the Financings, including (A) participating in meetings, drafting sessions, due diligence sessions, presentations, “road shows” and sessions with prospective lenders, initial purchasers, placement agents, investors and rating agencies in connection with the marketing of the Financings, (B) preparing business projections, financial statements, offering memoranda, offering documents, bank information memoranda (including the delivery of customary representation letters and authorization letters), private placement memoranda, prospectuses, materials for ratings agency presentations and similar documents, (C) executing and delivering all reasonably necessary documents and instruments, including any pledge and security documents, other definitive financing documents, including any indemnity agreements, or other requested certificates, documents, or legal opinions in connection with the Financings, (D) disclosing the Financings as reasonably appropriate in all filings made pursuant to Section 8.04, (E) furnishing as promptly as reasonably practicable all historical financial statements and other pertinent financial information as may be reasonably requested by Energy Supply or RJS, as applicable (with respect to an Energy Supply Financing or an RJS Financing, respectively), including financial statements and financial and other data of the type customarily (1) included in a bank information memorandum (including pro forma financial information) and (2) included in a registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act (which, for the avoidance of doubt, shall not include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X or Compensation Discussion and Analysis required by Regulation S-X Item 402(b), but would include customary disclosure of certain guarantor and non-guarantor information) and of the type or the type and form that are customarily included in a private placement of debt securities pursuant to Rule 144A or Regulation S promulgated under the Securities Act (collectively, the “Required Financial Information”), (F) reasonably cooperating with other marketing efforts in connection with the Financings, (G) taking all actions reasonably necessary or desirable to establish bank and other accounts and blocked account agreements in connection with the Financings, (H) using reasonable best efforts to obtain accountants’ comfort letters in customary form, environmental assessments, collateral appraisals, field audits, surveys and title insurance, consents, landlord waivers and estoppels and non-disturbance agreements, (I) reasonably cooperating with legal counsel in connection with any legal opinions or such other documents that such legal counsel may be required to deliver in connection with any Financings, and (J) furnishing all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e) For the avoidance of doubt, nothing in this Section 8.09 shall require (i) Parent or any other member of the Parent Group to (A) pledge or otherwise encumber any Excluded Assets or (B) provide any guarantee, surety, indemnification or otherwise incur any Liability with respect to the Combined Group or the Financings or (ii) RJS to (A) pledge or otherwise encumber the Capital Stock of any of its Subsidiaries (other than RJS Subsidiaries (except in respect of an RJS Financing of the type described in clause (i) of the definition of “RJS Financing”)) or other Assets or (B) provide any guarantee, surety or indemnification or otherwise incur any Liability (other than in respect of Shared Expenses) with respect to the Combined Group or the Financings, or (iii) any RJS Subsidiary to prior to the Closing, pledge or otherwise encumber the Capital Stock of any of its Subsidiaries or other Assets or provide any guarantee, surety or indemnification or otherwise incur any Liability, in each case in respect of any Energy Supply Financing pursuant to which Energy Supply Closing Refinanced Debt is repaid or refinanced, in connection with an Energy Supply Financing.

(f) Following the date hereof through the earlier of the Closing Date or the Termination Date, Parent, NewCo, HoldCo and Energy Supply, on the one hand, and Raven, Jade and Sapphire, on the other hand, shall promptly notify the other Parties in writing upon learning of (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party of any RJS Financing Agreement or Energy Supply Financing Agreement, respectively, of which such Party becomes aware and which would reasonably be expected to result in any part of such Financing not being completed on or before the Closing Date or not being available (other than by reason of its maturity at the stated maturity date) at the Closing Date and (B) the receipt of any written notice from any Person with respect to any (x) actual or potential breach, default, termination or repudiation by any party to any RJS Financing Agreement or Energy Supply Financing Agreement, respectively or (y) any material dispute or disagreement between or among any parties to any RJS Financing Agreement or any Energy Supply Financing Agreement, respectively , in each case, which would reasonably be expected to result in any part of such Financing not being completed on or before the Closing Date or not being available (other than by reason of its maturity at the stated maturity date) at the Closing Date.

Section 8.10 Replacement Guarantees.

(a) The Parties acknowledge that, in the course of conduct of the Energy Supply Business, Parent and its Affiliates may have entered into various arrangements in which guarantees, bonds, credit support or similar arrangements were issued by Parent or its Affiliates to support or facilitate the Energy Supply Business. Any such arrangements entered into by Parent and its Affiliates (other than the Energy Supply Group) are, to the extent related to the Energy Supply Business, hereinafter referred to as the “Parent Guarantees.” The Parties acknowledge and agree that the Parties shall use their respective commercially reasonable efforts to novate, assign or replace each Parent Guarantee with a replacement guarantee or similar support on similar terms and conditions from Energy Supply or an Energy Supply Sub following the Closing and to obtain the release of Parent and its Affiliates (other than Energy Supply or an Energy Supply Sub) from any Liability (other than any Liabilities in respect of Excluded Liabilities) with respect to such Parent Guarantees, in each case, effective on or prior to the Closing. If, as of the Closing, any one or more of the Parent Guarantees has neither expired in accordance with its terms nor been novated, assigned or replaced in accordance with this Section 8.10 (any such obligation in respect of a Parent Guarantee (other than any Liabilities in respect of Excluded Liabilities), until it expires, is terminated or novated, assigned or replaced in accordance with this Section 8.10, an “Outstanding Parent Guarantee”), the Parties shall, following the Closing, continue to use their respective commercially reasonable efforts to novate, assign or replace each such Outstanding Parent Guarantee in accordance with the immediately preceding sentence with a replacement guarantee or similar support on similar terms and conditions from Energy Supply or an Energy Supply Sub following the Closing. The costs of providing replacement guarantees or similar support in accordance with this Section 8.10 shall constitute Shared Expenses.

(b) From and after the Closing, Energy Supply shall indemnify, defend and hold harmless Parent and its Affiliates (other than any member of the Combined Group) against, and shall reimburse Parent and its Affiliates (other than any member of the Combined Group) for, any and all Losses that result from, relate to or arise out of any Outstanding Parent Guarantee.

Section 8.11 Susquehanna. Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date:

(a) Each of Parent, the New Entities and Energy Supply shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to:

(i) cause Susquehanna Unit 2 to be moved from the NRC Reactor Oversight Process Action Matrix Degraded Cornerstone Column 3 to either the NRC Reactor Oversight Process Action Matrix Regulatory Response Column 2 or Licensee Response Column 1;

(ii) cause Susquehanna to be operated and maintained in a manner such that no additional NRC inspection findings or operational performance indicators for Unit 1 or Unit 2 of Susquehanna will cause a unit to be in the NRC Reactor Oversight Process Action Matrix Degraded Cornerstone Column 3 or higher;

(iii) not defer any planned maintenance or scheduled outages for Susquehanna; and

(iv) continue to purchase fuel for Susquehanna in a manner consistent with past practices and not make any material changes to such fuel supply practices.

(b) Parent, the New Entities and Energy Supply (i) shall provide prompt written notice (and in any event within five (5) Business Days) to RJS of the existence of any additional cracking of the turbine blades at Susquehanna that has not been disclosed to RJS prior to the date of this Agreement (A) reported or reflected in any written notification from the OEM to any of Parent, any Subsidiary of Parent or any member of the Energy Supply Group or (B) otherwise confirmed in a finding or report by Susquehanna and (ii) will not, and will not permit its Subsidiaries to, knowingly operate such turbines other than in material compliance with the written OEM specifications and guidelines from time to time applicable thereto.

Section 8.12 Section 16 Matters. Prior to the Closing, Parent, NewCo and HoldCo shall use commercially reasonable efforts to take all such steps, if any, as may be required to cause any acquisitions or dispositions of HoldCo Common Stock or NewCo Common Stock, in each case resulting from the Closing Transactions, by each officer or director who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.13 Financial Statements and Other Reports.

(a) Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date, Parent and Energy Supply will deliver to RJS the unaudited balance sheet and the related statements of income, retained earnings and cash flows of the Energy Supply Group as of the last day of each month ended after the date hereof (collectively, the “Energy Supply Interim Financial Statements”), as soon as practical, but within twenty (20) Business Days, after the conclusion of each month. The Energy Supply Interim Financial Statements will be prepared in accordance with GAAP (other than requirements to provide notes thereto) and will present fairly the financial condition of the members of the Energy Supply Group as at the dates thereof and the results of its operations and cash flows for the periods then ended.

(b) Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date, Raven, Jade and Sapphire, as applicable, will deliver to Parent the consolidated unaudited balance sheet and the related statements of income, retained earnings and cash flows of Raven Power Finance, Topaz Power Holdings and Sapphire Power Finance, as applicable, and its or their consolidated Subsidiaries (or, in lieu of the foregoing, the combined unaudited balance sheet and the related statements of income, retained earnings and cash flows of the RJS Subsidiaries) as of the last day of each month ended after the date hereof (collectively, the “RJS Interim Financial Statements”), as soon as practical, but within twenty (20) Business Days, after the conclusion of each month. The RJS Interim Financial Statements will be prepared in accordance with GAAP (other than requirements to provide notes thereto) and will present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of its operations and cash flows for the periods then ended.

Section 8.14 Disclosure Controls. Prior to the Closing, each of Parent, NewCo, Energy Supply and RJS shall use its reasonable best efforts to implement such programs and take such steps as are reasonably necessary to (i) develop a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to ensure that, after the Closing, material information required to be disclosed by NewCo and Energy Supply, as applicable, in the reports they file or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and regulations and is timely made known to the management of NewCo and Energy Supply, as applicable, by others within the Combined Group to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, (ii) cooperate reasonably with each other in preparing for the transition and integration of the financial reporting systems of NewCo and its Subsidiaries with the financial reporting systems of the RJS Subsidiaries following the Closing and (iii) otherwise enable NewCo and Energy Supply, as applicable, to maintain compliance with the provisions of Section 404 of the Sarbanes-Oxley Act.

Section 8.15 Certain Transaction Documents.

(a) Following the date of this Agreement and prior to the earlier of the Closing Date and the Termination Date, the Parties shall negotiate in good faith to agree upon definitive documents and agreements in respect of the Amended and Restated Certificates of Incorporation of NewCo and HoldCo, the Amended and Restated Bylaws of NewCo and HoldCo, and the Shareholders Agreement, reflecting the terms and conditions set forth on Exhibits A through B, as applicable, attached hereto and otherwise on terms and conditions mutually acceptable to the Parties.

(a) Within sixty (60) days following the date of this Agreement, the Parties shall negotiate in good faith to agree upon definitive documents and agreements in respect of a written transition services agreement in customary form as reasonably determined by mutual agreement of the Parties (the “Parent Transition Services Agreement”) pursuant to which Parent and the Non-Energy Supply Subsidiaries shall provide to the Combined Group, for a period not to exceed 24 months following the Closing Date, such services as are mutually agreed by Parent and NewCo, acting reasonably (collectively, the “Parent Transition Services”) in a manner substantially consistent with, and in no event more extensive in type and scope than, the provision of similar or comparable services by the Parent Group to the Energy Supply Group prior to the date hereof (it being understood that the provision by the Parent Group of Parent Transition Services to any member of the Combined Group that was not a Subsidiary of Parent prior to the date of this Agreement and services performed in connection with the consummation of the Transactions shall not be deemed to be more extensive than the provision of similar or comparable services by the Parent Group to the Energy Supply Group prior to the date hereof). Subject to applicable Law, pricing for the Parent Transition Services shall be as reasonably agreed by the Parties, it being understood that such pricing shall be in accordance with Parent’s cost allocation methodology in effect on the date of this Agreement (without subsidization of NewCo’s business operations or margin to the Parent Group).

(b) Within sixty (60) days following the date of this Agreement, the Parties shall negotiate in good faith to agree upon definitive documents and agreements in respect of a written transition services agreement in customary form as reasonably determined by mutual agreement of the Parties (the “RJS Transition Services Agreement”) pursuant to which TPM would provide to the RJS Subsidiaries, for a period not to exceed 24 months following the Closing Date, such services as are mutually agreed by Parent, NewCo and RJS, acting reasonably (collectively, the “RJS Transition Services”) in a manner substantially consistent with, and in no event more extensive in type and scope than, the provision of similar or comparable services by TPM to the RJS Group prior to the date hereof. Subject to applicable Law, pricing for the RJS Transition Services shall be as reasonably agreed by the Parties, it being understood that such pricing shall be in accordance with TPM’s cost methodology in effect on the date of this Agreement (without subsidization of NewCo’s business operations or margin to TPM).

Section 8.16 Tax Documents. Reasonably in advance of the Closing, Parent shall provide RJS a draft of the Tax Documents for RJS’s review, and promptly following Closing, Parent shall provide RJS a copy of all Tax Documents.

Section 8.17 Certain Interim Period Tax Matters.

(a) From the date hereof to and including the Closing Date, Energy Supply and each of the Energy Supply Subs (each an “Energy Supply Tax Member”) and Parent shall continue to comply with, and make payments in accordance with, in a manner consistent with past practices and policies, the Agreement for Filing Consolidated Income Tax Returns and for Allocation of Consolidated Income Tax Liabilities and Benefits, dated November 1, 2010 and entered into by Parent and certain consenting members of its Consolidated Group (the “Tax Sharing Agreement”). Following the Closing Date, the Energy Supply Tax Members shall no longer be a party to or bound by any of the provisions of the Tax Sharing Agreement.

(b) If, during any Interim Period and pursuant to the Tax Sharing Agreement, any Energy Supply Tax Member distributes or otherwise actually pays to Parent an amount attributable to such Energy Supply Tax Member’s taxable income or gain from any of the Excluded Transactions, Parent shall, promptly after the end of such Interim Period, repay to such Energy Supply Tax Member such amount distributed, such amount to be determined in Parent’s sole discretion exercised in good faith.

(c) If, during any Interim Period, any Energy Supply Tax Member receives from Parent (or any other member of the Parent Group) an amount attributable to a “Corporate tax credit” pursuant to Section 4 of the Tax Sharing Agreement or a “tax benefit” pursuant to Section 6 of the Tax Sharing Agreement, such Energy Supply Tax Member shall, promptly after the end of such Interim

Period, pay to Parent (or the applicable member of the Parent Group) the portion of such amount that is allocable to the relevant Interim Period, such amount to be determined in Parent’s sole discretion exercised in good faith.

(d) As soon as practicable after the end of each Interim Period and no later than 60 days after the due date for filing the relevant Consolidated Tax Return that includes such Interim Period (taking into account applicable extensions), Parent shall, in its sole discretion exercised in good faith, determine the amount of Energy Supply Taxable Income and Energy Supply Tax Amount for such Interim Period and give notice to Energy Supply setting forth such amounts.

(i) If both of the Energy Supply Tax Amount and the amount of the Modified ES TSA Payments for such Interim Period are positive, then:

(A) Energy Supply shall pay Parent an amount equal to the excess, if any, of the Energy Supply Tax Amount over the amount of the Modified ES TSA Payments; or

(B) Parent shall pay to Energy Supply an amount equal to the excess, if any, of the amount of the Modified ES TSA Payments over the Energy Supply Tax Amount.

(ii) If the Energy Supply Tax Amount for such Interim Period is positive and the amount of the Modified Parent TSA Payments for such Interim Period are positive, Energy Supply shall pay Parent an amount equal to the sum of the Energy Supply Tax Amount and the amount of the Modified Parent TSA Payments.

(iii) If the Energy Supply Tax Amount for such Interim Period is not positive, then

(A) Energy Supply shall pay Parent an amount equal to the amount of the Modified Parent TSA Payments with respect to such Interim Period, if any; or

(B) Parent shall pay Energy Supply an amount equal to the amount of Modified ES TSA Payments with respect to such Interim Period, if any.

(iv) Parent’s good faith determination of Energy Supply Taxable Income and the Energy Supply Tax Amount shall be final and binding on the parties to this Agreement, notwithstanding any subsequent judicial or administrative redetermination of income, expense, or other tax attribute reported on the relevant Tax Return, and, for the avoidance of doubt, none of HoldCo, NewCo, or any member of the Energy Supply Group shall have any right to review Parent’s Consolidated Tax Returns. Any amount determined under this paragraph (d) shall be determined without giving effect to Section 7 of the Tax Sharing Agreement. Parent or Energy Supply, as applicable, shall make a payment provided in this Section 8.17(d) within ten (10) days of Parent’s providing notice.

ARTICLE IX

CONDITIONS

Section 9.01 Joint Conditions. The respective obligations of each of Parent, the New Entities, Energy Supply and RJS to consummate the Closing Transactions are subject to the satisfaction (or waiver by Parent and RJS) as of the Effective Time and immediately prior to the Closing of each of the following conditions:

(a) no temporary restraining order or preliminary or permanent injunction or other Order by any Governmental Authority of competent jurisdiction restraining or preventing consummation of any of the Transactions shall have been issued and be in effect;

(b) the Separation Transactions shall have occurred in accordance with the Separation Agreement;

(c) the NewCo Common Stock to be issued in the Closing Transactions shall have been authorized for listing on the NYSE, subject to official notice of issuance;

(d) the Parent Regulatory Approvals and the RJS Regulatory Approvals shall have been obtained (including, in each case, the expiration or termination of any waiting periods with respect thereto (and any extensions thereof) applicable to the Transactions) at or prior to the Closing, and such approvals shall have become Final Orders;

(e) (i) the NewCo Registration Statement shall have become effective under the Securities Act and Exchange Act, as applicable, and shall not be the subject of any stop Order suspending its effectiveness or Actions initiated or threatened by the SEC seeking a stop Order, (ii) all other necessary Permits or filings under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the NewCo Common Stock to be issued pursuant to the Closing Transactions shall have been obtained and shall be in effect and (iii) any applicable notice periods required by applicable stock exchange rules or any of the foregoing securities Laws shall have expired;

(f) the board of directors of each of Parent and NewCo shall have received (with copies to RJS) an opinion, in form and substance reasonably satisfactory to Parent and RJS, from a nationally recognized solvency valuation firm, that, after giving effect to the Transactions (including the Financings), the Transactions shall not leave NewCo or Parent “insolvent” or otherwise unable to pay their respective obligations as they come due;

(g) Parent shall have received (with copies to RJS) (i) a written opinion, dated as of the Closing Date, from Simpson Thacher & Bartlett LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, to the effect (A) that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (B) that the Merger and the Contributions will together qualify as a transaction described in Section 351 of the Code; and (ii) a written opinion, dated as of the Closing Date, from Simpson Thacher & Bartlett LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent and RJS, to the effect that (A) the Energy Supply Election together with the Internal Distribution qualifies as a reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code, (B) the HoldCo Contribution together with the Distribution qualifies as a reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code and (C) the Merger and the Contributions will not cause Section 355(e) of the Code to apply to the Distribution or the Internal Distribution. In rendering the foregoing opinions, counsel shall be permitted to rely upon customary assumptions and assume the accuracy of customary representations provided by RJS, Parent, the New Entities and Energy Supply (and any of their relevant Affiliates);

(h) the Parties shall have entered into (or caused their respective Subsidiaries to enter into or to become effective) (i) the Amended and Restated Certificates of Incorporation of NewCo and HoldCo, the Amended and Restated Bylaws of NewCo and HoldCo, and the Shareholders Agreement, reflecting the terms and conditions set forth on Exhibits A and B, as applicable, attached hereto and otherwise on terms and conditions mutually acceptable to the Parties and (ii) the Parent Transition Services Agreement and the RJS Transition Services Agreement, in each case, on terms and conditions mutually acceptable to the Parties in accordance with the terms of this Agreement and the Separation Agreement; and

(i) after giving effect to the Financings on the Closing Date and the posting or grant of any credit support and other financial commitment required to be provided by any member of the Combined Group in connection with, or as a condition to, the Regulatory Approvals (but without giving effect to any letters of credit or other credit support measures in connection with Energy Marketing and Trading Transactions then outstanding), there shall be at least $1,000,000,000 of undrawn capacity under a revolving credit facility or similar facility available to the Combined Group for purposes other than credit support and other financial commitments required to be provided by any member of the Combined Group in connection with, or as a condition to, the Regulatory Approvals.

Section 9.02 Conditions to the Obligation of RJS. The obligation of RJS to consummate the Closing Transactions is further subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of RJS and may be waived only in a writing executed by RJS) as of the Effective Time and immediately prior to the Closing:

(a) each of Parent, each applicable Subsidiary of Parent, and the members of the Energy Supply Group shall have, in all material respects, performed all obligations and complied with all covenants (other than those covenants and agreements set forth in Section 7.01(c)(i), Section 7.01(c)(ii), Section 7.01(c)(ix) and Section 7.01(c)(xix), which shall have been performed in all respects) required by this Agreement and the Other Transaction Documents to be performed by such Person as of, or prior to, the Closing;

(b) (i) each of the representations and warranties of Parent, the New Entities and Energy Supply set forth in this Agreement (other than Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.06(f) and Section 5.21, collectively, the “Designated Energy Supply Representations”) shall be true and correct in all respects, both at and as of the date of this Agreement and at and as of the Closing Date, as if made anew at and as of such date (except to the extent any such representation or warranty was expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Energy Supply Business MAE” or terms of similar effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE and (ii) each of the Designated Energy Supply Representations shall be true and correct in all respects (other than, in the case of Section 5.04(f), de minimis errors), both at and as of the date of this Agreement and at and as of the Closing Date, as if made anew at and as of such date (except to the extent any such representation or warranty was expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(c) there has not occurred any event, change, effect, development, state of facts, circumstance, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an Energy Supply Business MAE at any time during the period from the date of this Agreement through the Closing Date;

(d) RJS shall have received a certificate of Parent, addressed to RJS and dated as of the Closing Date, signed on behalf of Parent by a senior officer of Parent, certifying the satisfaction by Parent of the conditions applicable to it set forth in Section 9.02(a) and Section 9.02(b) and to the effect that the conditions set forth in Section 9.02(c) have been satisfied;

(e) RJS shall have received a certificate of NewCo, addressed to RJS and dated as of the Closing Date, signed on behalf of NewCo by a senior officer of NewCo, the satisfaction by NewCo, the other New Entities and Energy Supply of the conditions applicable to them set forth in Section 9.02(a) and Section 9.02(b) and to the effect that the conditions set forth in Section 9.02(c) have been satisfied;

(f) RJS shall have received a written opinion, dated as of the Closing Date, from Vinson & Elkins L.L.P., counsel to RJS, in form and substance reasonably satisfactory to RJS, to the effect that the Merger and the Contributions will together qualify as a transaction described in Section 351 of the Code. In rendering the foregoing opinion, counsel shall be permitted to rely upon customary assumptions and assume the accuracy of customary representations provided by RJS, Parent, the New Entities and Energy Supply (and any of their relevant Affiliates);

(g) RJS shall have received evidence, in form and substance satisfactory to RJS, that the matters referenced on Annex I attached hereto have been satisfied or met; and

(h) Each of Parent, each applicable Subsidiary of Parent, the New Entities, Energy Supply and the Energy Supply Subs shall have delivered to RJS duly executed counterparts to each Other Transaction Document to which it is a party.

Section 9.03 Conditions to the Obligation of Parent, the New Entities and Energy Supply. The obligation of each of Parent, the New Entities and Energy Supply to consummate the Closing Transactions is further subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent, the New Entities and Energy Supply and may be waived only in a writing executed by Parent) as of the Effective Time and immediately prior to the Closing:

(a) each of Raven, Jade and Sapphire shall have, in all material respects, performed all obligations and complied with all covenants (other than those covenants and agreements set forth in Section 7.02(c)(i), Section 7.02(c)(ii), Section 7.02(c)(iii) and Section 7.02(c)(ix), which shall have been performed in all respects) required by this Agreement and the Other Transaction Documents to be performed by Raven, Jade or Sapphire as of, or prior to, the Closing;

(b) (i) each of the representations and warranties of RJS (i) set forth in this Agreement (other than Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.06(f) and Section 6.20, collectively, the “Designated RJS Representations”) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made anew at and as of such date (except to the extent any such representation or warranty was expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or a “RJS MAE” or terms of similar effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, an RJS MAE and (ii) the Designated RJS Representations shall be true and correct in all respects (other than in the case of Section 6.04(d), de minimis errors), both at and as of the date of this Agreement and at and as of the Closing Date, as if made anew at and as of such date (except to the extent any such representation or warranty was expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(c) there has not occurred any event, change, effect, development, state of facts, circumstance, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an RJS MAE at any time during the period from the date of this Agreement through the Closing Date;

(d) Parent shall have received a certificate of RJS addressed to Parent and dated as of the Closing Date, signed on behalf of RJS by an officer of each of Raven, Jade and Sapphire, certifying to the effect that the conditions set forth in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been satisfied;

(e) each of Raven, Jade, Sapphire and the RJS Subsidiaries shall have delivered to Parent duly executed counterparts to each Other Transaction Documents to which it is a party; and

(f) Parent and its Affiliates (other than Energy Supply or an Energy Supply Sub) shall have been released from Liability (other than any Liabilities in respect of Excluded Liabilities) with respect to the Parent Guarantees set forth on Section 9.03(f) of the Parent Disclosure Letter.

ARTICLE X

TERMINATION AND ABANDONMENT

Section 10.01 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a) by the mutual written consent of RJS and Parent;

(b) by either Parent or RJS, if the Closing Transactions have not been consummated on or prior to June 30, 2015 (as may be extended, the “Outside Date”); provided, however, that if all of the conditions to Closing have been satisfied or are capable of being satisfied (other than the conditions set forth in Section 9.01(a) or Section 9.01(d), to the extent such failure is due to the failure to have received Final Orders in respect of any Regulatory Approval) the Outside Date may be extended by Parent or RJS by written notice to the other Party to December 31, 2015; provided, further, that (x) the right to extend or terminate this Agreement pursuant to this Section 10.01(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the failure of such Party (or its Subsidiaries, including, in the case of Parent, its Subsidiaries and the members of the Energy Supply Group) to perform or comply with the covenants and agreements of such Party (or its Subsidiaries, including, in the case of Parent, its Subsidiaries and the members of the Energy Supply Group) set forth in this Agreement such that Section 9.02(a) or Section 9.03(a), as applicable, would not be satisfied and (y) no Party shall have the right to terminate this Agreement pursuant to this Section 10.01(b) if (A) the consent of such Party over settlements, consents and Orders as contemplated by the last sentence of Section 8.01(e) is no longer required pursuant to the terms of Section 8.01(e) and (B) all of the conditions to Closing have been satisfied (other than such Regulatory Approval and any such conditions which by their terms are not capable of being satisfied until the Closing Date).

(c) by either Parent or RJS if (i) there is any applicable Law that makes consummation of any component of the Transactions illegal or otherwise prohibited (other than any such restriction or limitation having only an immaterial effect on the Transactions and that does not impose criminal liability or penalties) or (ii) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action (provided the terminating Party must have complied with its obligations hereunder to resist, resolve or lift such Order or other action) permanently restraining, enjoining or otherwise prohibiting any component of the Transactions (other than any such restriction or limitation having only an immaterial effect on the Transactions and that does not impose criminal liability or penalties), and such Order or other action becomes final and non-appealable, provided, however, that the right to terminate pursuant to this Section 10.01(c) shall not be available to any Party whose failure to perform any of its obligations under Section 8.01 resulted in such Order;

(d) by RJS, if Parent, any New Entity or Energy Supply shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representation and warranty shall have become untrue, which breach or failure to perform or to be true (i) would (if it occurred or was continuing as of the Closing Date) result in a failure of a condition set forth in Section 9.01 or Section 9.02 and (ii) cannot be or has not been cured or rendered true within the earlier of (x) thirty (30) days after its receipt of written notice from RJS with respect to such breach or failure to perform or to be true and (y) one (1) Business Day prior to the Outside Date, provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to RJS at any time that RJS is in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction of any condition to the obligations of Parent or NewCo to consummate the Closing (and such violation or breach has not been waived by Parent and NewCo) or, if capable of being cured, has not been cured by RJS; and

(e) by Parent (on behalf of itself, the New Entities and Energy Supply), if RJS shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation and warranty shall have become untrue, which breach or failure to perform or to be true (i) would (if it occurred or was continuing as of the Closing Date) result in a failure of a condition set forth in Section 9.01 or Section 9.03 and (ii) cannot be or has not been cured or rendered true within the earlier of (x) thirty (30) days after its receipt of written notice from Parent with respect to such breach or failure to perform or to be true and (y) one (1) Business Day prior to the Outside Date, provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to Parent at any time that Parent, any New Entity or Energy Supply is in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction of any condition to the obligations of RJS to consummate the Closing (and such violation or breach has not been waived by RJS) or, if capable of being cured, has not been cured by Parent, Energy Supply or any New Entity.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 will give written notice of such termination to the other Party, specifying the provision pursuant to which such termination is effected.

Section 10.02 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 10.01, this Agreement shall become void and have no further force or effect and the Parties shall be relieved of their obligations hereunder and Liability with respect hereto; provided, however, that notwithstanding the foregoing, the provisions set forth in the last two sentences of Section 8.03 and the provisions of this Section 10.02, Section 11.02, Section 11.04, Section 11.06, Section 11.09, Section 11.11, Section 11.12, Section 11.15 and ARTICLE XII shall survive such termination in accordance with their terms; provided, further, that nothing in this Section 10.02 shall be deemed to release any Party from any Liability resulting from fraud or any willful misconduct by such Party that was intended to hinder, delay or prevent the consummation of the Transactions.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Survival of Representations, Warranties and Agreements. Except as provided in the next sentence, none of the representations, warranties or agreements in this Agreement shall survive the Closing. Notwithstanding the preceding sentence (i) the covenants contained in this Agreement that by their terms are to be performed in whole or part after the Closing shall survive the Closing until they have been performed in accordance with their terms, (ii) the representations and warranties set forth in Section 5.07, Section 5.12(a), Section 5.21, Section 6.07, Section 6.12(a) and Section 6.20 shall survive until the date that is eighteen (18) months following the Closing Date solely for purposes of the indemnification obligations set forth in Article V of the Separation Agreement.

Section 11.02 Expenses.

(a) General Rule. Except as otherwise provided in this Agreement or any of the Other Transaction Documents, or unless otherwise mutually agreed by Parent and RJS in writing, all fees and expenses incurred in connection with the Transactions (including Transaction Expenses) shall be paid by the Party incurring such fees or expenses (it being agreed, for clarification, that any Separation Costs shall be deemed to have been incurred by, and are for the account of, Parent).

(b) Shared Expenses. All Shared Expenses shall be borne (i) by NewCo if the Closing Transactions are consummated or (ii) 65% by Parent and 35% by RJS if the Closing Transactions are not consummated. At Closing or as described in Section 2.10, NewCo shall reimburse Parent or RJS (on behalf of RJS or any of its Affiliates), as applicable, for any Shared Expenses paid by such Person (or, in the case of the RJS, RJS or any of its Affiliates) in order to give effect to the obligations set forth in subsection (i) of the foregoing sentence. Parent and/or RJS, as applicable, shall reimburse the other for Shared Expenses in order to give effect to the obligations set forth in subsection (ii) of the foregoing sentence.

(c) Attorney’s Fees. In any Action to enforce any provisions of this Agreement, or where any provision hereof is validly asserted as a defense, the successful Party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

Section 11.03 Entire Agreement. This Agreement (including the Exhibits and Schedules), the Confidentiality Agreements, the Joint Defense Agreement and the Other Transaction Documents, including any related annexes, schedules and exhibits hereto and thereto, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the express subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Documents, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement. If there is a conflict between any provision of this Agreement and a provision of the Confidentiality Agreement, the provisions of this Agreement shall control.

Section 11.04 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all schedules, annexes and exhibits hereto) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.05 Specific Performance; Jurisdiction.

(a) The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Subsidiaries to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of the Parties and their respective Subsidiaries, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. The Parties understand and agree that the right of specific performance is an integral part of the Transactions and, without that right, none of the Parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it at Law or equity, including monetary damages, each of the Parties shall be entitled to seek an injunction or injunctions to prevent actual or threatened breaches of any of the terms, conditions or provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.05 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) No Party shall be liable to another Party or any of its Affiliates (or any of their respective Affiliates) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement, the Separation Agreement or any Other Transaction Document (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim).

(c) Each of the Parties irrevocably and unconditionally agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or Parties or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.06 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.07 Notices. All notices, demands and other communications to be given or delivered to a Party under or by reason of the provisions of this Agreement shall be in writing (including in electronic form) and shall be deemed to have been given (i) if personally delivered, delivered by express courier service of national standing (with charges prepaid), or deposited in the United States mail, first class postage prepaid, on the date of physical receipt or (ii) if delivered by facsimile or electronic mail, if delivered (and, in each case, receipt confirmed in writing) on or before 5:00 p.m. New York City time on a Business Day, and if delivered after 5:00 p.m. New York City time, or during a non-Business Day, on the following Business Day, in each case, to such Party at the address set forth below:

(a)	If to Parent:

c/o PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Attention: General Counsel

Facsimile: (610) 774-4455

Telephone: (610) 774-5587

Email: rjgrey@pplweb.com

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Mario Ponce

Telephone: (212) 455-3442

Facsimile: (212) 455-2502

Email: mponce@stblaw.com

and

Simpson Thacher & Bartlett LLP

2 Houston Center

909 Fannin Street, Suite 1475

Houston, TX 77010

Attention: M. Breen Haire

Telephone: (713) 821-5640

Facsimile: (713) 821-5602

Email: breen.haire@stblaw.com

(b)	If to RJS:

Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: General Counsel

Telephone: (212) 993-0092

Facsimile: (888) 801-9301

Email: scoats@riverstonellc.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Trina Chandler

Telephone: (713) 758-3218

Facsimile: (713) 615-5088

Email: tchandler@velaw.com

(c)	If to Energy Supply, NewCo, HoldCo or Merger Sub, prior to the Closing:

c/o PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Attention: General Counsel

Telephone: (610) 774-4455

Facsimile: (610) 774-5587

Email: rjgrey@pplweb.com

with copies (prior to the Closing) to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Mario Ponce

Telephone: (212) 455-3442

Facsimile: (212) 455-2502

Email: mponce@stblaw.com

and

Simpson Thacher & Bartlett LLP

2 Houston Center

909 Fannin Street, Suite 1475

Houston, TX 77010

Attention: M. Breen Haire

Telephone: (713) 821-5640

Facsimile: (713) 821-5602

Email: breen.haire@stblaw.com

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.07.

Section 11.08 Amendments and Waivers.

(a) This Agreement may not be amended except by an instrument in writing signed by each of the Parties. Any provision of this Agreement may be waived; provided, however, that any such waiver shall be binding only if such waiver is set forth in a writing executed by such waiving Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 11.08(a) and shall be effective only to the extent in such writing specifically set forth.

Section 11.09 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties (and their respective successors and permitted assigns) and does not confer on third parties (including any employees of any member of the Parent Group, the Energy Supply Group, the RJS Group or the Combined Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 11.10 Assignability; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect, except that, without the consent of the other Parties, (a) each of Raven, Jade and/or Sapphire may assign any or all of their respective rights, interests, benefits and/or obligations under this Agreement to one or more newly formed Person(s) that, as of such date of assignment, individually or collectively, shall be wholly owned by Raven, Jade and/or Sapphire and that own, directly, or indirectly, the RJS Subsidiaries and, upon such assignment and assumption by such assignee, such assignor shall be released from all Liability or obligations under this Agreement and (b) any Party (other than Parent) may assign any or all of its rights, interests and benefits and/or obligations under this Agreement (i) to any Person providing any part of the Financings or any agent on behalf of any providers of such Financing for the purposes of creating a security interest herein or otherwise assign as collateral in connection therewith, (ii) to one or more Affiliates of such Party, or (iii) from and after the Closing, to any purchaser of all or substantially all of the assets of such Party; provided, however, that in the case of clause (b)(i), (ii) and (iii), no such assignment shall release such Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.11 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Parent Disclosure Letter or the RJS Disclosure Letter shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless otherwise specified, reference to any agreement, document, instrument or Law means such agreement, document, instrument or Law as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to June 9, 2014, regardless of any amendment or restatement hereof. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “and/or” shall not be exclusive. The word “extent” in the phase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if.” The words “shall” and “will” have the same meaning. All references to dollars or “$” shall be references to United States dollars. Except as otherwise specified herein, all accounting terms shall have their respective meanings under GAAP. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Whenever this Agreement requires a Subsidiary of a Parent to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. For purposes of this Agreement, reference to any information, document or material “provided” or “made available” to a Party shall include information, documents or materials to the extent available in any online “data rooms” established and maintained for purposes of or in connection with the Transactions to which the applicable Party had access prior to the date hereof (and such information, documents or material continue to be available to the applicable Party in such “data rooms” as of the date hereof).

Section 11.12 Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is determined or declared judicially to be invalid, unenforceable or void in any jurisdiction, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such term or provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 11.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.14 Disclosure Letters. There may be included in the Parent Disclosure Letter and/or the RJS Disclosure Letter items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. No information contained in this Agreement or in the Parent Disclosure Letter and/or the RJS Disclosure Letter shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract). Matters reflected in the Parent Disclosure Letter and RJS Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Parent Disclosure Letter and RJS Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Letter and RJS Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face; provided further that no information (i) contained in the Parent Disclosure Letter shall apply to, or be disclosed against, any of the Designated Energy Supply Representations or the representations and warranties set forth in Section 5.12(a) unless expressly set forth in the correspondingly numbered Section of the Parent Disclosure Letter or (ii) contained in RJS Disclosure Letter shall apply to, or be disclosed against, any of the Designated RJS Representations or the representations and warranties set forth in Section 6.12(a) unless expressly set forth in the correspondingly numbered Section of the RJS Disclosure Letter.

Section 11.15 Non-Recourse. None of the Affiliated RJS Persons, nor any past, present or future director, officer, employee, incorporator, agent, attorney or representative of any of the Affiliated RJS Persons or of any of RJS or their Affiliates, or any member, partner or stockholder of any of the Affiliated RJS Persons or of RJS or their Affiliates, shall have any Liability (whether in contract or in tort) for any obligations or Liabilities arising under, in connection with or related to this Agreement or any Other Transaction Document or for any Action or claim based on, in respect of, or by reason of, the Transactions.

ARTICLE XII

DEFINITIONS

Section 12.01 Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided that, from and after the Distribution Time, no member of the Parent Group shall be deemed to be an Affiliate of any member of Energy Supply Group; and, provided, further, that, except as expressly provided herein, no Affiliated RJS Person shall be deemed to be an Affiliate of RJS or any RJS Subsidiary. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated RJS Person” means (i) any direct or indirect portfolio companies owned, managed or controlled by investment funds managed or advised by Riverstone Investment Group LLC or any of its Affiliates (other than a member of the RJS Group) or (ii) any investment fund controlled, managed, or advised by Riverstone Investment Group LLC or any of its Affiliates (other than Carlyle/Riverstone Global Energy and Power Fund III, L.P., Riverstone Global Energy and Power Fund V, L.P., and Riverstone/Carlyle Renewable and Alternative Energy Fund II, L.P.).

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” means the first day on which the Separation Agreement is a binding contract within the meaning of Treasury Regulation Section 1.368-1T(e)(2)(ii)(A).

“Aggregate Authorized NewCo Amount” means an amount equal to (i) the aggregate number of shares of Parent Common Stock outstanding on the Record Date, divided by 65%, plus (ii) a number of additional shares to be mutually agreed by the Parties.

“Aggregate HoldCo Amount” means an amount equal to the number of shares of Parent Common Stock outstanding on the Record Date.

“Aggregate Outstanding NewCo Amount” means an amount equal to the aggregate number of shares of Parent Common Stock outstanding on the Record Date, divided by 65%.

“Ancillary Agreements” means the Employee Matters Agreement, the Shareholders Agreement and the Transition Services Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” has the meaning given to such term in the Separation Agreement.

“Assumed Tax Rate” means 41.5%.

“BargeCo” has the meaning set forth in Section 2.07(e).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cancelled Shares” has the meaning set forth in Section 3.01(b).

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of a partnership or limited liability company, partnership or membership interests or units (whether general or limited), (iii) any other equity interest or equity participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, and (iv) all options, warrants, convertible debt and other rights respecting the interests described in the immediately preceding clauses (i) through (iii).

“Cash” means, as of any date of determination, all cash and cash equivalents, including certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of acquisition thereof, and marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, and investments in money market funds and all deposited but uncleared bank deposits.

“Casualty Event” means, with respect to any Person, any loss, damage or destruction of assets of any of such Person as a result of any act of God, fire, explosion, collision, earthquake, windstorm, flood or other casualty event or any condemnation by any Governmental Authority, but for the avoidance of doubt excluding any loss, damage or destruction as a result of depreciation or ordinary wear and tear; provided, however, that, for the avoidance of doubt, with respect to the members of the Energy Supply Group, a Casualty Event shall include any such loss, damage or destruction of the Energy Supply Assets.

“Certificate of Merger” has the meaning set forth in Section 2.06(b).

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Closing Transactions” has the meaning set forth in Section 2.02(a).

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreement” means all Contracts with the collective bargaining representatives of employees, including those that set forth the terms and conditions of employment of such employees, and all modifications of, or amendments to, such Contracts in existence as of the date hereof.

“Combined Business” has the meaning set forth in the definition of “Combined MAE” in this Section 12.01.

“Combined Group” means, following the Contributions, the Energy Supply Group and the RJS Subsidiaries.

“Combined MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence, individually or in the aggregate, that has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the combined Energy Supply Business and business of the RJS Subsidiaries (the “Combined Business”), taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence (i) generally affecting the economy or the financial, securities or commodities markets in the United States or in the geographies, or the industry or industries in which the Combined Business operate or (ii) resulting from or arising out of: (A) any changes, events or developments in the international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including changes in customer usage patterns; (B) the announcement or the existence of, or compliance with this Agreement, the Separation Agreement or any of the Ancillary Agreements or the consummation of the Transactions; (C) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law (including any Environmental Law) after the date of this Agreement; (D) any changes in GAAP or accounting standards or regulatory accounting requirements applicable to the Combined Business or interpretations thereof after the date of this Agreement; (E) any weather-related or other force majeure event or outbreak of hostilities or escalation thereof or acts of war or terrorism occurring after the date of this Agreement; (F) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be a Combined MAE); (G) any reduction in the expected credit rating of Combined Business (it being understood that the facts, events or circumstances giving rise to or contributing to such change in credit rating may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be a Combined MAE), or results of operations; and (H) seasonal fluctuations in the Combined Business; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (A), (C), (D) or (E) above shall be taken into account in determining whether there has been or would reasonably be expected to be a Combined MAE to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence, individually or in the aggregate, has or would reasonably be expected to have, a disproportionate effect on the Combined Business relative to other participants in the industries in which the Combined Business operates.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 20, 2013 between Parent and Riverstone Investment Group LLC relating to the Transactions.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, sublease, understanding, instrument, note, evidence of indebtedness, mortgage, indenture, security agreement, letter of credit, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Contributions” has the meaning set forth in Section 2.07(d).

“Corporate Energy Supply Subs” means the Energy Supply Subs that are classified as corporations for U.S. federal income tax purposes.

“Deferred Asset” has the meaning given to such term in the Separation Agreement.

“Designated Energy Supply Representations” has the meaning set forth in Section 9.02(b).

“Designated RJS Representations” has the meaning set forth in Section 9.03(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Distribution” has the meaning set forth in Section 2.05(a).

“Distribution Date” means the date on which the Distribution occurs.

“Distribution Time” has the meaning set forth in Section 2.05(a).

“DOJ” means the United States Department of Justice.

“Effective Time” has the meaning set forth in Section 2.06(b).

“Employee Matters Agreement” has the meaning given to such term in the Separation Agreement.

“Energy Funding” has the meaning set forth in Section 5.02(a).

“Energy Marketing and Trading Contracts” means, with respect to an Energy and Marketing Trading Transaction, all master agreements, confirmation, credit support documents, schedules, credit support annexes, cover sheets, master netting agreements, master collateral agreements or similar or related agreements.

“Energy Marketing and Trading Transactions” means (i) the daily or forward purchase and/or sale or other acquisition or disposition of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, renewable energy certificates, early reduction certificates, weather derivatives, demand derivatives and/or related commodities, in each case, whether physical or financial, (ii) the daily or forward purchase and/or sale or other acquisition of fuel, fuel transportation and/or storage rights and/or capacity, mineral rights and/or related commodities, including whether physical or financial, (iii) any Structured Transaction, and (iv) commodity price risk management activities or services.

“Energy Supply” has the meaning set forth in the preamble.

“Energy Supply Assets” has the meaning given to such term in the Separation Agreement.

“Energy Supply Audited Balance Sheet” has the meaning set forth in Section 5.06(e).

“Energy Supply Benefit Plans” has the meaning set forth in Section 5.11(a).

“Energy Supply Business” has the meaning given to such term in the Separation Agreement.

“Energy Supply Business MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence, individually or in the aggregate, that has, or would reasonably be expected to have, a material adverse effect on the Energy Supply Business, the Energy Supply Group, Parent or any of its Subsidiaries with respect to the Energy Supply Business, or the financial condition or results of operations of the Energy Supply Business, taken as a whole, or the ability of Parent, the New Entities or Energy Supply to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence (i) generally affecting the economy or the financial, securities or commodities markets in the United States or in the geographies, or the industry or industries in which Energy Supply and the Energy Supply Subs or the Energy Supply Business operate or (ii) resulting from or arising out of: (A) any changes, events or developments in the international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including changes in customer usage patterns; (B) other than in connection with Section 5.05 and, to the extent related to Section 5.05, Section 9.02(b), the announcement or the existence of, or compliance with this Agreement, the Separation Agreement or any Ancillary Agreement or the consummation of the Transactions; (C) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law (including any Environmental Law) after the date of this Agreement; (D) any changes in GAAP or accounting standards, regulatory accounting requirements applicable to Energy Supply or the Energy Supply Subs or interpretations thereof after the date of this Agreement; (E) any weather-related or other force majeure event or outbreak of hostilities or escalation thereof or acts of war or terrorism occurring after the date of this Agreement; (F) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be an Energy Supply Business MAE); (G) any reduction in the expected credit rating of Energy Supply or any Energy Supply Sub (it being understood that the facts, events or circumstances giving rise to or contributing to such change in credit rating may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be an Energy Supply Business MAE); and (H) seasonal fluctuations in the Energy Supply Business; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (A), (C), (D) or (E) above shall be taken into account in determining whether there has been or would reasonably be expected to be an Energy Supply Business MAE to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has or would reasonably be expected to have a disproportionate effect on the Energy Supply Business, the Energy Supply Group or Parent or any of its Subsidiaries with respect to the Energy Supply Business, relative to other participants in the industries in which the Energy Supply Business operates.

“Energy Supply Closing Refinanced Debt” has the meaning set forth in Section 1.02(a).

“Energy Supply Collective Bargaining Agreements” means all Collective Bargaining Agreements covering Energy Supply Employees.

“Energy Supply Contribution” has the meaning given to such term in the Separation Agreement.

“Energy Supply Credit Policies” means the Financial Risk Management Policy, as reviewed and approved by the Finance Committee of Parent’s board of directors on March 27, 2014, together with the Risk Management Policy for Credit Risk, as reviewed and approved by Parent’s Risk Management Committee on March 19, 2014, each as in effect on the date of this Agreement, true, correct and complete copies of which have been made available to RJS.

“Energy Supply Election” has the meaning given to such term in the Separation Agreement.

“Energy Supply Employees” has the meaning set forth in Section 5.11(a).

“Energy Supply Facilities” has meaning giving to such term in Section 5.15(a).

“Energy Supply Financing” has the meaning set forth in Section 8.09(a). For the avoidance of doubt, any refinancing of an Energy Supply Financing on or prior to the earlier of the Closing Date and the Termination Date permitted in accordance with the terms of this Agreement shall also be deemed an Energy Supply Financing.

“Energy Supply Financing Agreement” means any commitment letter or other agreement entered into with respect to or in connection with the Energy Supply Financing.

“Energy Supply Group” means Energy Supply, HoldCo, NewCo, Merger Sub and each of the Energy Supply Subs.

“Energy Supply Intellectual Property” has the meaning set forth in Section 5.17(a).

“Energy Supply Interim Financial Statements” has the meaning set forth in Section 8.13(a).

“Energy Supply Leases” means, collectively, the Contracts to which any of Parent, any Subsidiary of Parent or any member of the Energy Supply Group is a party or is bound pursuant to which the Leased Premises is leased by any of Parent, any Subsidiary of Parent or any member of the Energy Supply Group.

“Energy Supply Liabilities” has the meaning given to such term in the Separation Agreement.

“Energy Supply Material Contract” has the meaning set forth in Section 5.10(a).

“Energy Supply Payoff Letters” has the meaning set forth in Section 1.02(a).

“Energy Supply Permits” has the meaning set forth in Section 5.09(b).

“Energy Supply Real Property” has the meaning given to such term in the Separation Agreement.

“Energy Supply Refinanced Debt” means the Indebtedness set forth on Section 7.01(c)(vii) of the Parent Disclosure Letter (and includes any refinancing or extension thereof prior to the Closing pursuant to an Energy Supply Financing or otherwise permitted in accordance with Section 7.01(c)(vii)).

“Energy Supply Registered Intellectual Property” has the meaning set forth in Section 5.17(b).

“Energy Supply SEC Filings” has the meaning set forth in Section 5.06(a).

“Energy Supply Subs” has the meaning set forth in Section 5.02(a) and, from and after the Closing, shall include any Subsidiary of Energy Supply that is acquired or formed after the Closing Date and shall exclude any such Person as of the date that such Person is no longer a Subsidiary of Energy Supply.

“Energy Supply Takeover Proposal” means any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) relating to, or which is reasonably expected to lead to, any Energy Supply Takeover Transaction.

“Energy Supply Takeover Transaction” means, other than in connection with the Transactions, (i) other than in the ordinary course of business (and other than any direct or indirect acquisition, tender offer, exchange offer, merger or other similar transaction in respect of the Capital Stock of Parent), any direct or indirect acquisition (whether by purchase, lease, exchange, transfer, merger or consolidation), in a single transaction or a series of related transactions, of any Assets of the Energy Supply Business or of any of the members of the Energy Supply Group that constitute or account for 10% or more of the consolidated assets, consolidated revenues or consolidated net income of the Energy Supply Business, (ii) any direct or indirect acquisition of any Capital Stock, tender offer, exchange offer or other similar transaction of or involving any member of the Energy Supply Group (other than the merger, acquisition, tender offer, exchange offer or other similar transaction in respect of the Capital Stock of Parent), (iii) any merger, consolidation, share exchange, recapitalization, spin-off, consolidation, other business combination or similar transaction (or series of related transactions) involving the Energy Supply Business, the Energy Supply Assets or of the members of the Energy Supply Group (other than any merger, consolidation, share exchange, recapitalization, consolidation, other business combination or similar transaction (or series of related transactions) of Parent), (iv) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any member of the Energy Supply Group, or (v) any other similar transaction (or series of related transactions) involving the Energy Supply Business, the Energy Supply Assets or of the members of the Energy Supply Group that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions. For the avoidance of doubt, the sale solely of the PPL Montana, LLC hydroelectric facilities and related assets to NorthWestern Corporation shall not constitute an Energy Supply Takeover Transaction.

“Energy Supply Tax Amount” means (i) the Energy Supply Taxable Income for an applicable Interim Period (but not less than zero), multiplied by (ii) the Assumed Tax Rate.

“Energy Supply Tax Member” has the meaning set forth in Section 8.17(a).

“Energy Supply Taxable Income” means the aggregate U.S. federal taxable income or loss of Energy Supply and the Energy Supply Subs for an applicable Interim Period, calculated assuming that (i) Energy Supply was a corporation for U.S. federal income tax purposes at all times during such Interim Period, (ii) Energy Supply and the Corporate Energy Supply Subs were a separate affiliated group as defined in Section 1504(a) of the Code, of which Energy Supply was the common parent and the only members of which were the Corporate Energy Supply Subs, and (iii) Energy Supply and the Corporate Energy Supply Subs filed a consolidated return for such Interim Period on the same basis and using the same methodologies as used in the consolidated return of the Parent Group, except that dividend income or distributions from the Energy Supply Subs to Energy Supply or other Energy Supply Subs shall be disregarded, and other intercompany transactions solely among Energy Supply and the Energy Supply Subs, eliminated in consolidation for U.S. federal income tax purposes, shall be given appropriate effect for state and local income tax purposes; provided that Energy Supply Taxable Income shall be calculated disregarding (A) the transactions listed as items 1 through 3 in Section 7.01(c)(i) of the Parent Disclosure Letter (such transactions, collectively, the “Excluded Transactions”), (B) the Spin Transactions, and (C) any tax effects attributable to the Excluded Transactions or Spin Transactions.

“Energy Supply Trading Guidelines” means the Financial Risk Management Policy, as reviewed and approved by the Finance Committee of Parent’s board of directors on March 27, 2014, together with the Risk Management Program for Asset Hedging, Wholesale and Retail Marketing, and Energy Trading, as reviewed and approved by Parent’s Risk Management Committee on March 19, 2014, each as in effect on the date of this Agreement, true, correct and complete copies of which have been made available to RJS.

“Environmental Laws” means all currently applicable Laws relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to Releases or threatened Releases of Hazardous Materials (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials. “Environmental Laws” include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. Sections 703 et seq.), and state laws analogous to any of the above.

“EPAct 2005” has the meaning set forth in Section 5.15(c).

“ERISA” has the meaning set forth in Section 5.11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.02(b).

“Excluded Assets” has the meaning given to such term in the Separation Agreement.

“Excluded Liabilities” has the meaning given to such term in the Separation Agreement.

“Excluded Transactions” has the meaning set forth in the definition of “Energy Supply Taxable Income” in this Section 12.01.

“Existing RJS Subsidiaries” means (i) the Persons identified in Section 2.07(b)(i) – (iii), Section 2.07(c)(i) – (iv) and Section 2.07(d)(i) – (iii) and (ii) the Subsidiaries of the such Persons described in the immediately preceding clause (i).

“EWG” has the meaning set forth in Section 5.15(c).

“FCC” has the meaning set forth in Section 5.05(b).

“FERC” means the United States Federal Energy Regulatory Commission.

“FERC Approval” has the meaning set forth in Section 5.05(b).

“FPA” means the Federal Power Act, as amended.

“FTC” means the United States Federal Trade Commission.

“FTR Speculative Trading” means any Energy Marketing and Trading Transaction that is not a Hedging Trading activity and is related to the purchase and sale of “financial transmission rights” in PJM.

“Final Order” means an action or decision by a Governmental Authority that has not been reversed, enjoined, set aside, vacated, annulled or suspended and as to which (i) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed, (ii) no petition for rehearing or reconsideration of the action is pending and the time for filing any such petition for rehearing has passed, (iii) no Governmental Authority has undertaken to reconsider the action on its own motion and such reconsideration is pending, and (iv) no appeal to a court or a request for stay by a court of the Governmental Authority’s action is pending (including other administrative or judicial review) or in effect and the deadline for filing any such appeal or request has passed.

“Financing Agreements” means, collectively, all Energy Supply Financing Agreements and all RJS Financing Agreements.

“Financing Expenses” means all fees and expenses incurred by any of the Parties or their Affiliates in connection with any Energy Supply Financing and any RJS Financing, including (A) any legal fees of each of RJS, Parent, Energy Supply and their respective Subsidiaries, the underwriters or lenders solely to the extent related thereto, (B) any initial commitment fees, structuring fees or similar fees and expenses associated therewith, and (C) any prepayment premiums or penalties, or breakage fees associated with the refinancing, extension, renewal or replacement of any RJS Refinanced Debt or Energy Supply Refinanced Debt in accordance with the terms of this Agreement.

“Financing Time” has the meaning set forth in Section 2.04.

“Financings” means, collectively, the Energy Supply Financing and the RJS Financing.

“First Interim Period” means the period from the date hereof to (and including) the earliest of December 31, 2014, the Closing Date and the Termination Date.

“Fuel Inventory” means coal (including treated coal and lignite), limestone, petroleum coke, fuel oil, natural gas, uranium (including separative work units) or alternative fuel inventories.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Approvals” has the meaning given to such term in the Separation Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization or any arbitration or mediation tribunal.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “solid wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in Liability under, any applicable Environmental Law.

“Hedging Trading” means (i) in respect of Parent, any Subsidiary of Parent or any member of the Energy Supply Group, any Energy Marketing and Trading Transaction that hedges all or a portion of the inputs and/or output of any Energy Supply Facilities and/or reduces or eliminates risk exposures in respect of such inputs and/or outputs of any Energy Supply Facilities incurred in the ordinary course of business and qualifies for hedge effectiveness under the requirements of either FASB ASC 815 or Energy Supply’s process for defining economic activity for carve-out treatment from ongoing earnings (dated March 28, 2014) and (ii) in respect of the RJS Subsidiaries, any Energy Marketing and Trading Transaction that (A) hedges all or a portion of the inputs and/or outputs of any RJS Facilities and/or reduces or eliminates risk exposures in respect of such inputs and/or outputs of any RJS Facilities and (B) (x) has a delivery/settlement period that ends no later than two (2) calendar years following the commencement of the calendar year when delivery begins or (y) has otherwise been approved by the board of directors of Raven, Jade or Sapphire (or RJS Holdco or other applicable RJS Subsidiary), as applicable, and (C) that, in each case, is not entered into for speculative purposes.

“HoldCo” has the meaning set forth in the preamble.

“HoldCo Common Stock” has the meaning set forth in the recitals.

“HoldCo Contribution” has the meaning given to such term in the Separation Agreement.

“HoldCo Holder” has the meaning set forth in Section 3.02(b).

“HSR Act” has the meaning set forth in Section 5.05(b).

“Indebtedness” means, with respect to a Person at any date, all Liabilities and obligations (without duplication) of such Person (i) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) for any indebtedness evidenced by notes, debentures, bonds or other similar instruments or debt securities; (iii) under any conditional sale, title retention or similar arrangement, or with respect to any deferred purchase price of any Assets or services (but excluding trade accounts payable arising in the ordinary course of business); (iv) in respect of any deferred revenue; (v) other than the Parent Guarantees, in respect of (including contingent reimbursement obligations with respect to) letters of credit and bankers’ acceptances; (vi) to pay rent or other amounts under any lease of real or personal property, or other similar Contract, that is required to be classified or accounted for as a capital lease in accordance with GAAP; (vii) in respect of any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet of such Person), (viii) in respect of any interest rate cap, hedging or swap agreements, foreign currency exchange agreements or similar arrangements; (ix) other than the Parent Guarantees, all guarantees, direct or indirect, of such Person (including to the extent secured by the grant of a Security Interest on the Assets of such Person) in connection with any of the foregoing and any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); and (x) for all accrued and unpaid interest, prepayment premiums or penalties, or breakage fees related to any of the foregoing.

“Intellectual Property” has the meaning given to such term in the Separation Agreement.

“Intended Tax-Free Treatment” means that (i) the Energy Supply Election together with the Internal Distribution qualifies as a reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code, (ii) the HoldCo Contribution together with the Distribution qualifies as a reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code, (iii) the Merger qualifies as a reorganization pursuant to Section 368(a) of the Code, (iv) the Merger and the Contributions will not cause Section 355(e) of the Code to apply to the Distribution or the Internal Distribution, (v) the Merger and the Contributions together qualify as an exchange of property for stock under Section 351 of the Code, and (vi) the Internal Contributions qualify as contributions of property described in Section 351 of the Code.

“Interim Period” means the First Interim Period, the Second Interim Period, or the Third Interim Period.

“Internal Contributions” has the meaning set forth in Section 2.08.

“Internal Distribution” has the meaning given to such term in the Separation Agreement.

“IRS” means the Internal Revenue Service.

“ISO-NE” means ISO New England, Inc., a regional transmission organization that coordinates the movement of wholesale electricity in all or parts of six (6) states.

“IT Equipment” has the meaning given to such term in the Separation Agreement.

“IT Systems” has the meaning given to such term in the Separation Agreement.

“Jade” has the meaning set forth in the preamble.

“Jade Contribution” has the meaning set forth in Section 2.07(c).

“Jade Percentage” means such percentage of the aggregate number of shares of NewCo

Common Stock to be issued to Raven, Jade and Sapphire pursuant to Section 2.07(b), Section 2.07(c) and Section 2.07(d) that shall be allocated to Jade as set forth in the notice delivered by RJS pursuant to Section 2.07(f).

“Joint Defense Agreement” means that certain Joint Defense and Common Interest Agreement, dated as of March 19, 2014, among Parent, Riverstone Investment Group LLC, and the counsel party thereto.

“Knowledge” means, in the case of RJS, the actual knowledge of the persons listed in Section 12.01(a) of the RJS Disclosure Letter as of the date of the representation, and, in the case of Parent, the actual knowledge of the persons listed in Section 12.01(a) of the Parent Disclosure Letter as of the date of the representation.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Leased Premises” has the meaning given to such term in the Separation Agreement.

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Market Dislocation Event” means any event, change, development or occurrence, individually or in the aggregate, that has resulted in material volatility in the commodities markets, including a significant decoupling of systematic risk, pricing and other relevant market conditions, that affects Energy Marketing and Trading Transactions.

“MBR Authority” has the meaning set forth in Section 5.15(c).

“Merger” has the meaning set forth in Section 2.06(a).

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in the recitals.

“Modified ES TSA Payments” means with respect to any Interim Period the excess, if any, of (i) the aggregate amount of payments made by any Energy Supply Tax Member to Parent or any member of the Parent Group pursuant to the Tax Sharing Agreement or Section 8.17(c), with respect to such Interim Period, over (ii) the aggregate amount of payments made by Parent or any member of the Parent Group to any Energy Supply Tax Member pursuant to the Tax Sharing Agreement or Section 8.17(b) of this Agreement, with respect to such Interim Period.

“Modified Parent TSA Payments” means with respect to any Interim Period the excess, if any, of (i) the aggregate amount of payments made by Parent or any member of the Parent Group to any

Energy Supply Tax Member pursuant to the Tax Sharing Agreement or Section 8.17(b), with respect to such Interim Period, over (ii) the aggregate amount of payments made by any Energy Supply Tax Member to Parent or any member of the Parent Group pursuant to the Tax Sharing Agreement or Section 8.17(c), with respect to such Interim Period.

“New Entities” has the meaning set forth in Section 5.01.

“NewCo” has the meaning set forth in the preamble.

“NewCo Common Stock” has the meaning set forth in the recitals.

“NewCo Registration Statement” means the registration statement on Form 10, or such other form under the Securities Act or the Exchange Act as the parties may agree, pursuant to which the shares of NewCo Common Stock will be registered with the SEC.

“Non-Energy Supply Sub” has the meaning given to such term in the Separation Agreement.

“Non-FTR Speculative Trading” means any Energy Marketing and Trading Transaction that is not a Hedging Trading activity (excluding such transitions related to the purchase and sale of “financial transmission rights” in PJM) and, for the avoidance of doubt, shall include mid-market transactions and customer deal flow business, in each case, that are not Hedging Trading activities.

“NRC” has the meaning set forth in Section 5.05(b).

“NYSE” means the New York Stock Exchange.

“OEM” means Siemens AG (the manufacturers of the turbines at Susquehanna).

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Other Transaction Documents” means, collectively, (i) the Separation Agreement and each document, instrument or agreement delivered or to be delivered pursuant to the Separation Agreement (including pursuant to Section 3.02 and Section 3.03 thereof) and (ii) the Ancillary Agreements (including each document, instrument or agreement delivered or to be delivered pursuant thereto).

“Outside Date” has the meaning set forth in Section 10.01(b).

“Outstanding Parent Guarantee” has the meaning set forth in Section 8.10.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the shares of common stock, par value $0.01 per share of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to Raven, Jade and Sapphire immediately prior to the execution of this Agreement.

“Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the Energy Supply Group.

“Parent Guarantees” has the meaning set forth in Section 8.10.

“Parent Regulatory Approvals” has the meaning set forth in Section 5.05(b).

“Parent Transition Services” has the meaning set forth in Section 8.15(b).

“Parent Transition Services Agreement” has the meaning set forth in Section 8.15(b).

“Parties” means Parent, Energy Supply, the New Entities, Raven, Jade and Sapphire; provided, however, that, upon any assignment by Raven, Jade and/or Sapphire contemplated by Section 11.10(a), each assignor thereof shall be deemed a Party (in substitution of Raven, Jade and/or Sapphire).

“Permits” means all franchises, permits, approvals, licenses, easements, variances, consents, authorizations, certificates, rights, registrations, waivers, exemptions of or from Governmental Authorities issued under or with respect to applicable Laws or Orders.

“Permitted Encumbrances” means (a) Security Interests consisting of, in the case of real property, zoning or planning restrictions (none of which are currently violated by the real property subject thereto), easements, servitudes, covenants, conditions, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair or interfere with the use or occupancy of, such real property as it is used in connection with the Energy Supply Business or the business of the RJS Subsidiaries, (b) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith through appropriate proceedings and for which appropriate reserves in accordance with GAAP are reflected in the consolidated financial statements of Energy Supply or of the RJS Subsidiaries, as applicable, (c) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar Security Interests arising or incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith through appropriate proceedings and for which appropriate reserves in accordance with GAAP are reflected in the consolidated financial statements of Energy Supply or of the RJS Group, as applicable, and (d) Security Interests set forth in Section 12.01(b) of the Parent Disclosure Letter with respect to Parent and its Subsidiaries (in respect of the Energy Supply Business) and the members of the Energy Supply Group, or Section 12.01(b) of the RJS Disclosure Letter with respect to the RJS Subsidiaries.

“Permitted Refinancing Amount” means, in respect of the Indebtedness being exchanged for, or extended, refinanced, renewed or replaced, an aggregate amount equal to the sum of (i) the principal amount (or accreted value, if applicable) thereof, plus (ii) all unpaid accrued interest, premium, penalties or breakage fees thereon, (iii) the amount of any existing commitment unutilized and letters of credit undrawn thereunder, and (iv) all expenses incurred in connection therewith.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, other entity or a Governmental Authority.

“PJM” means PJM Interconnection, L.L.C., a regional transmission organization that coordinates the movement of wholesale electricity in all or parts of thirteen (13) states and the District of Columbia.

“PJM MAAC” means the Mid-Atlantic Area Council region of the PJM region.

“Post-Distribution Taxable Period” has the meaning given to such term in the Separation Agreement.

“PPL Susquehanna” has the meaning set forth in Section 5.16(a).

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, to enter into a transaction or series of transactions), whether such transaction is supported by Parent or NewCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which Parent, Energy Funding, NewCo, HoldCo or Energy Supply would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire (directly or indirectly) from Parent, Energy Funding, NewCo, HoldCo or Energy Supply and/or one or more holders of Parent Capital Stock, Energy Funding Capital Stock, NewCo Capital Stock, HoldCo Capital Stock or Energy Supply Capital Stock, an amount of Parent Capital Stock, Energy Funding Capital Stock, NewCo Capital Stock, HoldCo Capital Stock or Energy Supply Capital Stock that could have, in the aggregate and taking into account the transactions contemplated by the Separation Agreement, the effect of causing one or more Persons (including Persons acting in concert) to acquire a fifty percent (50%) or greater interest in Parent, Energy Funding, NewCo, HoldCo or Energy Supply for purposes of Section 355(d) or (e) of the Code. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of value or voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.

“Proposed Amendment” has the meaning set forth in Section 8.07.

“Prudent Operating Practice” means those practices, methods, standards, techniques, specifications, procedures and acts of safety and performance that are commonly used from time to time by electric generation stations in the United States similar in size and type to those in the Energy Supply Business as good, safe and prudent engineering and operating practices in connection with the operation, maintenance, and repair of electric generating and other equipment, facilities and improvements of such electrical generation stations, with commensurate standards of safety, performance, dependability, efficiency and economy, consistent with applicable Law, Permits and applicable Contracts.

“Qualified Decommissioning Fund” has the meaning set forth in Section 5.16(b).

“Raven” has the meaning set forth in the preamble.

“Raven Contribution” has the meaning set forth in Section 2.07(b).

“Raven Percentage” means such percentage of the aggregate number of shares of NewCo Common Stock to be issued to Raven, Jade and Sapphire pursuant to Section 2.07(b), Section 2.07(c) and Section 2.07(d) that shall be allocated to Raven as set forth in the notice delivered by RJS pursuant to Section 2.07(f).

“Raven Power Finance” means Raven Power Finance LLC.

“Real Property Interests” has the meaning given to such term in the Separation Agreement.

“Record Date” means the close of business on the date to be determined by the board of directors of Parent as the record date for determining shareholders of Parent entitled to receive HoldCo Common Stock in the Distribution.

“Record Holders” means the holders of record of Parent Common Stock as of the close of business on the Record Date.

“Regulatory Approval” means any Parent Regulatory Approval or RJS Regulatory Approval.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment, including surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Required Financial Information” has the meaning set forth in Section 8.09(b).

“RJS” has the meaning set forth in the preamble.

“RJS Audited Balance Sheets” has the meaning set forth in Section 6.06(d).

“RJS Audited Financial Statements” has the meaning set forth in Section 6.06(a).

“RJS Benefit Plans” has the meaning set forth in Section 6.11(a).

“RJS Closing Refinanced Debt” has the meaning set forth in Section 8.09(a).

“RJS Disclosure Letter” means the disclosure letter delivered by RJS to Parent immediately prior to the execution of this Agreement.

“RJS Employees” has the meaning set forth in Section 6.11(a).

“RJS Facilities” has the meaning set forth in Section 6.15(a).

“RJS Financial Statements” has the meaning set forth in Section 6.06(a).

“RJS Financing” means, collectively, Indebtedness incurred by any one or more of the RJS Subsidiaries pursuant to (i) an offering of unsecured senior notes issued in a private placement under

Rule 144A or Regulation S of the Securities Act in an amount not to exceed $1,300 million and (ii) a working capital revolving credit facility in an initial principal amount not to exceed $200 million. For the avoidance of doubt, any refinancing of an RJS Financing (other than pursuant to an Energy Supply Financing) on or prior to the earlier of the Closing Date and the Termination Date permitted in accordance with the terms of this Agreement shall also be deemed an RJS Financing.

“RJS Financing Agreement” means any commitment letter or other agreement entered into with respect to or in connection with an RJS Financing.

“RJS Group” means RJS and the RJS Subsidiaries.

“RJS HoldCo” has the meaning set forth in Section 2.07(a). “RJS Intellectual Property” has the meaning set forth in Section 6.16(a).

“RJS Interim Financial Statements” has the meaning set forth in Section 8.13(b).

“RJS Leased Real Property” has the meaning set forth in Section 6.18(a).

“RJS Leases” has the meaning set forth in Section 6.18(a).

“RJS MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence, individually or in the aggregate, that has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the RJS Subsidiaries, taken as a whole, or the ability of RJS to consummate the Closing Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence (i) generally affecting the economy or the financial, securities or commodities markets in the United States or in the geographies, or the industry or industries in which the RJS Subsidiaries operate or (ii) resulting from or arising out of: (A) any changes, events or developments in the international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including changes in customer usage patterns; (B) other than in connection with Section 5.05 and, to the extent related to Section 5.05, Section 9.03(b), the announcement or the existence of, or compliance with this Agreement, the Separation Agreement or any Ancillary Agreement or the consummation of the Transactions; (C) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law (including any Environmental Law) after the date of this Agreement; (D) any changes in GAAP or accounting standards or regulatory accounting requirements applicable to the RJS Subsidiaries or interpretations thereof after the date of this Agreement; (E) any weather-related or other force majeure event or outbreak of hostilities or escalation thereof or acts of war or terrorism occurring after the date of this Agreement; (F) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be an RJS MAE); (G) any reduction in the credit rating of any RJS Subsidiary (it being understood that the facts, events or circumstances giving rise to or contributing to such change in credit rating may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be an RJS MAE); and (H) seasonal fluctuations in the business of the RJS Subsidiaries; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (A), (C), (D) or (E) above shall be taken into account in determining whether there has been or would reasonably be expected to be an RJS MAE to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence, individually or in the aggregate, has or would reasonably be expected to have a disproportionate effect on the RJS Subsidiaries, taken as a whole, relative to other participants in the industries in which the RJS Subsidiaries operates.

“RJS Material Contract” has the meaning set forth in Section 6.10(a).

“RJS Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements, servitudes and other interests and rights appurtenant thereto, owned by any RJS Subsidiary.

“RJS Payoff Letters” has the meaning set forth in Section 1.02(b).

“RJS Permits” has the meaning set forth in Section 6.09(b).

“RJS Refinanced Debt” means the Indebtedness set forth on Section 7.02(c)(viii) of the RJS Disclosure Letter (and includes any refinancing or extension thereof prior to the Closing pursuant to an RJS Financing or otherwise permitted in accordance with Section 7.02(c)(viii)).

“RJS Registered Intellectual Property” has the meaning set forth in Section 6.16(b).

“RJS Regulatory Approvals” has the meaning set forth in Section 6.05(b).

“RJS Separation Plan” has the meaning set forth in Section 2.07(a).

“RJS Separation Transactions” has the meaning set forth in Section 2.07(a).

“RJS Subsidiaries” means, collectively, the Existing RJS Subsidiaries, RJS HoldCo (if any), and each Subsidiary of RJS HoldCo (if any) that owns, directly or indirectly, the Existing RJS Subsidiaries.

“RJS Takeover Proposal” means any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) relating to, or which is reasonably expected to lead to, any RJS Takeover Transaction.

“RJS Takeover Transaction” means, other than in connection with the Transactions, (i) other than in the ordinary course of business (and other than the acquisition, tender offer, exchange offer or other similar transaction in respect of any direct or indirect equity interests in any of the funds managed or advised by, or general partners associated with, Riverstone Investment Group LLC or any of its Affiliates), any direct or indirect acquisition (whether by purchase, lease, exchange, transfer, merger or consolidation), in a single transaction or a series of related transactions, of any Assets of the RJS Subsidiaries that constitute or account for 10% or more of the consolidated assets, consolidated revenues or consolidated net income of the RJS Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition of any Capital Stock, tender offer, exchange offer or other similar transaction of or involving any of the RJS Subsidiaries (other than the acquisition, tender offer, exchange offer or other similar transaction in respect of any direct or indirect equity interests in any of the funds managed or advised by, or general partners associated with, Riverstone Investment Group LLC or any of its Affiliates), (iii) any merger, share exchange, recapitalization, spin-off, consolidation, other business combination or similar transaction (or series of related transactions) involving any of the RJS Subsidiaries (other than any merger, consolidation, share exchange, recapitalization, consolidation, other business combination or similar transaction (or series of related transactions) of any of the funds managed or advised by, or general partners associated with, Riverstone Investment Group LLC or any of its Affiliates), (iv) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any of the RJS Subsidiaries, or

(v) any other similar transaction (or series of related transactions) involving the RJS Subsidiaries that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

“RJS Transition Services” has the meaning set forth in Section 8.15(c).

“RJS Transition Services Agreement” has the meaning set forth in Section 8.15(c).

“RJS Unaudited Financial Statements” has the meaning set forth in Section 6.06(a).

“Sapphire” has the meaning set forth in the preamble.

“Sapphire Contribution” has the meaning set forth in Section 2.07(d).

“Sapphire Percentage” means such percentage of the aggregate number of shares of NewCo Common Stock to be issued to Raven, Jade and Sapphire pursuant to Section 2.07(b), Section 2.07(c) and Section 2.07(d) that shall be allocated to Sapphire as set forth in the notice delivered by RJS pursuant to Section 2.07(f).

“Sapphire Power Finance” means Sapphire Power Finance LLC.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.06(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Interim Period” means the period from January 1, 2015 to (and including) the earliest of December 31, 2015, the Closing Date and the Termination Date, if the Closing or the Termination Date does not occur prior to January 1, 2015.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, hypothecation, security interest, pledge, lien, charge, claim, option, indenture, deed of trust, right to acquire, voting or other restriction, licenses to third parties, leases to third parties, royalty obligation, security agreements, right-of-way, condition, easement, encroachment, restrictions or limitations on use of real or personal property, right of first refusal or other restriction on transfer or any other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws. For the avoidance doubt, offset and netting provisions arising pursuant to Contracts shall not constitute Security Interests.

“Separation Agreement” means the Separation Agreement, dated as of the date of this Agreement, among the Parties (other than Merger Sub).

“Separation Costs” means all fees and expenses incurred by any of Parent, any Subsidiary of Parent or any member of the Energy Supply Group in connection with (i) the Spin Transactions and (ii) except as described in the immediately preceding clause (i), the Transactions (other than Shared Expenses).

“Separation Date” has the meaning given to such term in the Separation Agreement.

“Separation Time” has the meaning given to such term in the Separation Agreement.

“Separation Transactions” has the meaning given to such term in the Separation Agreement.

“Shared Expenses” means (i) all requisite filing fees incurred by any of the Parties or their Affiliates (but not expenses of counsel to any Party) in respect of any notice submitted pursuant to the Antitrust Laws, including the HSR Act; (ii) all fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the SEC contemplated by Section 8.04, (iii) all fees and expenses that are expressly described in this Agreement as constituting Shared Expenses or are listed on Section 12.01(c)(iii) of the Parent Disclosure Letter or Section 12.01(c)(iii) of the RJS Disclosure Letter, (iv) all Financing Expenses, (v) all fees and expenses incurred by any of the Parties or their Affiliates in connection with obtaining any consents from any applicable lenders and satisfying the conditions in respect of any applicable change of control provisions and other events of default arising out of or in connection with the consummation of the Transactions in respect of any RJS Refinanced Debt that will remain outstanding following the Closing, and (vi) all fees and expenses incurred by any of the Parties or their Affiliates (but not expenses of counsel to any Party) in connection with (A) the Merger; (B) any consultant retained for or on behalf of the members of the Energy Supply Group or the Combined Group with the agreement of both Parent and RJS and listed on Section 12.01(c)(iv) of the Parent Disclosure Letter and (C) any other product or service agreed upon by the Parties in good faith to be obtained or incurred primarily for the benefit of NewCo and its Subsidiaries; provided that, notwithstanding the foregoing (except to the extent constituting Financing Expenses), (a) all fees and expenses of financial, legal, accounting and other professional advisors retained by Parent or its Affiliates, including Morgan Stanley & Co. LLC , Citigroup Global Markets Inc., Simpson Thacher & Bartlett LLP, K&L Gates LLP and Ernst & Young shall be Transaction Expenses of Parent, (b) all fees and expenses of financial, legal, accounting and other professional advisors retained by RJS or its Affiliates, including J.P. Morgan Securities LLC, Vinson & Elkins L.L.P., Winston & Strawn and PricewaterhouseCoopers LLC shall be Transaction Expenses of RJS and (c) all fees and expenses for all independent market consultants and economic analysis consultants shall be Transaction Expenses borne by the Party incurring them; provided, further, that, in the event that (x) the Closing Transactions are not consummated, then all Financing Expenses in connection with (I) any RJS Financing or (II) an Energy Supply Financing which refinances the Specified Energy Supply Refinanced Debt or the incurrence of the Indebtedness permitted to be incurred pursuant to Section 7.01(c)(vii)(D) of the Parent Disclosure Letter shall not be Shared Expenses, but instead shall be Transaction Expenses of RJS (in the case of the Indebtedness described in the immediately preceding clause (I)) and Parent (in the case of the Indebtedness described in the immediately preceding clause (II)), or (y) the Closing Transactions are consummated and an RJS Financing is subsequently refinanced at or prior to Closing, then the Financing Expenses in connection with the first RJS Financing shall be Transaction Expenses and shall not be Shared Expenses.

“Shareholders Agreement” means a Shareholders Agreement between NewCo and RJS on the terms and conditions set forth in Exhibit E attached hereto and otherwise on terms and conditions mutually reasonably satisfactory to the Parties.

“Specified Encumbrances” means, collectively, (i) Permitted Encumbrances, (ii) any Security Interest securing any of the Financings, (iii) subject to the repayment of the RJS Refinanced Debt in accordance with Section 2.09 or solely to the extent that any RJS Refinanced Debt would remain outstanding following the Closing in accordance with the terms of this Agreement, any Security Interest securing such RJS Refinanced Debt, (iv) Security Interests securing Hedging Trading activities or Indebtedness of the type described in clause (viii) of the definition of “Indebtedness,” in each case, existing as of the date of the Agreement or permitted to be engaged in or incurred pursuant to Section 7.02(c)(vi) or Section 7.02(c)(viii)(D) and (v) cash collateral securing letters of credit permitted to be issued pursuant to Section 7.02(c)(viii)(E).

“Specified Energy Marketing and Trading Contracts” means Energy Marketing and Trading Contracts of the type set forth on Section 12.01(d) of the Parent Disclosure Letter.

“Specified Energy Supply Entities” means all members of the Energy Supply Group, other than PPL EnergyPlus, LLC, PPL Treasure State, LLC and PPL EnergyPlus Retail, LLC.

“Specified Energy Supply Refinanced Debt” means the Indebtedness set forth on Section 12.01(e) of the Parent Disclosure Letter.

“Spin Transactions” has the meaning given to such term in the Separation Agreement.

“Straddle Period” has the meaning given to such term in the Separation Agreement.

“Structured Transaction” means a non-standard commodity or a highly negotiated transaction with respect to the purchase or sale of a commodity not offered over the counter or on an exchange, in each case, within the following business segments: (i) load-following arrangements for the supply of power and energy; (ii) agreements to supply capacity, underlying or load shape energy and/or power basis hedges to municipalities or cooperatives, (iii) energy management agreements, and (iv) heat-rate call options, tolling agreements, and similar arrangements, and (v) weather or other non-standard options and derivatives unrelated to Hedging Trading activities.

“Sublease Agreement” has the meaning given to such term in the Separation Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the Capital Stock of such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Surviving Company” has the meaning set forth in Section 2.06(a).

“Susquehanna” has the meaning set forth in Section 5.16(a).

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or any tax based upon, measured by or calculated with respect to the generation of electricity or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Tax Documents” has the meaning given to such term in the Separation Agreement.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information), including amendments thereto, and including any return filed by a nuclear decommissioning trust.

“Tax Sharing Agreement” has the meaning set forth in Section 8.17(a).

“Termination Date” has the meaning set forth in Section 7.01(a).

“Third Interim Period” means the period from January 1, 2016 to (and including) the earliest of December 31, 2016, the Closing Date and the Termination Date, if the Closing or the Termination Date does not occur prior to January 1, 2016.

“Third-Party Claim” has the meaning given to such term in the Separation Agreement.

“Topaz Power Holdings” means Topaz Power Holdings LLC.

“TPM” means Topaz Power Management, LP.

“Trademarks” has the meaning given to such term in the Separation Agreement.

“Transaction Expenses” means all costs, fees and expenses incurred by the Parties or their Affiliates in connection with the Transactions (including fees and expenses of legal counsel, accountants, investment bankers and other Representatives and consultants, if any), whether or not paid prior to Closing. For the avoidance of doubt, Shared Expenses shall not be Transaction Expenses of any Party.

“Transactions” means the Separation Transactions, the Spin Transactions, the Closing Transactions, the RJS Separation Transactions, the Financings and the other transactions contemplated by this Agreement and the Other Transaction Documents.

“Transfer” has the meaning set forth in Section 7.01(c)(iii).

“Transition Services” has the meaning set forth in Section 8.15(b).

“Trustee” has the meaning set forth in Section 5.16(d).

“WARN Act” has the meaning set forth in Section 7.01(c)(xviii).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

PPL CORPORATION

By:	/s/ William H. Spence
	Name:	William H. Spence
	Title:	Chairman, President and
Chief Executive Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr
	Name:	Paul A. Farr
	Title:	Executive Vice President

TALEN ENERGY CORPORATION

By:	/s/ William H. Spence
	Name:	William H. Spence
	Title:	President

TALEN ENERGY HOLDINGS, INC.

By:	/s/ William H. Spence
	Name:	William H. Spence
	Title:	President

TALEN ENERGY MERGER SUB, INC.

By:	/s/ William H. Spence
	Name:	William H. Spence
	Title:	President

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

RAVEN POWER HOLDINGS LLC

By:	/s/ Charles C. Cook
	Name:	Charles C. Cook
	Title:	President and Chief Operating Officer

SAPPHIRE POWER HOLDINGS LLC

By:	/s/ Charles C. Cook
	Name:	Charles C. Cook
	Title:	President and Chief Operating Officer

C/R ENERGY JADE, LLC

By:	/s/ Charles C. Cook
	Name:	Charles C. Cook
	Title:	President and Chief Operating Officer

[Signature Page to Transaction Agreement]